     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1997
--------------------------------------------------------------------------------
                                                       REGISTRATION NO. 333-1024
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                            -----------------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            -----------------------
                      UNITED ARTISTS THEATRE CIRCUIT, INC.
            (EXACT NAME OF  REGISTRANT AS SPECIFIED IN ITS CHARTER)

          MARYLAND                             7832                           13-1424080
(STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                      9110 EAST NICHOLS AVENUE, SUITE 200
                           ENGLEWOOD, COLORADO  80112
                                 (303) 792-3600
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  KURT C. HALL

 CHIEF OPERATING OFFICER, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                      UNITED ARTISTS THEATRE CIRCUIT, INC.
                      9110 EAST NICHOLS AVENUE, SUITE 200
                           ENGLEWOOD, COLORADO  80112
                                 (303) 792-3600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            -----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            -----------------------
If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

     IN CONNECTION WITH THE ORIGINAL FILING ON FORM S-4, A REGISTRATION FEE OF $40,259.66 WAS PAID TO THE ORDER OF THE COMMISSION.

================================================================================

                     UNITED ARTISTS THEATRE CIRCUIT, INC.

                             CROSS REFERENCE SHEET
        Pursuant to Item 501(b) of Regulation S-K Showing the Location
                 of Information Required by Part I of Form S-4

 ITEM
 ----
NUMBER  CAPTION                      CAPTION IN PROSPECTUS
------  -------                      ---------------------
 1.     Forepart of Registration     Outside Front Cover Page; Cross Reference
        Statement and Outside Front  Sheet; Inside Front Cover Page
        Cover Page of Prospectus

 2.     Inside Front and Outside     Inside Front Cover Page; Outside Back Cover
        Back Cover Pages of          Page; Available Information; Table of Contents
        Prospectus

 3.     Risk Factors, Ratio of       Prospectus Summary; Risk Factors;  Selected
        Earnings to Fixed Charges    Financial Information; Business
        and Other Information

 4.     Terms of the Transaction     Prospectus Summary; Description of the
                                     Certificates; Certain Federal Income Tax
                                     Consequences

 5.     Pro Forma Information        Not Applicable

 6.     Material Contacts with the   Not Applicable
        Company Being Acquired

 7.     Additional Information for   Not Applicable
        Reoffering by Persons and
        Parties Deemed to be
        Underwriters

 8.     Interests of Named Experts   Experts; Legal Opinions
        and Counsel

 9.     Disclosure of Commission     Not Applicable
        Position on
        Indemnification for
        Securities Act Liabilities

10.     Information with Respect     Not Applicable
        to S-3 Reference

11.     Incorporation of Certain     Not Applicable
        Information by Reference

12.     Information with Respect     Inside Front Cover Page; Prospectus Summary;
        to S-2 or S-3 Registrants    Risk Factors; United Artists; Capitalization;
                                     Selected Financial Information; Management's
                                     Discussion and Analysis of Financial
                                     Condition and Results of Operations;
                                     Business; Management; Certain Transactions;
                                     Expert Financial Statements

13.     Incorporation of Certain     Available Information; Incorporation of
        Information by Reference     Certain Documents by Reference

14.     Information with Respect     Not Applicaple
        to Registrants Other than
        S-3 or S-2 Registrants

15.     Information with Respect     Not Applicable
        to S-3 Companies

16.     Information with Respect     Not Applicable
        to S-2 or S-3 Companies

17.     Information with Respect     Not Applicable
        to  Companies Other Than
        S-3 or S-2 Registrants

18.     Information if Proxies,      Not Applicable
        Consents or Authorization
        are to be Solicited

19.     Information if Proxies,      Incorporation of Certain Documents by
        Consents or Authorization    Reference; Management; Certain Transactions
        are not to be Solicited or
        in an Exchange Offer


                                EXPLANATORY NOTE

     This Registration Statement contains a propspectus (the "Market-Making Prospectus") relating to certain market-making activities with respect to the Certificates which may, from time to time, be carried out by Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Market-Making Prospectus follows immediately after this Explanatory Note.

PROSPECTUS
-----------

                     UNITED ARTISTS THEATRE CIRCUIT, INC.
    1995-A PASS THROUGH TRUST 9.3% PASS THROUGH CERTIFICATES, SERIES 1995-A
                          __________________________

     Interest on the United Artists Theatre Circuit, Inc. 1995-A Pass Through Trust's (the "Pass Through Trust") 9.3% Pass Through Certificates, Series 1995-A (the "Certificates") is payable semi-annually on January 1 and July 1 of each year, accruing from December 13, 1995 at a rate of 9.3% per annum. The Certificates were issued pursuant to an exchange offer (the "Exchange Offer") in exchange for an equal principal amount of 9.3% Pass Through Certificates, Series 1995-A (the "Old Certificate"). Principal on the Certificates is payable semi-annually on January 1 and July 1 of each year commencing July 1, 1996. See "Description of the Certificates."

     The Certificates are not direct obligations of, or guaranteed by, United Artists Theatre Circuit, Inc. ("United Artists" or "UATC"). However, pursuant to a Lease Agreement (the "Lease") between United Artists and the owner trustee (the "Owner Trustee") the amounts unconditionally payable by United Artists under the Lease will be sufficient to pay in full when due all payments of the principal of, premium, if any, and interest on the Certificates.

     Prior to the consummation of the Exchange Offer, there was no public market for the Old Certificates or Certificates. If a market for the Certificates should develop, the Certificates could trade at a discount from their principal amount. The Pass Through Trust does not intend to list the Certificates on a national securities exchange. There can be no assurance that an active public market for the Certificates will develop.


 FOR A DISCUSSION OF CERTAIN RISK FACTORS IN CONNECTION WITH THE CERTIFICATES,
                         SEE "RISK FACTORS" ON PAGE 12.
                          __________________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
                          __________________________

     This Prospectus is to be used by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") and Morgan Stanley & Co., Incorporated ("MS & Co.") in connection with offers and sales of the Certificates in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. MLPF&S and MS & Co. may act as principal or as agent in such transactions. United Artists did not receive any portion of the proceeds sales of such Certificates and will bear the expenses incident to the registration thereof under the Securities Act of 1933, as amended (the "Securities Act"). See "Certain Transactions" for a description of the ownership of capital stock of United Artists' parent company by affiliates of MLPF&S.

                          __________________________

                  The date of this Prospectus is July 15, 1997

                             AVAILABLE INFORMATION

     UATC has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the New Certificates offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to UATC and the New Certificates, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete, and, in each instance, reference is made to the Registration Statement. The Registration Statement (and the exhibits thereto) can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; or at its regional offices at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     UATC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Commission. Such reports and other information can be inspected and copied at prescribed rates at the public reference facilities mentioned above.

     If UATC ceases to be subject to the informational reporting requirements of the Exchange Act, UATC has agreed that, so long as any Certificates remain outstanding, it will file with the Commission and distribute to holders of the Certificates copies of the financial information that would have been contained in annual reports and quarterly reports that UATC would have been required to file with the Commission pursuant to the Exchange Act, including management's discussion and analysis of financial condition and results of operations. Such financial information shall include annual reports containing consolidated financial statements and certificates thereto, together with an opinion thereon expressed by an independent public accounting firm, as well as quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of each fiscal year. UATC also will make such reports available to prospective purchasers of the Certificates, securities analysts and broker-dealers upon their reasonable request.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 33-49598) pursuant to the Exchange Act are incorporated herein by reference:

     1. United Artists Theatre Circuit, Inc.'s ("United Artists" or "UATC") Annual Report on Form 10-K for the fiscal year ended December 31, 1996;
     2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996.

     Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE FINANCIAL REPORTING DEPARTMENT, UNITED ARTISTS THEATRE CIRCUIT, INC. 9110 EAST NICHOLAS AVENUE, ENGLEWOOD, COLORADO 80112, TELEPHONE NUMBER (303) 792-3600.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           -----

Available Information....................................................      2
Prospectus Summary.......................................................      4
Risk Factors.............................................................     12
United Artists...........................................................     18
Use of Proceeds..........................................................     20
Capitalization...........................................................     21
Selected Financial Information...........................................     22
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................     24
Business.................................................................     36
Management...............................................................     49
Certain Transactions.....................................................     51
Structure of the Transaction.............................................     51
The Properties...........................................................     52
Diagram of Payments......................................................     54
Description of the Certificates..........................................     55
Description of the Mortgage Note.........................................     66
Description of the Lease.................................................     76
Description of Certain Indebtedness......................................     82
Certain Federal Income Tax Consequences..................................     92
Certain Connecticut Taxes................................................     96
ERISA Considerations.....................................................     96
Plan of Distribution.....................................................     97
Legal Opinions...........................................................     98
Experts..................................................................     98
Index to Financial Statements............................................    F-1
Glossary of Certain Terms................................................   AI-1
Description of Certain Covenants.........................................  AII-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and financial statements and notes thereto contained elsewhere or incorporated by reference in this Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Prospectus.

                                 UNITED ARTISTS

  United Artists believes that it is one of the largest theatrical exhibitors of motion pictures in the United States in terms of number of screens operated. United Artists was founded in 1926 by shareholders including Mary Pickford, Douglas Fairbanks, Sam Goldwyn and Joe Schenck. From its founding through the 1980's, UATC expanded its theatrical exhibition activities through acquisitions and partnerships with other operators. As of March 31, 1997, UATC owned and operated 2,259 screens at 371 theatre locations in 26 states and Puerto Rico and through investments in various joint venture companies, operated 103 screens at 20 theatres in Hong Kong, Singapore, Mexico and Argentina. See "Business-- Theatre Properties." Consolidated admissions revenue for UATC's theatres for the three months ended March 31, 1997 and the year ended December 31, 1996 were approximately $121.7 million and $466.5 million, respectively. Over 82% of UATC's screens are located in theatres with five or more screens. As of March 31, 1997, UATC's average number of screens per theatre was 6.1.

  United Artists' principal business is that of motion picture exhibition and its revenue is principally derived from theatre admissions and concession sales. United Artists licenses films from all of the major and independent film distributors and is not overly dependent on any one film distributor for film product. Due to an increasing supply of films from the various major and minor studios, theatre admissions revenue for the industry as a whole has been relatively stable over the last 20 years and has posted four consecutive record years from 1992 through 1996. Other revenue is generated primarily from on-screen advertising, electronic video games located in theatre lobbies, and theatre rentals, the rental of theatres on a networked and non-networked basis for corporate meetings, seminars and other training/educational uses and other miscellaneous sources.

  UATC's theatres are particularly focused in large and medium sized metropolitan areas in California, southern New York (primarily New York City and Long Island), New Jersey, Florida, Texas, eastern Pennsylvania (including Philadelphia), Louisiana, Colorado (primarily Denver), Georgia, and certain areas in North and South Carolina. UATC has strong positions in most of the major metropolitan markets in these geographic areas. The states which represent the largest geographic concentration of theatres and screens operated accounted for approximately 57% of UATC's total screens at March 31, 1997 and approximately 63% of UATC's total revenue for the three months ended March 31, 1997 and were as follows:

                     Total Number  Total Number    Percent of
                     of Theatres    of Screens   Total Revenue
                     ------------  ------------  --------------
California                69           368             20%
New York                  39           191             15
Florida                   27           227              8
Texas                     31           219              8
Pennsylvania              30           148              8
Louisiana                 19           136              4


  The majority of United Artists' theatres are located in free-standing buildings or are "anchor" tenants in regional malls or strip-centers and are equipped with state of the art projection and sound equipment. While UATC (or its affiliates) owns some of its theatres, most of the theatres are leased through long-term operating leases. As a result of new construction and the sale or closure of older, smaller theatres, over 20% of UATC's screens have been constructed over the last five years.

  United Artists believes that it is the largest exhibitor in many of the communities which it serves and that its theatres are generally regarded as attractive by film suppliers and patrons. Management believes that these factors may give UATC a competitive cost advantage with respect to UATC's operations.

OPERATING STRATEGY

  As part of its operating strategy, United Artists intends to increase the number of its multiscreen theatres ("multiplexes") through new construction and additions and selective renovations to existing theatres, and increase its concession sales through increased emphasis on employee training, selling techniques and more efficient theatre design. This multiplex strategy in combination with the emphasis on its concession operations is designed to improve revenue and profitability by enhancing attendance and concession sales, theatre utilization and operating efficiencies and provide a better clustering of theatres around regional and district management centers. Consistent with this strategy, UATC also intends to close or sell non-strategic or less profitable theatres, thereby improving overall operating margins. From December 31, 1988 through March 31, 1997, UATC sold or closed 409 theatres (1,222 screens) and added 101 theaters (791 screens). UATC's average number of screens per theatre has increased from 3.9 at December 31, 1988 to 6.1 at March 31, 1997.

  During December 1996, subsequent to the resignation of UATC's former Chief Executive Officer, a more focused theatre development and capital investment strategy was initiated. As part of this strategy, UATC will focus its capital investment activities towards developing new theatres and renovating existing key theatres in its strategically important United States markets and will increase its efforts to sell, close or exchange certain of its existing theatres (in most cases smaller theatres) which are not profitable or which are not located in geographically strategic areas. In addition, UATC will seek to monetize certain of its international investments through a restructuring of its joint ventures with its partners, or a sale of its interests for cash, or in exchange for theatres located in its strategic markets in the United States. This strategy is intended to provide a higher level of management focus on strengthening UATC's competitive position in its United States markets where it has existing strong operating positions. In addition, this strategy is intended to provide increased liquidity from the disposal of non-cash flow producing investments and theatres that are in markets which have limited growth potential and/or which UATC does not intend to invest the capital required to defend its position. This increased liquidity combined with the elimination of underperforming theatres will be redeployed into the development of higher margin new theatres or used to reduce UATC's debt.

  As part of its development plans, United Artists intends to construct theatres which have a good balance between the number of auditoriums and the size of those auditoriums. This balance will allow UATC to provide an adequate number of screens sought by distributors and increased entertainment value to patrons afforded by larger auditoriums. In addition to increasing the number of screens in certain locations, UATC is also constructing theatres with stadium seating, upgraded seats and other design features which are appropriate for the markets in which the theatres are located. United Artists has also developed new motion picture and other uses for its theatre complexes in an effort to attract new patrons and to make better use of its facilities during periods in which theatrical attendance is low. See "Business--Other New Business Initiatives."

   During the three months ended March 31, 1997, UATC opened six theatres (61 screens) and closed three theatres (12 screens). During 1996, UATC developed and opened 15 theatres (130 screens) and added eight new screens to three existing theatres, and sold 39 theatres (188 screens) and closed 15 theatres (57 screens) in the United States. The new theatres are located primarily in areas where UATC has a significant operating presence. As a result of this existing presence, a minimal amount of incremental district and divisional overhead is expected to be incurred in order to operate these theatres. Many of the theatres sold or closed were not profitable or were in areas which are not part of UATC's long-term strategic plans. In addition, as part of UATC's previous investment strategy, during 1996, investments were made in one theatre (four screens) in Singapore, three theatres (33 screens) in Mexico, and three theatres (six screens) in Hong Kong.

  As part of its strategic plan, UATC intends to continue to dispose of, through sale or lease terminations, certain of its operating theatres and real estate which are non-strategic or underperforming. This plan involves as many as 100 theatres (410 screens). Net proceeds from these increased disposition efforts will be used to repay existing debt and/or redeployed into new higher margin theatres. While there can be no assurance that such sales or lease termination efforts will be successful, several sales and lease negotiations have been completed and negotiations are ongoing with respect to several other theatres and parcels of real estate. During the three months ended March 31, 1997 and the year ended December 31, 1996, UATC sold 39 theatres (188 screens) and closed 18 theatres (69 screens). The theatres which were sold provided UATC with approximately $20.5 million of net cash proceeds. The majority of theatres which were closed were unprofitable and those that were sold were not considered part of UATC's long-term strategic plans. In April 1997, the Company sold its Hong Kong investment to its partners for $17.5 million, which resulted in a gain of approximately $11.0 million for financial reporting purposes.

   In conjunction with its new operating strategy, UATC initiated a corporate restructuring plan in December 1996 which is intended to provide a higher level of focus on UATC's domestic theatrical business at a lower annual cost. This corporate restructuring which was completed in January 1997 is projected to reduce annual general and administrative expenses by approximately 20%. In conjunction with this corporate restructuring plan, UATC recorded a $1.9 million restructuring charge in 1996 for severance and other related expenses.

The address of United Artists' principal executive office is 9110 East Nicholas Avenue, Suite 200, Englewood, CO 80112, telephone number (303) 792-3600.

SEE "RISK FACTORS," COMMENCING ON PAGE 12 HEREIN, FOR A DESCRIPTION OF CERTAIN RISK FACTORS IN CONNECTION WITH THIS EXCHANGE.

                      SUMMARY OF TERMS OF NEW CERTIFICATES

     In connection with the Sale-Leaseback Transaction (as defined below), the Pass Through Trust completed a private placement of $116,753,000 principal amount of the Old Certificates. In connection with the sale of the Old Certificates, the purchasers thereof became entitled to the benefits of a registration rights agreement (the "Registration Rights Agreement"). Pursuant to the terms of the Registration Rights Agreement, United Artists effected the Exchange Offer pursuant to which an equal principal amount of Certificates were issued in exchange for an equal principal amount of Old Certificates in order to provide the purchasers of Old Certificates with securities registered under the Securities Act. The form and terms of the Certificates are the same as the form and terms of the Old Certificates except that the Certificates are registered under the Securities Act. See "Description of the Notes."

Glossary............. Included at the end of this Prospectus as Appendix I is a
                      Glossary of certain of the significant defined terms used herein.

Pass Through Trust... The United Artists Theatre Circuit, Inc. 1995-A United
                      Artists Pass Through Trust (the "Pass Through Trust") was formed pursuant to the Pass Through Trust Agreement (the "Agreement") between United Artists and Fleet National Bank, as trustee thereunder (the "Trustee").

Trust Property....... The property of the Pass Through Trust (the "Trust
                      Property") consists of a mortgage note (the "Mortgage Note") issued on a nonrecourse basis by the owner trustee (the "Owner Trustee") which was used to finance not more than 92.5% of the value of 14 United Artists Properties and 17 Prop II Properties (which were previously leased to United Artists) which were acquired by the Owner Trustee. Pursuant to the Lease Agreement (the "Lease") between the Owner Trustee and United Artists, all such Properties were leased to United Artists concurrently with the issuance of the Mortgage Note (collectively, the "Sale-Leaseback Transaction"). Pursuant to the Agreement, the Pass Through Trust acquired the Mortgage Note, which bears interest at the same rate as the Certificates and will mature on the final distribution date of the Certificates. See "Structure of the Transaction" and "Description of the Certificates General."

Regular Distribution
 Dates............... January 1 and July 1, commencing July 1, 1996.

Special Distribution
 Dates............... The 1st day of any month.

Record Dates......... The fifteenth day preceding a Regular Distribution
                      Date or a Special Distribution Date.

Initial Average
 Life Date........... The initial average life date for the Certificates is January 4, 2009 and will change after principal repayments of the Mortgage Note commence.

Distributions...... All payments of principal, Make-Whole Premium, if any, and interest received by the Trustee on the Mortgage Note will be distributed by the Trustee to the Certificateholders on the Regular Distribution Dates referred to above, except in certain cases where the Mortgage Note has been redeemed or is in default. Payments of principal and interest on the Mortgage Note are scheduled to be received by the Trustee and distributed to the Certificateholders on such Regular Distribution Dates. Payments of principal of, Make-Whole Premium, if any, and interest on the Mortgage Note resulting from any redemption thereof, or from actions taken in connection with an Indenture Default, will be distributed on a Special Distribution Date after not less than 20 days' notice from the Trustee to the Certificateholders. For a discussion of distributions upon an Indenture Default, see "Description of the Certificates--Payments and Distributions."

Interest........... Interest will be passed through to the Certificateholders on each January 1 and July 1, commencing July 1, 1996, at 9.3% per annum, on the unpaid principal amount of the Mortgage Note.

Principal.......... Principal of the Mortgage Note will be payable in scheduled amounts, commencing July 1, 1996 in accordance with the principal repayment schedule set forth herein under "Description of the Mortgage Note--Principal and Interest Payments."

Prepayment of
 Mortgage Note at
 a Premium......... (a)  If at any time after January 1, 2006, United Artists shall determine that a Property is uneconomic, obsolete or surplus to its needs and does not elect to exercise its rejectable offer of substitution , then the Mortgage Note may be redeemed in part at a redemption price equal to the unpaid principal amount of the Mortgage Note allocated to such Property (the "Allocated Debt Amount") plus accrued but unpaid interest thereon (together with the Allocated Debt Amount, the "Redemption Price") plus a Make-Whole Premium, See "Description of the Mortgage Note-- Redemption" for a description of the manner of computing the Make-Whole Premium.


                    (b) If, at any time during the last three years of the Lease term, there shall occur a Major Repair Event or a Major Requirement Event (as hereinafter defined), and United Artists does not elect to exercise its rejectable offer of substitution, then the Mortgage Note shall be redeemed in part in an amount equal to the Redemption Price plus a Make-Whole Premium.

                         (c) If an Indenture Default arising from a Lease Event
                             of Default shall have occurred and be continuing for a period of between 180 days and 270 days and the Indenture Trustee shall not have given notice of its intent to accelerate the Mortgage Note, the Owner Trustee may elect to redeem or purchase the Mortgage Note in whole at a price equal to the aggregate unpaid principal amount thereof, plus accrued but unpaid interest thereon, plus any other amounts then due and payable with respect to the Mortgage Note, plus a Make-Whole Premium.

                         See "Description of the Mortgage Note--Redemption."

Prepayment of
 Mortgage Note at Par... (a) Upon the occurrence of an Event of Loss (as hereinafter defined) with respect to a Property and the election by United Artists not to exercise its rejectable offer of substitution , the Mortgage Note shall be redeemed in part at a redemption price equal to the Redemption Price plus any other amounts then due and payable with respect to the Mortgage Note, but without premium.

                         (b) If an Indenture Default arising from a Lease Event
                             of Default shall have occurred and (i) be continuing for a period of 270 days or more during which time the Mortgage Note has not been accelerated or (ii) the Indenture Trustee shall have given notice of its intent to accelerate the Mortgage Note, the Owner Trustee may elect to redeem or purchase the Mortgage Note at a price equal to the aggregate unpaid principal amount thereof, plus accrued but unpaid interest thereon, plus any other amounts then due and payable with respect to the Mortgage Note, but without premium.

                         (c) On February 1, 1997, if any Incomplete Property (as
                             hereinafter defined) has not been completed by December 31, 1996, and United Artists has been unable to exercise its substitution right, then on such date the Mortgage Note shall be redeemed in part at a redemption price equal to the aggregate Redemption Price for each such Incomplete Property, but without premium.

                         See "Description of the Mortgage Note--Redemption."

Security................ The Owner Trustee issued one Mortgage Note to the Pass
                         Through Trust pursuant to a single trust indenture (the "Base Indenture"). The Base Indenture has been supplemented, with respect to each Property, by a mortgage, leasehold mortgage, deed of trust, assignment of leases and rents, security agreement, financing statement and first supplemental mortgage (each, a "Supplemental Indenture"). Pursuant to the Supplemental Indentures, the Mortgage Note is secured, with respect to the Properties, by (i) an assignment to the Indenture Trustee of certain of the Owner Trustee's rights under the Lease, including the right to receive base rentals and certain other amounts payable thereunder by United Artists, (ii) a first mortgage lien on the Building Improvements and Estates for Years (each as hereinafter defined) related to the Properties, (iii) the Owner Trustee's rights under the Option (as hereinafter defined) related to the Properties and (iv) a first mortgage lien on the Remainderman Trustee's remainder interest in the underlying land (collectively, the "Indenture Estate").

                    With respect to each of the five Properties, the construction of which was not completed as of the Closing Date (the "Incomplete Properties"), the Mortgage Note was secured by a first mortgage lien on the Estates for Years and remainder interests related to such Properties and the Building Improvements related to such Properties, to the extent such Building Improvements were constructed, plus cash in an amount equal to the cost to the Owner Trustee of the Building Improvements related to such Properties. Such cash was held in escrow pending completion of each Property. Upon completion of each Incomplete Property, the cost of the Building Improvements related to such Incomplete Property was paid to United Artists and the Mortgage Note was secured with respect to such Property as described in the preceding paragraph.

                    See "Description of the Mortgage Note--Security" and "-- Indenture Defaults, Notice and Waiver."

                    Although the Mortgage Note is not a direct obligation of, or guaranteed by, United Artists, the amounts unconditionally payable by United Artists under the Lease will be sufficient to pay in full when due all payments of the principal of, Make-Whole Premium, if any, and interest on the Mortgage Note. See "Description of the Mortgage Note--Redemption" and "--Security." None of the Trustee, the Certificateholders or the Indenture Trustee will have recourse in respect of the Mortgage Note against the Owner Trustee or the Owner Participant. See "Description of the Mortgage Note-- General."

Use of Proceeds.... The proceeds from the sale of the Certificates were used to purchase the Mortgage Note in order to finance not more than 92.5% of the value of the Properties acquired by the Owner Trustee.

                    The proceeds received by Prop II of approximately $51.4 million from the sale of 17 Properties were used to repay its outstanding mortgage debt. The proceeds received by United Artists of approximately $48.4 million from the sale of 14 Properties were used to prepay rent pursuant to the Lease through June 30, 1996 of $6.7 million, repay outstanding bank debt and/or make investments of approximately $39.5 million and to pay certain transaction expenses of approximately $2.2 million. In addition, approximately $22.0 million of the proceeds were held in escrow by the Indenture Trustee pending completion of the Incomplete Properties. United Artists applied such proceeds, as they were released from escrow, to reduce outstanding bank debt.

Certain Covenants.. United Artists has agreed to be bound by certain covenants that, among other things, will restrict the ability of United Artists and its Restricted Subsidiaries (as defined in Appendix II) to: incur additional indebtedness; pay dividends or make distributions in respect of their capital stock; make investments or make certain other restricted payments; transfer assets; issue or sell stock of Restricted Subsidiaries; enter into transactions with stockholders or affiliates; or consolidate, merge or sell all or substantially all of their assets. Certain of these covenants will not be applicable in the event that (and for so long as) the Certificates are rated Investment Grade by both Moody's and S&P. See "Description of the Lease--The Participation Agreement" and Appendix II.

Federal Income Tax
 Consequences...... In the opinion of counsel to United Artists, the Pass
                    Through Trust will be classified as a grantor trust for federal income tax purposes, and each holder of an interest in the Certificates will be treated as the owner of a pro rata undivided interest in the Mortgage Note and any other property held in the Pass Through Trust and will be required to report on its federal income tax return its pro rata share of income from the Mortgage Note and other property in accordance with such holder's method of accounting. See "Certain Federal Income Tax Consequences."

ERISA
 Considerations.... The Certificates, with certain exceptions, are eligible for purchase by employee benefit plans. A fiduciary considering purchasing Certificates for or on behalf of an employee benefit plan should consider the issues discussed in "ERISA Considerations."

Market............. There is no public market for the Certificates. United
                    Artists does not intend to apply for listing of the Certificates on a securities exchange. No assurance can be given that an active trading market for the Certificates will develop or that any such market would be sustainable.

Settlement at DTC.. Transfers of certificates between participants in The
                    Depository Trust Company ("DTC") will be effected in the ordinary way in accordance with DTC rules and will be settled in next day funds.

For more complete information regarding the New Certificates, see "Description of the New Certificates."

                                  RISK FACTORS

Prospective investors in the Certificates should carefully consider the risk factors set forth below, as well as the other information set forth in this Prospectus..

RANK; SECURITY INTERESTS

   UATC's obligations under the Lease are general unsecured obligations of UATC. UATC's principal indebtedness, the 11 1/2% Senior Secured Notes due 2002 (the "11 1/2% Notes") and the Senior Bank Facilities (as amended and restated on May 1, 1995, the "Restated Bank Credit Agreement"), are secured by a first priority security interest in the issued and outstanding capital stock of certain material subsidiaries of UATC (the "Subsidiary Guarantors") and are guaranteed by OSCAR I Corporation, a Delaware corporation ("OSCAR I"), which owns all of the issued and outstanding capital stock of UATC and of United Artists Realty Company ("UAR"), and by the Subsidiary Guarantors. Such guarantees by the Subsidiary Guarantors are full and unconditional and joint and several and are respectively referred to herein as the "Subsidiary Note Guarantees" or the "Subsidiary Bank Guarantees" and together as the "Subsidiary Guarantees." Such guarantees of the 11 1/2% Notes and the Restated Bank Credit Agreement by OSCAR I are full and unconditional and joint and several and are respectively referred to herein as the "OSCAR I Note Guarantee" and the "OSCAR I Bank Guarantee" and together as the "Guarantees." The Guarantees are secured by a first priority security interest in all the issued and outstanding capital stock of UATC and UAR. See "Description of Certain Indebtedness." As described in Appendix II, the Participation Agreement permits UATC to incur (and OSCAR I and the Subsidiary Guarantors to guarantee) certain additional indebtedness, including additional secured indebtedness. Although the Mortgage Note will be secured by the Properties, UATC's obligations under the Lease will not be secured or guaranteed. As a result of the foregoing, in the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of UATC, or upon the acceleration of UATC's obligations under the Restated Bank Credit Agreement or the 11 1/2% Notes, proceeds from the sale of the stock of the Subsidiary Guarantors and the assets of the Subsidiary Guarantors and OSCAR I would first be applied to pay obligations under the Restated Bank Credit Agreement, the 11 1/2% Notes and any additional secured or guaranteed indebtedness before any such proceeds are used to satisfy obligations under the Lease. Revenue generated by the Subsidiary Guarantors represented less than 5% of UATC's total revenue for the three months ended March 31, 1997 and the year ended December 31, 1996. Any unsecured indebtedness that is not subordinated to the Lease would rank pari passu in right of payment to UATC's obligations under the Lease. As of March 31, 1997, UATC had outstanding approximately $391.6 million of indebtedness under the Restated Bank Credit Agreement and the 11 1/2% Notes and $7.3 million of other indebtedness.

   Subject to certain restrictions in the Restated Bank Credit Agreement and under the indenture for the 11 1/2% Notes, the UATC Preferred Stock and the Preferred Stock (each as defined in "United Artists") are exchangeable at the option of UATC and OSCAR I into subordinated notes of UATC (in the case of the UATC Preferred Stock) and of OSCAR I or UATC (in the case of the Preferred Stock) (as the case may be, the "UATC Exchange Notes" or the "OSCAR I Exchange Notes," and, together, the "Exchange Notes"). The UATC Exchange Notes would be unsecured subordinated obligations.

LEVERAGE

   The indebtedness incurred in connection with the Acquisition (as defined in "United Artists"), including the indebtedness under the Restated Bank Credit Agreement and the 11 1/2% Notes, resulted in debt-to-total-capitalization as of March 31, 1997 for UATC and its subsidiaries on a consolidated basis of 95.6%. UATC had net losses of $2.3 million for the three months ended March 31, 1997 and $46.6 million for the year ended December 31, 1996. In order to repay the obligations incurred in connection with the Acquisition and to satisfy its obligations under the Lease, UATC will be required to generate substantial operating cash flow. The ability of UATC to meet its debt service, rental and other obligations will depend on the future performance of UATC, which will be subject to prevailing economic conditions and to financial, business and other factors beyond the control of UATC. While UATC believes that based upon current levels of operations and completion of its business plan it will be able to meet its debt service and rental obligations, there can be no assurances with respect thereto. See "Selected Financial Information" for information regarding the operating cash flow and debt service obligations of UATC.

RESTRICTIONS UNDER FINANCING AGREEMENTS; VARIABLE INTEREST RATE

   The Restated Bank Credit Agreement contains certain financial and other covenants, including covenants requiring UATC to maintain certain financial ratios and restricting the ability of UATC and its subsidiaries to incur indebtedness or to create or suffer to exist certain liens. The Restated Bank Credit Agreement also requires that certain amounts of indebtedness thereunder be repaid by specified dates. The ability of UATC to comply with such provisions may be affected by events beyond its control. A failure to make any required payment under the Restated Bank Credit Agreement or to comply with any of the financial and operating covenants included in the Restated Bank Credit Agreement would result in an event of default thereunder, permitting the lenders to vote to accelerate the maturity of the indebtedness under the Restated Bank Credit Agreement and to vote to foreclose upon the collateral securing the Restated Bank Credit Agreement.

   Any such acceleration could also result in the acceleration of the 11 1/2% Notes and UATC's and its subsidiaries' other indebtedness. The indenture relating to the 11 1/2% Notes also contains certain covenants and restrictions which, if not complied with, would result in an event of default thereunder permitting holders of the 11 1/2% Notes to accelerate the 11 1/2% Notes. Any such event of default or acceleration could also result in the acceleration of the Restated Bank Credit Agreement. The acceleration of the Restated Bank Credit Agreement, the 11 1/2% Notes or any refinancings thereof would also result in an increase in the dividend rate payable on the Preferred Stock and the UATC Preferred Stock and on the interest rate payable on any Exchange Notes, and would entitle the holders of any Exchange Notes to accelerate the indebtedness thereunder. If the lenders under the Restated Bank Credit Agreement or the holders of the 11 1/2% Notes accelerate the maturity of the indebtedness thereunder, there can be no assurance that UATC and OSCAR I will have sufficient assets to satisfy (to the extent applicable) their respective obligations under the Lease, the Restated Bank Credit Agreement, the 11 1/2% Notes, the Guarantees and the Subsidiary Guarantees.

   The lenders under the Restated Bank Credit Agreement have issued standby letters of credit with an aggregate face amount of $12.5 million for the benefit of certain holders of indebtedness of United Artists Properties I Corp. ("UAP I") If the holders of any such indebtedness were to draw upon any such letters of credit, such lenders party to the Restated Bank Credit Agreement would be entitled to demand repayment from UATC of any amounts so drawn under such letters of credit. If UATC were not able to pay such amounts, such lenders would be entitled to accelerate the indebtedness under the Restated Bank Credit Agreement and to foreclose on the assets securing the Restated Bank

Credit Agreement. See "Business--Certain Transactions with UAR and its Subsidiaries--Guarantee."

   UATC's indebtedness under the Restated Bank Credit Agreement bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, with respect to a portion of the indebtedness under the Restated Bank Credit Agreement, such rates are required to be fixed for limited periods of time). If interest rates increase, UATC may be unable to meet its debt service obligations and its rental obligations under the Lease. As of March 31, 1997, UATC had interest rate caps expiring through 1998 at rates ranging from 6 1/2% to 7 1/2% on $125.0 million of debt.

POTENTIAL INABILITY TO FULLY EXERCISE REMEDIES

   The Indenture provides that the Indenture Trustee will not exercise foreclosure remedies under the Indenture for an Indenture Event of Default which results from a Lease Event of Default unless it has exercised or is exercising material remedies seeking to dispossess UATC under the Lease, unless such exercise of remedies under the Lease shall be stayed by law, governmental authority or court order. However, if such a stay remains in effect 270 days after the occurrence of such Lease Event of Default, then the Indenture Trustee may exercise remedies under the Indenture without exercising material remedies under the Lease. The Indenture also provides the Owner Trustee with the right under certain circumstances to cure an Indenture Default that results from the occurrence of a Lease Event of Default. In general, the Owner Trustee has the right under the Lease to cure defaults by UATC, subject to a limit of curing no more than three consecutive or six cumulative defaults in the payment of Fixed Rent.

   The foregoing provisions relating to rights to cure and limitations on the exercise of remedies by the Owner Trustee and the Indenture Trustee may delay the Owner Trustee and the Indenture Trustee from exercising the full range of remedies otherwise available to them. Any such delay in the exercise of remedies with respect to the Properties or UATC may impair the ability of the Owner Trustee and the Indenture Trustee, at such time as they may be permitted to exercise remedies, to realize sufficient funds to satisfy the then unpaid obligations with respect to the Mortgage Note (and thus on the Certificates). This may be the case if, at the time remedies are permitted to be exercised, the value of the Properties has decreased due to the then prevailing market conditions or because UATC has fewer assets available to satisfy all of its creditors. See "Description of the Mortgage Note--Remedies."

POTENTIAL INABILITY TO REALIZE FULL VALUE OF COLLATERAL UPON FORECLOSURE

   The Mortgage Note is secured by the Properties. UATC believes that the aggregate value of the Properties is greater than the aggregate principal amount of the Mortgage Note. However, certain factors that adversely affect the ability of a lender to realize fair market value of real property in a mortgage foreclosure, including the scarcity of buyers at foreclosure sales, the need to sell property with few or no representations and warranties and the limited opportunity for buyers to perform diligence investigations, create conditions in which it may be difficult or impossible in the context of a foreclosure sale of the Properties, either individually or in the aggregate, to realize sufficient value to satisfy the then unpaid obligations with respect to the Mortgage Note. Thus, the amount passed through to the Certificateholders might be less than the amount due on the Certificates. See "The Properties" and "Description of the Mortgage Note--Security" for a description of the Properties.

POSSIBLE REJECTION OF LEASE IN BANKRUPTCY

   If UATC were to become a debtor in a bankruptcy proceeding under the Bankruptcy Code, UATC or its bankruptcy trustee could reject the Lease. If the bankruptcy court treated the Lease as a true lease and approved the rejection of the Lease, such rejection would constitute a breach of the Lease and, as provided in applicable non-bankruptcy law, deprive UATC of the use and possession of all of the Properties. If the Lease were rejected, rental payments thereunder would terminate, thereby leaving the Owner Trustee (and by virtue of the assignment effected by the Indenture, the Indenture Trustee) without regular rent payments and with a claim for damages as a source of payment of amounts due under the Mortgage Note. Under section 502(b)(6) of the Bankruptcy Code, a claim by a lessor for damages resulting from the rejection by a debtor of a lease of real property is limited to an amount equal to the rent reserved under the lease, without acceleration, for the greater of one year or 15 percent (but not more than three years) of the remaining term of the lease, plus rent already due but unpaid. There can be no assurance that any such claim for damages would be sufficient to provide for the repayment of amounts then due under the Mortgage Note. Regardless of any limitation of damages pursuant to section 502(b)(6) of the Bankruptcy Code, the Indenture Trustee could also seek to foreclose upon its lien and security interest in the Properties under applicable state law, which lien and security interest would not be affected by rejection of the Lease, and apply the proceeds of any foreclosure sale to any amounts unpaid with respect to the Mortgage Note. See "Description of the Lease--Consequences of United Artists' Bankruptcy."

COMPETITION

   UATC's operations are subject to varying degrees of competition with other theatre circuits and independent theatres with respect to, among other things, licensing films, attracting patrons and obtaining new theatre sites. Management believes that UATC is well positioned within its industry and that the theatre exhibition industry as a whole will continue to play a leading role in the exhibition and marketing of motion pictures and in the entertainment industry as a whole.

   Management believes that the principal competitive factors with respect to film licensing include acceptable licensing terms, seating capacity, prestige and location of an exhibitor's theatres, the quality of the theatre in general, especially of projection and sound, and the exhibitor's ability and willingness to promote the films. Management also believes that ongoing relationships with film distribution and production companies are important in continuously obtaining a competitive mix of available films.

   The competition for patrons is dependent upon factors such as the availability of popular films, the location of the theatres, the comfort and quality of the theatres and ticket prices. Film patrons are not necessarily "brand" conscious and generally choose a theatre to attend based on film selection, location and quality of the theatre.

   Motion pictures are generally made available through various distribution
methods of various dates after the theatrical release date.   The release dates
of motion pictures in these other "distribution windows" begin four to six months after the theatrical release date with video cassette rentals, pay-per-view, pay television, other basic cable television services and broadcast network and syndicated television. While there can be no assurance that such trends will continue in the future, despite the proliferation of these other distribution systems, industry theatre admissions have increased during each of the last five years. Theatrical distribution remains the cornerstone of a films financial success as it is the focal distribution window for the public's evaluation of films and for motion picture promotion. The extent, if any, to which such other entertainment media and other forms of home entertainment will compete with the business of

UATC may not be known for several years and there can be no assurance that the development of such alternative media will not materially adversely affect the business or financial condition of UATC in the future. See "Business-- Competition."

AVAILABILITY OF MOTION PICTURES

   UATC's business is dependent upon the availability and quality of motion pictures. Accordingly, poorly performing motion pictures and/or any significant disruption in the production of popular motion pictures by the major motion picture production companies or independent producers may have an adverse effect on UATC's financial position and results of operations.

GOVERNMENTAL REGULATION AND LITIGATION

   For a discussion of certain governmental regulations and certain litigation, see "Business--Legal Proceedings" and "--Governmental Regulations."

ABSENCE OF A MARKET FOR THE CERTIFICATES

   The Certificates are a new issue of securities for which there is currently no active trading market.

   United Artists does not intend to list the New Certificates on any securities exchange. No assurance can be given that an active trading market for the New Certificates will develop or that any such market would be sustainable.

CERTAIN FRAUDULENT TRANSFER CONSIDERATIONS

   Various laws, including laws relating to fraudulent conveyance, enacted for the protection of creditors may have applied to UATC's entering into the Sale-Leaseback Transaction. If a court were to find, in a bankruptcy or reorganization proceeding under the Bankruptcy Code, that UATC did not receive fair consideration or reasonably equivalent value in exchange for the Properties and, at the time of entering into the Sale-Leaseback Transaction, (i) was insolvent, (ii) was rendered insolvent by reason of such transaction, (iii) was engaged in a business or transaction for which the assets remaining in UATC constituted unreasonably small capital or (iv) intended to incur, assumed or believed it would incur debts beyond its ability to pay such debts as they matured, such court, subject to applicable statutes of limitation, could invalidate, in whole or in part, the Sale-Leaseback Transaction as a fraudulent conveyance or, if the Sale-Leaseback Transaction were recharacterized as a loan, subordinate such indebtedness to existing or future creditors of UATC and/or find that the liens granted are unenforceable. Alternatively, a conveyance is considered fraudulent and therefore void against creditors if (i) it was made with the intention to delay or defraud creditors and such intention was known to the party acquiring the property, (ii) the transaction was not for valuable consideration and was made by an insolvent debtor or (iii) the debtor was insolvent at the time and transferred or assigned its property in trust and reserved a benefit of the property to itself.

   The measure of insolvency for purposes of the foregoing varies depending on the law of the jurisdiction which is being applied. In general, UATC would be considered insolvent at a particular time if the sum of its debts was then greater than all of its property at a fair valuation or if the present fair saleable value of its assets was then less than the amount that would be required to pay its probable liabilities on its existing debts as they became absolute and matured.

   Additionally, it is possible that a court could find that the indebtedness incurred or assumed by UATC in connection with the Acquisition was fraudulent and that the Sale-Leaseback Transaction is also fraudulent because the proceeds of the Sale-Leaseback Transaction were used to refinance a portion of such indebtedness. It is also possible that the ongoing lease payment obligations could be considered a fraudulent conveyance to the extent UATC is insolvent and does not receive fair consideration therefor. This situation could arise if the rent payable under the Lease is not reasonably equivalent to the rental value of the Properties. UATC believes that the rentals payable under the Lease are a fair consideration for the use of the Properties. To the extent that a federal or state proceeding invalidates the transactions described in this Prospectus, a creditor or representative of creditors of UATC could seek to avoid the Sale-Leaseback Transaction. This would result in an Indenture Event of Default and would allow the Indenture Trustee to exercise its remedies under the Indenture.

   On the basis of UATC's historical financial information and its recent operating history as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" (and taking into account that UATC and its subsidiaries will have received fair consideration for their sale of the Properties and the proceeds of such sale will have been used to repay outstanding indebtedness), UATC believes that, at the time of the Sale-Leaseback Transaction, UATC was not insolvent and was not rendered insolvent, and has sufficient capital for the businesses in which it is engaged and is able to pay its debts as they mature.

                                 UNITED ARTISTS


   United Artists believes that it is one of the largest theatrical exhibitors of motion pictures in the United States in terms of number of screens operated. United Artists was founded in 1926 by shareholders including Mary Pickford, Douglas Fairbanks, Sam Goldwyn and Joe Schenck. From its founding through the 1980's, UATC expanded its exhibition activities through acquisitions and partnerships with other operators. As of March 31, 1997, UATC owned and operated 2,259 screens at 371 theatre locations in 26 states and Puerto Rico, and through investments in various joint venture companies, operated 103 screens at 20 theatres in Hong Kong, Singapore, Mexico and Argentina. See "Business--Theatre Properties." Consolidated admissions revenue for UATC's theatres for the three months ended March 31, 1997 and the year ended December 31, 1996 were approximately $121.7 million and $466.5 million, respectively. Over 82% of UATC's screens are located in theatres with five or more screens. As of March 31, 1997, UATC's average number of screens per theatre was 6.1.

   On May 12, 1992, OSCAR I purchased all of the issued and outstanding capital stock of UATC (the "Acquisition") from an affiliate of Tele-Communications, Inc., a Delaware corporation ("TCI"). In connection with the Acquisition, OSCAR I was also issued 92,500 shares of Series A Cumulative Redeemable Exchangeable Preferred Stock of UATC (the "UATC Preferred Stock"). OSCAR I was formed by Merrill Lynch Capital Partners, Inc. ("MLCP") on February 4, 1992 solely to effect the Acquisition.

   Simultaneously with the Acquisition, the Non-Management Investors (as defined below) formed OSCAR II Corporation ("OSCAR II"), separately acquiring from an affiliate of TCI all of the outstanding capital stock of UAR. UAR and its subsidiaries, UAP I and Prop II, were the owners and lessors of certain operating theatre properties then leased to and operated by UATC and its subsidiaries, including certain of the Properties that were acquired by the Owner Trustee in the Sale-Leaseback Transaction. The acquisition of UAR by OSCAR II is herein referred to as the "UAR Acquisition" and, collectively with the Acquisition and the acquisition by OSCAR I of all of the capital stock of each of UAB, Inc. and UAB II, Inc., the "Acquisitions." OSCAR I and OSCAR II are hereinafter referred to together as the "Purchaser." As of March 31, 1997 outstanding mortgage debt of UAR and UAP I, which is secured by their respective theatre properties aggregated approximately $62.9 million.

   On February 28, 1995, OSCAR II was merged into OSCAR I. The merger was effected by a one-for-one share exchange. As a result of this merger, OSCAR II ceased to exist and OSCAR I became the parent company of UATC and UAR. In conjunction with the Sale-Leaseback Transaction, the equipment from the Prop II theatres sold and the remaining 11 theatres owned by Prop II were contributed to UATC. The contribution of these theatres was accounted for in a manner similar to a pooling of interests.

   As a result of the various transactions described above, the corporate structure of OSCAR I and UATC are as follows:


                                    OSCAR I
                                      |
                       |--------------|---------------|
                       |                              |
                      UAR.............................UATC
                                                      |
                               Affilate Leases        |
                                                      |
                    Prop I............................|



   OSCAR I is owned by affiliates of MLCP and certain institutional investors (the "Non-Management Investors"), as well as certain members of management of UATC. As of March 21, 1997, MLCP and its affiliates owned in the aggregate approximately 86.1% of the issued and outstanding capital stock of OSCAR I, certain institutional investors owned in the aggregate approximately 8.7% of the issued and outstanding capital stock of OSCAR I and certain members of management of UATC and others owned in the aggregate approximately 5.2% of the issued and outstanding capital stock of OSCAR I. In addition, 138,076 shares of Series A Cumulative Redeemable Exchangeable Preferred Stock of OSCAR I (the "Preferred Stock") having an aggregate liquidation preference of $138.1 million were outstanding at March 31, 1997.

   On May 1, 1995, UATC restated its bank credit agreement used to effect the Acquisition with the Restated Bank Credit Agreement. The Restated Bank Credit Agreement provides for a $250 million delayed draw term loan facility, $87.5 million of revolving loan and letters of credit commitments and $12.5 million of standby letters of credit. The Restated Bank Credit Agreement is secured by the stock of UATC and substantially all of UATC's subsidiaries and is guaranteed by OSCAR I and substantially all of UATC's subsidiaries. In addition, in conjunction with the merger of OSCAR II into OSCAR I, the stock of UAR was also pledged as additional security.

   OSCAR I is not an operating company, currently conducts no independent operations, and has no significant assets other than the issued and outstanding capital stock of UATC and UAR which it owns.

   United Artists was incorporated under the laws of the State of Maryland on May 22, 1926. The principal executive offices of United Artists are located at 9110 East Nichols Avenue, Englewood, Colorado 80112, and its telephone number is
(303) 792-3600.

                                USE OF PROCEEDS


   In conjunction with the issuance of the Old Certificates, Prop II received approximately $51.4 million from the sale of 17 Properties and United Artists received approximately $48.4 million from the sale of 14 Properties. The Prop II proceeds were used to repay the outstanding Prop II mortgage debt. The United Artists proceeds were used to prepay lease rent pursuant to the Lease through June 30, 1996 of approximately $6.7 million, repay outstanding bank debt and/or make investments of approximately $39.5 million and to pay certain transaction expenses of approximately $2.2 million. In addition, proceeds of approximately $22.0 million were held in escrow pending completion of the Incomplete Properties. United Artists applied such proceeds, as they were released from escrow, to fund construction costs of the Incomplete Properties.

                                 CAPITALIZATION

The following table sets forth the capitalization of United Artists as of March 31, 1997. The information set forth below should be read in conjunction with the historical financial statements and related notes of UATC that are included elsewhere in this Prospectus.

                                                        MARCH 31, 1997
                                                        ---------------
                                                         (IN MILLIONS)
Debt(1):
  Term Loans..........................................         $ 237.6
  Revolving Loans.....................................            29.0
  11 1/2% Notes.......................................           125.0
  Other...............................................             7.3
                                                               -------
     Total Debt.......................................           398.9
                                                               -------
Stockholder's Equity:
  Preferred Stock(2)..................................           176.0
  Common Stock........................................              --
  Additional Paid-In Capital..........................            46.9
  Accumulated Deficit.................................          (204.8)
  Cumulative Foreign Currency Translation Adjustment..            (0.5)
  Intercompany Account................................             0.6
                                                               -------
     Total Stockholder's Equity.......................            18.2
                                                               -------
       Total Capitalization...........................         $ 417.1
                                                               =======

(1) In addition to the Debt detailed above, UATC had $15.8 million of Letters of Credit outstanding at March 31, 1997.

(2) The terms of the Preferred Stock provide for the accretion of dividends at 8% per annum through December 31, 1995, 9% per annum through December 31, 1996 and 14% per annum thereafter. Due to the increasing dividend rates, dividends have been accrued at a 14% per annum rate since issuance. The actual redemption value in accordance with the terms of the Preferred Stock as of March 31, 1997 was approximately $138.1 million.

                         SELECTED FINANCIAL INFORMATION

   The selected data (other than the operational data) presented below have been derived from UATC's unaudited and audited Consolidated Financial Statements. The selected historical financial information includes, in the opinion of management, all adjustments (consisting of normal recurring accruals) that are necessary to present fairly the financial position of UATC and the results of its operations. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

   During December 1995, the remaining 11 theatres owned by Prop II subsequent to the Sale-Leaseback transaction were contributed to UATC. The contribution of these theatres has been accounted for in a manner similar to a pooling of interests, and accordingly, UATC's financial statements have been restated to include these theatres for all periods subsequent to the Acquisition as if they had been owned for all such periods. The following table of UATC's selected financial data takes into consideration the restatement of UATC's financial statements (dollars in millions).



                                                              SUCCESSOR CORPORATION                                     PREDECESSOR
                                               --------------------------------------------------                       CORPORATION
                                                  THREE MONTHS                                                         -------------
                                                     ENDED                YEARS ENDED                 PERIOD FROM       PERIOD FROM
                                                   MARCH 31,               DECEMBER 31,            MAY 13, 1992 TO   JANUARY 1, 1992
                                               ------------------  ------------------------------    DECEMBER 31,        TO MAY 12,
                                                 1997      1996     1996    1995    1994    1993        1992(1)            1992(1)
                                               --------  --------  ------  ------  ------  ------  ------------------  -------------
Operating Data:                                   (unaudited)
 Revenue                                        $174.2     153.4   677.5   648.6   623.1   643.8          415.6               211.2
 Costs and expenses:
  Operating                                      141.3     131.4   567.5   538.9   509.0   530.0          355.5               172.7
  General and administrative                       6.4       8.3    34.5    34.6    32.5    29.9           20.3                 9.2
  Restructuring charge                              --        --     1.9      --      --     3.7             --                  --
  Affiliate management fees(2)                      --        --      --      --      --      --             --                 3.0
  Depreciation and amortization                   17.7      16.5    80.7    87.0    63.1    68.0           44.8                12.8
  Interest expense, net(2)                         9.3       8.3    36.9    39.2    32.9    31.4           20.8                 8.9
  Loss (gain) on disposition of
   assets, net                                      --        --    (1.3)   13.9     9.7     8.7            --                  2.9
  Net loss                                        (2.3)    (12.8)  (46.6)  (68.9)  (27.9)  (31.6)         (27.5)                (.1)
Other Financial Data:
 Ratio of earnings to fixed charges(3)              --        --      --      --      --      --             --                 1.0
 Capital expenditures                           $ 19.4      19.2    67.3    84.2    45.6    28.0           26.3                 7.8

                                                         MARCH 31,             DECEMBER 31,
                                                         --------  ---------------------------------------
                                                           1997     1996   1995    1994     1993      1992
                                                         --------  ------  -----   -----    -----     ----
Balance Sheet Data:                                   (unaudited)
 Property and Equipment at cost, net                      $322.5   306.9   306.3   327.2    314.1    325.6
 Intangible assets, net(4)                                 119.8   127.5   165.8   202.9    236.4    271.2
 Total assets                                              552.3   548.1   594.2   602.6    618.1    655.3
 Debt(2)                                                   398.9   389.0   383.2   320.2    327.0    339.8
 Stockholder's equity                                       18.2    20.5    67.1   138.4    168.6    202.0
Operational Data:
 Weighted avg. operating theatres(5)                         367     397     411     416      437      468
 Weighted avg. operating screens(5)                        2,216   2,306   2,277   2,209    2,249    2,327
 Weighted avg. screen per operating theatre                  6.0     5.8     5.5     5.3      5.1      5.0


                      UNITED ARTISTS THEATRE CIRCUIT, INC.
               NOTES TO SELECTED HISTORICAL FINANCIAL INFORMATION

(1) Amounts were derived from UATC's Consolidated Financial Statements. The amounts are for the period from January 1, 1992 to May 12, 1992 (period prior to Acquisition) and the period from May 13, 1992 to December 31, 1992 (period subsequent to Acquisition). Certain theatres acquired as part of the Acquisition from the Predecessor Corporation have been included in the Operating and Other Data since May 13, 1992.

(2) During 1987, in conjunction with the restructuring of the debt of United Artists Communications, Inc. ("UACI"), United Artists Holdings, Inc. ("UAHI") was formed as a holding company for all of UACI's primary operating subsidiaries (including UATC). Subsequent to the restructuring, UAHI began charging each operating subsidiary (including UATC) a management fee. In general, this management fee represented an allocation of interest and general and administrative expenses to each operating subsidiary based primarily upon the percentage of revenue contributed by each operating subsidiary to UAHI. During 1989, UAHI's debt was refinanced (and the principal aggregate amount increased) as part of the merger with United Cable Television Corporation and the formation of United Artists Entertainment Company ("UAE"). During August 1990, in conjunction with further debt restructuring, certain UAHI subsidiaries (including UATC) each assumed a portion of UAHI's debt in exchange for shares of UAHI preferred stock and certain intercompany balances. This restructuring resulted in a reduction in the stockholder's equity of UATC (for the value of UAHI preferred stock) and the management fees, and a corresponding increase in the Debt and Interest expense of UATC. As part of the Acquisition, the management agreement was canceled.

(3) In calculating the ratio of earnings to fixed charges, earnings consist of net loss before income taxes plus fixed charges and minority interest in the earnings of consolidated subsidiaries that have fixed charges. Fixed charges consist of interest expense and that portion of rental expense that UATC believes to be representative of interest (i.e., one-third of rental expense). The management fees paid to UAHI were not considered in determining the ratio of earnings to fixed charges. The ratio of earnings to fixed charges was less than 1.0 for the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995, 1994 and 1993 and the period from May 13, 1992 to December 31, 1992. Earnings available for fixed charges were thus inadequate to cover fixed charges for such periods. The amount of the coverage deficiencies for the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995, 1994 and 1993 and the period from May 13, 1992 to December 31, 1992 were $1.5 million, $12.2 million, $44.7 million, $66.2 million, $25.4 million, $28.8 million and $26.2 million, respectively. Had the management fees paid to UAHI been considered in determining the ratio of earnings to fixed charges, the ratio for the period from January 1, 1992 to May 12, 1992 would have been 1.0.

(4) Intangible assets represent primarily lease acquisition costs and the non-competition agreement among United Artists, OSCAR I and TCI entered into in connection with the Acquisition.

(5) The operating theatres include revenue and expenses of all theatres operated by UATC which are more than 50% owned. Weighted average operating theatres and screens represent the number of theatres and screens operated weighted by the number of days operated during the period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   ---------------------------------------
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                 ---------------------------------------------

          The following discussion and analysis of UATC's financial condition and results of operations should be read in conjunction with UATC's Condensed Consolidated Financial Statements and related notes thereto. Such financial statements provide additional information regarding UATC's financial activities and condition. The following discussion contains forward-looking statements and such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those discussed. UATC undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

                             RESULTS OF OPERATIONS
                  THREE MONTHS ENDED MARCH 31, 1997 AND 1996

          The following table summarizes certain operating data of UATC's theatres (dollars in millions, except admissions per weighted average operating theatre, admissions per weighted average operating screen and concession sales per weighted average operating theatre):

                                                             Three Months
                                                            Ended March 31,            %
                                                            ---------------        Increase
                                                            1997      1996        (Decrease)
                                                           ------    ------       ----------
Operating Theatres/(1)/
 Revenue:
  Admissions......................................         $  121.7     107.3        13.4%
  Concession sales................................             47.7      41.3        15.5
  Other...........................................              4.8       4.8           -
 Direct Operating Expenses:
  Film rental and advertising expenses............             65.8      58.6        12.3
  Concession costs................................              7.4       6.6        12.1
 Other Operating Expenses:
  Personnel expense...............................             23.5      23.0         2.2
  Occupancy expense...............................             22.3      20.8         7.2
  Miscellaneous operating expenses................             22.3      22.4        (0.4)

 Weighted Avg. Operating Theatres/(2)/............              367       408       (10.0)
 Weighted Avg. Operating Screens/(2)/.............            2,216     2,326        (4.7)
 Weighted Avg. Screens Per Avg. Theatre...........              6.0       5.7         5.3
 Admissions Per Weighted Avg. Operating
  Theatre.........................................         $331,608   262,990        26.1
 Admissions Per Weighted Avg.
  Operating Screen................................         $ 54,919    46,131        19.1
 Concession Sales Per Weighted Avg.
  Operating Theatre...............................         $129,973   101,225        28.4

 /(1)/ The operating theatres include revenue and expenses of all theatres operated by UATC which are more than 50% owned.

 /(2)/ Weighted average operating theatres and screens represent the number of theatres and screens operated weighted by the number of days operated during the period.

REVENUE FROM OPERATING THEATRES
-------------------------------

          ADMISSIONS: Admissions revenue and admissions revenue per weighted average operating screen increased 13.4% and 19.1%, respectively, during the three months ended March 31, 1997 as compared to the three months ended March 31, 1996. These increases were primarily the result of a 5.7% increase in attendance and a 7.4% increase in the average ticket price. The increase in attendance was primarily due to the success of several films released during the quarter, in particular, the re-release of the Star Wars Trilogy, as well as the success of several films released toward the end of 1996 that carried over into 1997. The increase in the average ticket price was primarily due to an increase in ticket prices during late 1996 and a favorable mix of films. Admissions per weighted average operating theatre increased 26.1% during the three months ended March 31, 1997 as compared to the three months ended March 31, 1996 primarily as a result of the increased attendance and ticket prices discussed above, the opening of several new theatres which have higher admissions per theatre and the sale or closure of several smaller (in terms of screens) less productive theatres.

          CONCESSION SALES: Concession sales revenue increased 15.5% during the three months ended March 31, 1997 as compared to the three months ended March 31, 1996, primarily as a result of the increased attendance discussed above and to a 9.3% increase in the average concession sale per patron. Concession sales per weighted average operating theatre increased 28.4% during the three months ended March 31, 1997 as compared to the three months ended March 31, 1996. The increases in the average concession sale per patron and concession sales per weighted average operating theatre were attributable to certain selective price increases during late 1996, a favorable film mix, UATC's increased emphasis on training, the renovation of concession stands at certain existing theatres, the opening of several new theatres with more efficient concession operations and sale of certain less efficient older, smaller theatres.

          OTHER: Other revenue is derived primarily from on-screen advertising, electronic video games located in theatre lobbies, theatre rentals, the rental of theatres on a networked and non-networked basis for corporate meetings, seminars and other training/educational uses by the Proteus Network(TM), non-theatrical related revenue from the Starport(TM) entertainment centers and other miscellaneous sources. Other revenue was constant for the three months ended March 31, 1997 as compared to the three months ended March 31, 1996.

OPERATING EXPENSES FROM OPERATING THEATRES
------------------------------------------

          FILM RENTAL AND ADVERTISING EXPENSES: Film rental and advertising expenses increased 12.3% during the three months ended March 31, 1997 as compared to the three months ended March 31, 1996, primarily as a result of the increase in admissions discussed above. Film rental and advertising expenses as a percentage of admissions revenue were 54.1% and 54.6% for the three months ended March 31, 1997 and 1996, respectively. The slight decrease in film rental and advertising as a percentage of admissions revenue related primarily to slightly lower advertising expenses as a percentage of admissions revenue.

          CONCESSION COSTS: Concession costs include direct concession product costs and concession promotional expenses. Such costs increased 12.1% during the three months ended March 31, 1997 as compared to the three months ended March 31, 1996, primarily as a result of the increase in concession sales revenue discussed above. Concession costs as a percentage of concession sales revenue were 15.5% and 16.0% for the three months ended March 31, 1997 and 1996, respectively. The decrease in concession costs as a percent of concession sales for the three months ended March 31, 1997 as compared to March 31, 1996 was primarily due to the sale of advertising on popcorn containers which was offset against promotional expenses.

          PERSONNEL EXPENSE: Personnel expense includes the salary and wages of the theatre manager and all theatre staff, commissions on concession sales, payroll taxes and employee benefits. Personnel expense increased 2.2% during the three months ended March 31, 1997 as compared to the three months ended March 31, 1996. This increase in personnel expense was primarily attributable to the increase in the federal minimum wage on October 1, 1996 and to the increased attendance and concession sales discussed above, offset by more efficient theatre staffing. Personnel costs as a percentage of total revenue declined to 13.5% in 1997 versus 15.0% in 1996 as a result of the increased revenue, more efficient staffing and the fixed cost component of payroll costs.

          OCCUPANCY EXPENSE: UATC's typical theatre lease arrangement provides for a base rental as well as contingent rentals that is a function of the underlying theatre's revenue over an agreed upon breakpoint. Occupancy rent expense increased 7.2% during the three months ended March 31, 1997 as compared to the three months ended March 31, 1996, primarily as a result of increased percentage rent and higher base rentals on newly opened theatres, partially offset by fewer weighted average operating theatres. In addition, occupancy expense for the three months ended March 31, 1997 and 1996 includes $0.8 million and $0.7 million, respectively, of non-cash charges relating to the effect of escalating leases which have been "straight-lined" for accounting purposes.

          MISCELLANEOUS OPERATING EXPENSES: Miscellaneous operating expenses consist of utilities, repairs and maintenance, insurance, real estate and other taxes, supplies and other miscellaneous operating expenses. Miscellaneous operating expenses decreased 0.4% during the three months ended March 31, 1997 as compared to the three months ended March 31, 1996, primarily as a result of reduced utilities, repairs and maintenance and supplies associated with having fewer weighted average operating theatres.

The revenue and operating expenses discussed above are incurred exclusively within UATC's theatres. The other expense discussions below reflect the combined expenses of corporate, divisional, district and theatre operations.

GENERAL AND ADMINISTRATIVE EXPENSE
----------------------------------

          General and administrative expense consists primarily of costs associated with corporate theatre administration and operating personnel, international staff, Proteus Network(TM) sales and marketing staff and other support functions located at UATC's corporate headquarters, two film booking and three regional operating offices and 13 district theatre operations offices (generally located in theatres). At the end of 1996, UATC initiated a corporate restructuring plan intended to provide a higher level of focus on UATC's theatrical business at a lower annual cost. This corporate restructuring which was completed in January 1997 is projected to reduce annual general and administrative expenses by approximately 20% on an annual basis. General and administrative expense decreased $1.9 million, or 22.9%, for the three months ended March 31, 1997 as compared to the three months ended March 31, 1996, primarily as a result of the corporate restructuring.

DEPRECIATION AND AMORTIZATION
-----------------------------

          Depreciation and amortization expense includes the depreciation of theatre buildings and equipment and the amortization of theatre lease costs and certain non-compete agreements. Depreciation and amortization increased $1.2 million during the three months ended March 31, 1997 as compared to the three months ended March 31, 1996, primarily due to depreciation charges on UATC's newly opened theatres. Included in depreciation and amortization expense for the three months ended March 31, 1997 and 1996 is a $6.0 million charge associated with certain assets acquired as part of the Acquisition which are being amortized over a five year life. In May 1997, such assets will be fully amortized and, as a result, no further amortization expense will be recorded associated with those assets subsequent to May 1997.

OPERATING INCOME
----------------

          During the three months ended March 31, 1997, UATC had operating income of $8.8 million versus an operating loss of $2.8 million for the three months ended March 31, 1996, or an increase of $11.6 million. This increase in operating income relates to higher revenues and higher operating margins and lower general and administrative expenses, partially offset by higher depreciation and amortization expenses.

INTEREST
--------

          Interest expense increased $1.0 million for the three months ended March 31, 1997 as compared to the three months ended March 31, 1996, due to higher market interests rates on floating rate borrowings and slightly higher average debt balances.

NET LOSS
--------

          During the three months ended March 31, 1997, UATC incurred a net loss of $2.3 million compared to a net loss of $12.8 million for the three months ended March 31, 1996. This decrease in net loss relates primarily to the increase in operating income discussed above, partially offset by slightly higher interest expense.

                             RESULTS OF OPERATIONS
s                        YEARS ENDED 1996, 1995 AND 1994

                                                                  Years Ended                       Years Ended
                                                                  December 31,         %            December 31,             %
                                                                  -------------     Increase      -----------------        Increase
                                                                  1996     1995     (Decrease)    1995         1994       (Decrease)
                                                                  ----     ----     ----------    ----         ----       ----------
      Operating Theatres /(1)/
      Revenue:
        Admissions                                          $    466.5       457.1        2.1       457.1         447.6         2.1
        Concession sales                                         185.1       178.2        3.9       178.2         166.7         6.9
        Other                                                     25.9        13.3       94.7        13.3           8.8        51.1
      Operating Expenses:
        Film rental and advertising expenses                     257.2       248.6        3.5       248.6         239.6         3.8
        Direct concession costs                                   29.3        29.5       (0.7)       29.5          27.2         8.5
        Other operating expenses:
          Personnel expense                                       98.2        96.5        1.8        96.5          90.0         7.2
          Occupancy expense:
            Rent excluding sale and leaseback                     75.2        73.7        2.0        73.7          70.3         4.8
            Sale and leaseback rentals                            11.6         0.5        N/M         0.5             -           -
          Misc. operating expenses                                96.0        90.1        6.5        90.1          81.9        10.0

      Weighted Avg. Operating Theatres/(2)/                        397         411       (3.4)        411           416        (1.2)

      Weighted Avg. Operating Screens/(2)/                       2,306       2,277        1.3       2,277         2,209         3.1

      Weighted Avg. Screens Per
        Avg. Theatre                                               5.8         5.5        5.5         5.5           5.3         3.8
      Admissions Per Weighted Avg.
        Operating Theatre                                   $1,175,063   1,112,165        5.7   1,112,165     1,075,962         3.4
      Admissions Per Weighted Avg.
        Operating Screen                                    $  202,298     200,747        0.8     200,747       202,626        (0.9)

      Concession Sales Per Weighted
        Avg. Operating Theatre                              $  466,247     433,577        7.5     433,577       400,721         8.2


/(1)/ The operating theatres include revenue and expenses of all theatres operated by UATC which are more than 50% owned.
/(2)/ Weighted average operating theatres and screens represent the number of theatres and screens operated weighted by the number of days operated during the period.

REVENUE FROM OPERATING THEATRES
-------------------------------
                               1996 VERSUS 1995

          ADMISSIONS: Admissions revenue and admissions per weighted average operating screen increased 2.1% and 0.8%, respectively, during 1996 as compared to 1995. These increases were primarily the result of a 2.7% increase in average ticket prices, partially offset by a 0.6% decrease in attendance. The increase in average ticket prices was due primarily to a decline in the number of tickets sold for lower priced matinee shows and to an increase in ticket prices during late 1996. The decrease in attendance for 1996 was primarily related to the release of a fewer number of "blockbuster" films during the Summer Olympic Games and the adverse effect of the Olympics on films which were in the market. While Independence Day and A Time to Kill performed very well during the Olympics, the attendance of several other films in the market during July and August appeared to be adversely impacted. Admissions per weighted average operating theatre increased 5.7% during 1996 as compared to 1995 primarily as a result of several new theatres opened by UATC which have higher admissions per screen, the sale or closure of several smaller (in terms of screens) less productive theatres, and the average ticket prices and attendance fluctuations discussed above.

          CONCESSION SALES: Concession sales revenue increased 3.9% during 1996 as compared to 1995 primarily as a result of a 4.5% increase in the average concession sale per patron, partially offset by the decreased attendance discussed above. Concession sales per weighted average operating theatre increased 7.5% during 1996 as compared to 1995. The increases in average concession sales per patron and concession sales per weighted average operating theatre were primarily attributable to certain selective price increases in late 1996, UATC's increased emphasis on training, the installation of bulk candy stands in May 1995, the renovation of concession stands at certain existing theatres, the opening of several new theatres and the closure of certain less efficient older, smaller theatres.

          The following table sets forth the admissions and concession sales revenue for theatres operated throughout all of 1996 and 1995 (dollars in millions):

                                     Theatres  Screens   1996   1995  % Increase
                                     --------  -------  ------ ------ ----------
Theatres operated throughout
   both periods                          350   2,005
      Admissions                                        $417.6  407.4      2.5
      Concession sales                                  $163.1  157.2      3.8

          This "same theatre" analysis eliminates the effect of new theatre openings, sales or closures during 1996 or 1995.

          OTHER: Other revenue is derived primarily from on-screen advertising, electronic video games located in theatre lobbies, theatre rentals, the rental of theatres on a networked and non-networked basis for corporate meetings, seminars and other training/educational uses by the Proteus Network(TM), non-theatrical related revenue from the Starport(TM) entertainment centers and other miscellaneous sources. Other revenue increased 94.7% (or $12.6 million) during 1996 as compared to 1995 primarily as a result of increased revenue from UATC's on-screen advertising, Proteus Network(TM) and Starport(TM) entertainment centers.

                               1995 VERSUS 1994

          ADMISSIONS: Admissions revenue increased 2.1% during 1995 as compared to 1994, primarily as a result of a 1.9% increase in total attendance and a 0.2% increase in the average ticket price. The increase in attendance was due primarily to an increase in the number of weighted average operating screens and an increase in UATC's market share of films available and the admissions revenue related to such films. This increase in market share of available films and admissions revenue was due to an improvement in the film licensing relationships with certain distributors and to an increase in the market share of admissions by certain distributors with which UATC had a broader relationship. Due to long-standing relationships and efforts to improve relationships, screen availability and other factors, UATC's percentage share of films varies among the various distributors. Admissions per weighted average operating screen decreased 0.9% during 1995 primarily as a result of a 1.1% decrease in attendance per weighted average operating screen. This decrease in attendance per weighted average operating screen was primarily the result of a decline in attendance per screen from many of UATC's older and smaller theatres partially offset by attendance from newly developed theatres which on average had smaller auditoriums than older theatres. Admissions per weighted average operating theatre increased 3.4% primarily as a result of the new theatres opened in late 1994 and 1995 and the sale of older, smaller (in terms of screens) theatres. Many of the new 1995 theatres were not opened until very late in the year, and as such, their effect on UATC's operations was not significant.

          CONCESSION SALES: Concession sales revenue increased 6.9% during 1995 as compared to 1994, primarily as a result of the increased attendance discussed above and to a 4.9% increase in the average concession sale per patron. Concession sales per weighted average operating theatre increased 8.2% during 1995 as compared to 1994. The increases in the average concession sale per patron and concession sales per weighted average operating theatre were attributable to UATC's increased emphasis on training, the installation of bulk candy stands in May 1995, the renovation of concession stands at certain existing theatres, the opening of several new theatres and the closure of certain less efficient theatres.

          The following table sets forth the admissions and concession sales revenue for theatres operated throughout all of both 1995 and 1994 (dollars in millions):

                                                                       %
                                                                    Increase
                                 Theatres  Screens   1995   1994   (Decrease)
                                 --------  -------   ----   ----   ----------
Theatres operated throughout
  both periods                      376    2,086
Admissions                                          $400.0  403.5     (0.9)
Concession sales                                    $155.7  150.6      3.4

          OTHER: Other revenue increased 51.1% (or $4.5 million) during 1995 as compared to 1994 primarily as a result of revenue recognized from UATC initiating a circuit-wide pre-show slide advertising program in 1995 and revenue from the Proteus Network(TM).

EXPENSES FROM OPERATING THEATRES
--------------------------------

          FILM RENTAL AND ADVERTISING EXPENSES: Film rental and advertising expenses increased 3.5% during 1996 as compared to 1995 and increased 3.8% during 1995 as compared to 1994. Film rental and advertising expenses as a percentage of admissions revenue were 55.1% for 1996, 54.4% for 1995 and 53.5% for 1994. The 1996 increase in film rental and advertising expense as a percentage of admissions revenue relates primarily to an increase in the percentage of revenue from higher cost "blockbuster" films released during 1996 and the absence of many very successful lower budget films. In addition, due to an increase in the number of films released and the effect of the Summer Olympic Games, during the summer of 1996 several films had shorter runs with a higher percentage of their total admissions falling during the opening weeks. The 1995 increase in film rental and advertising expenses as a percentage of admissions revenue was primarily due to increased film rentals on certain of 1995's very successful summer films and to increased advertising expenses.

          DIRECT CONCESSION COSTS: Direct concession costs include concession product costs and concession promotional costs. Such costs decreased 0.7% during 1996 as compared to 1995 and increased 8.5% during 1995 as compared to 1994. Direct concession costs as a percentage of concession sales revenue were 15.8% for 1996, 16.6% for 1995 and 16.3% for 1994. The decrease in direct concession costs during 1996 was primarily due to the sale of advertising on popcorn and soft drink containers which was offset against promotional expenses, partially offset by higher concession sales revenue and costs attributable to increased sales of bulk candy. The increase in direct concession costs during 1995 as compared to 1994 was attributable to the higher concession sales revenue and to the higher cost of sales associated with bulk candy.

          PERSONNEL EXPENSE: Personnel expense includes the salary and wages of the theatre manager and all theatre staff, commissions on concession sales, payroll taxes and employee benefits. Personnel expense increased 1.8% during 1996 as compared to 1995 and increased 7.2% during 1995 as compared to 1994.
The increase in personnel expense in 1996 is primarily attributable to the new federal minimum wage law which went into effect on October 1, 1996 and to an increase in the number of weighted average operating screens, offset by more efficient theatre staffing. While the increase in the federal minimum wage affected a large number of UATC's theatres, it had a significant impact on the average hourly wage paid to UATC's theatre employees located in smaller and mid-sized markets. The 1995 personnel expense increase was primarily the result of normal annual increases in the average hourly wage paid to part-time theatre employees and an increase in the number of weighted average operating screens. In addition, concession sales related commissions increased with concession sales and additional staffing was added during the summer and holiday periods for the newly installed bulk candy stands. Personnel expense as a percentage of total revenue declined in 1996 to 14.5% as compared to 14.9% in 1995. The 1995 percentage increased from 14.4% in 1994. The decrease in 1996 was primarily attributable to changes in the theatre manager commission structure which focused on more efficient staffing of theatres. The increase in 1995 was primarily attributable to an increase in the number of staff hours related to general concession operations and more showings of some of the more successful 1995 summer films.

          OCCUPANCY EXPENSE: UATC's typical theatre lease arrangement provides for a base rental as well as contingent rental that is a function of the level of the theatre's revenue over an agreed upon breakpoint. Total rent expense increased 17.0% during 1996 as compared to 1995 and increased 5.6% during 1995 as compared to 1994. The 1996 rent expense increase relates primarily to $11.1 million of incremental rent in 1996 associated with those theatres that were part of the 1995 Sale and Leaseback and the 1996 sale and leaseback transaction and incremental base rentals associated with newly opened theatres, partially offset by fewer weighted average operating theatres. The 1995 rent expense increase primarily relates to the base rentals on newly opened larger theatres and rent associated with the 1995 Sale and Leaseback, partially offset by fewer weighted average operating theatres. In addition, during 1996, 1995 and 1994 theatre rent expense included non-cash charges of $3.1 million, $2.0 million and $1.5 million, respectively, relating to the effect of escalating leases which have been "straight-lined" for accounting purposes. Excluding the rent associated with the 1995 Sale and Leaseback and the 1996 sale and leaseback transaction and the non-cash rent, rent expense would have increased only 6.2% during 1996 as compared to 1995 and 5.1% during 1995 as compared to 1994.

          MISCELLANEOUS OPERATING EXPENSES: Miscellaneous operating expenses include utilities, repairs and maintenance, insurance, real estate and other taxes, supplies and other miscellaneous operating expenses. Miscellaneous operating expenses increased 6.5% during 1996 as compared to 1995 and increased 10.0% during 1995 as compared to 1994. The 1996 increase relates primarily to increased operating expenses associated with the Proteus Network(TM) and Starport(TM) entertainment centers and normal inflationary increases. The 1995 increase relates to increased operating expenses associated with the Proteus Network(TM), one Starport(TM) entertainment center and a $1.9 million increase in UATC's general liability insurance reserve for adverse development of certain claims.

          The revenue and operating expenses discussed above are incurred exclusively within UATC's theatres. The other expense discussions below reflect the combined expenses of corporate, divisional, district and theatre operations.

GENERAL AND ADMINISTRATIVE EXPENSE AND RESTRUCTURING CHARGE
-----------------------------------------------------------

          General and administrative expense consists primarily of costs associated with corporate theatre administrative and operating personnel, international staff, Proteus Network(TM) sales and marketing staff and other support functions located at UATC's corporate headquarters, two film booking and three regional operating offices and 13 district theatre operations offices (generally located in theatres). Such general and administrative expenses decreased $0.1 million in 1996 as compared to 1995 and increased $2.1 million in 1995 as compared to 1994. The 1996 decrease relates primarily to $2.1 million of non-recurring severance and litigation charges accrued in 1995, partially offset by normal annual salary adjustments, as well as increased professional and legal fees associated with, among other legal matters, the Connie Arnold settlement discussed herein. The 1995 increase relates primarily to $2.1 million of non-recurring severance and litigation charges, a $0.5 million increase in expenses associated with the Proteus Network(TM) and UATC's international development efforts, partially offset by higher management fees received from international operations and lower professional and other fees. The increase in the litigation reserve was primarily associated with the Connie Arnold litigation and certain other legal settlements. The terms of the Connie Arnold litigation settlement require the Company to, among other things, renovate certain of the Company's theatres, pay damages to the plaintiffs and pay the plaintiff's attorney's fees and costs. In the opinion of the Company's management, the Connie Arnold litigation settlement did not have a materially adverse effect on the Company's financial position, liquidity or results of operations.

          At the end of 1996, UATC initiated a corporate restructuring plan intended to provided a higher level of focus on UATC's domestic theatrical business at a lower annual cost. This corporate restructuring which was completed in January 1997 is projected to reduce annual general and administrative expenses by approximately 20%. In conjunction with this corporate restructuring plan, UATC recorded a $1.9 million restructuring charge in 1996 for severance and other related expenses.

DEPRECIATION AND AMORTIZATION
-----------------------------

          Depreciation and amortization expense includes the depreciation of theatre buildings and equipment and the amortization of theatre lease costs and certain non-compete agreements. Depreciation and amortization decreased $6.3 million in 1996 as compared to 1995 and increased $23.9 million in 1995 as compared to 1994. The 1996 decrease was primarily due to a decline in the amount of non-cash impairments of assets from $21.0 million in 1995 to $8.7 million in 1996, offset by depreciation charges on UATC's new theatres opened during late 1995 and 1996. The increase in 1995 versus 1994 related primarily to the $21.0 million non-cash asset impairment. As the majority of new theatres in 1994 and 1995 opened at the end of each of those years, they did not have a significant effect on the year in which they opened. UATC adopted SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," during 1995. These non-cash charges relate to the difference between the historical book value of individual theatres (in some cases groups of theatres) and the net undiscounted cash flow expected to be received from the operation or future sale of the individual theatres (or groups of theatres). Included in depreciation and amortization expense for each of the years ending December 31, 1996, 1995 and 1994 is a $24.0 million charge associated with certain assets acquired as part of the Acquisition which were being amortized over a five year life. In May 1997, such assets will be fully amortized and, as a result, no further amortization expense will be recorded associated with those assets subsequent to May 1997.

INTEREST, NET
-------------

          Interest, net decreased $2.3 million in 1996 as compared to 1995 and increased $6.3 million in 1995 as compared to 1994. The 1996 decrease was primarily due to lower market interest rates on floating rate borrowings and interest income on the net cash proceeds from the 1995 Sale and Leaseback, offset by slightly higher average debt balances. The 1995 increase was primarily due to higher average debt balances, higher market interest rates on floating rate debt and increased amortization of deferred loan costs relating to the 1995 restated Bank Credit Facility.

GAIN (LOSS) ON DISPOSITION OF ASSETS
------------------------------------

          During 1996, UATC recognized $1.3 million of net gains on the disposition of assets. This net gain relates to gains and losses associated with the sale of certain theatres (for which cash proceeds of $20.5 million were received) and the termination of certain leases related to theatres which were closed. During 1995 and 1994, UATC incurred losses on the disposition of assets of $13.9 million and $9.7 million, respectively. These losses relate primarily to the sale of certain theatres (for which net cash proceeds of $7.7 million and $2.9 million were received in 1995 and 1994, respectively), and the termination or non-renewal of leases related to theatres which were closed. The theatres sold and closed were primarily unprofitable and/or not considered part of UATC's long-term strategic plans.

INCOME TAX EXPENSE
------------------

          Income tax expense consists of current state and federal income taxes of UATC's less than 80%-owned consolidated subsidiaries. At December 31, 1996, UATC has a net operating loss carryforward of approximately $175.0 million.

NET LOSS
--------
          During 1996, UATC incurred a net loss of $46.6 million as compared to $68.9 million in 1995. This decrease in net loss was primarily the result of a decrease in operating loss. Despite the $11.1 million increase in occupancy costs during 1996 associated with the sale leaseback transactions, operating loss decreased primarily as a result of a 4.5% increase in total operating revenue and a $6.3 million decrease in depreciation and amortization.

          During 1995, UATC incurred a net loss of $68.9 million as compared to $27.9 million in 1994. This increase in UATC's net loss was primarily the result of a $21.0 million non-cash asset impairment associated with the adoption of SFAS No. 121, a decrease in operating margins resulting from increases in certain variable operating costs, additional non-cash rent charges, additional losses on the disposition of assets, and increased interest expense.

                        LIQUIDITY AND CAPITAL RESOURCES

          For the three months ended March 31, 1997, cash provided by operating activities increased by $31.1 million as compared to the three months ended March 31, 1996. Cash provided by operating activities of $19.8 million, in addition to $3.6 million of cash provided by financing activities and $7.8 million of proceeds from the sale and leaseback escrow were used to fund $21.7 million of net capital expenditures and $5.9 million of investments in and receivables from theatre joint ventures and other investments.

          Substantially all of UATC's admissions and concession sales revenue are collected in cash. Due to the unfavorable interest rate spread between bank facility borrowings and cash investments, UATC seeks to use all of its available cash to repay its revolving bank borrowings and borrow under those facilities as cash is required.

UATC benefits from the fact that film expenses (except for films that require advances or guarantees) are usually paid 15 to 45 days after the admissions revenue is collected.

          UATC's results of operations and cash resources provided by operating activities are subject to seasonal fluctuations in attendance which corresponds to periods when there is a greater availability of popular motion pictures during the period from Memorial Day through Labor Day and during the Easter, Thanksgiving and Christmas holidays. During periods in which there is not an abundant supply of successful motion pictures, UATC uses availability under its revolving credit facilities to provide additional funding for its working capital needs and repays those facilities during periods of higher attendance.

          On December 13, 1995, UATC entered into a sale and leaseback transaction whereby the land and buildings underlying ten of its operating theatres and four theatres and a screen addition under development were sold to, and leased back from an unaffiliated third party. At December 31, 1996, approximately $7.8 million of sales proceeds were held in escrow for the final theatre and the screen addition under construction. These proceeds were paid to UATC during March 1997 after construction of the remaining theatre and the screen addition was completed.

          In November 1996, UATC entered into another sale and leaseback transaction whereby the buildings and land underlying three of its operating theatres and two theatres under development were sold to, and leased back from an unaffiliated third party. At March 31, 1997, approximately $12.3 million of sales proceeds were held in escrow and will be used to fund substantially all of the land and construction costs associated with the two theatres under development.

          During December 1996, UATC initiated a new investment strategy which is primarily focused on the development of new theatres and renovations to existing high revenue theatres in markets in the United States where UATC has a significant operating presence. As part of this increased focus on its U.S. operations, UATC has restructured and realigned its corporate overhead functions and is seeking to sell or restructure several of its international investments. The proceeds received from the sale of international investments and corporate overhead savings will be redeployed into new theatre developments or the renovation of existing key theatres in UATC's core markets and/or used to pay down existing debt.

          As part of its strategic plan, UATC intends to continue to dispose of, through sale or lease terminations, certain of its operating theatres and real estate which are non-strategic or underperforming. Net proceeds from these increased disposition efforts will be used to repay existing debt and/or redeployed into new higher margin theatres. While there can be no assurance that such sales or lease termination efforts will be successful, several sales and lease negotiations have been completed or are under contract and negotiations are ongoing with respect to several other theatres and parcels of real estate. During the three months ended March 31, 1997, UATC closed three theatres (12 screens). The theatres which were closed were unprofitable and were not considered part of UATC's long-term strategic plans.

          In an effort to limit the amount of investment exposure on any one project, UATC typically develops theatre projects where the land and building is leased through long-term operating leases. However, where such lease transactions are not available, UATC will invest in the land and development of the entire theatre facility (fee-owned) and then seek to enter into a sale and leaseback transaction after the theatre is opened. Regardless of whether the theatre is fee-owned or leased, in most cases the equipment and other theatre fixtures are owned by UATC. For the three months ended March 31, 1997, UATC invested approximately $21.7 million on the development of six new theatres (61 screens) which opened during the period, construction on six theatres (71 screens) expected to open during the remainder of 1997 or in 1998 and recurring maintenance to certain existing theatres.

          At March 31, 1997, UATC had entered into theatre construction and equipment commitments aggregating approximately $85.7 million for 19 theatres which UATC intends to open through December 31, 1998. Such amount relates only to projects in which UATC had executed a definitive lease agreement and all significant lease contingencies have been satisfied. Of the committed amount, approximately $12.3 million will be reimbursed to UATC or paid directly from proceeds of the sale and leaseback transaction currently held in escrow.

          On April 30, 1997, UATC sold its Hong Kong theatre investment to its partners for $17.5 million. This sale will result in a gain during the second quarter of 1997 of approximately $11.0 million for financial reporting purposes.

          The level of continued investing activities by UATC is dependent on, among other factors, its on-going operating liquidity and to other sources of liquidity. One measure commonly used in the theatrical industry to measure operating liquidity is referred to as "Interest Coverage." Interest Coverage is the ratio of Operating Cash Flow (operating income before depreciation, amortization and other non-recurring or non-cash operating credits or charges) to interest expense (excluding amortization of deferred loan costs). Following is a calculation of Operating Cash Flow and Interest Coverage for each of the three months ended March 31, 1997 and 1996, including a reconciliation of Operating Income to Operating Cash Flow ($ in millions):

                                           1997        1996
                                           -----       -----
          Operating Income (Loss)          $ 8.8       (2.8)
          Depreciation and Amortization     17.7       16.5
          Non-Cash Rent                      0.8        0.7
                                           -----       ----
            Operating Cash Flow            $27.3       14.4
                                           =====       ====

            Interest Expense               $ 9.2        8.2
                                           =====       ====

            Interest Coverage Ratio          3.0        1.8
                                           =====       ====

          As shown above, UATC's Interest Coverage Ratio increased significantly from 1.8 times for the three months ended March 31, 1996 to 3.0 times for the three months ended March 31, 1997, primarily as a result of the increased operating income for the three months ended March 31, 1997, partially offset by slightly higher interest expense.

          Operating Cash Flow set forth above is one measure of value and borrowing capacity commonly used in the theatrical exhibition industry and is not intended to be a substitute for Operating Cash Flow as defined in UATC's debt agreements or for cash flows provided by operating activities, a measure of performance provided herein in accordance with generally accepted accounting principles, and should not be relied upon as such. The Operating Cash Flow as set forth above does not take into consideration certain costs of doing business and, as such, should not be considered in isolation to other measures of performance.

          Another measure of liquidity is net cash provided by or used in operating activities as reflected in the accompanying Consolidated Statements of Cash Flow. For the three months ended March 31, 1997, $19.8 million of net cash was provided by operating activities. This compares to $11.3 million of net cash used in operating activities for the three months ended March 31, 1996. This measurement shows the net cash from the operation of UATC which provided for UATC's liquidity needs after taking into consideration certain additional costs of doing business which are not reflected in the Operating Cash Flow calculations discussed above.

          While amounts expended by UATC in its investing activities exceed net cash provided by operating activities, management believes that its net cash provided by operating activities, borrowings under its Bank Credit Facility, contributions made by landlords under long-term lease arrangements, amounts deposited in escrow as a result of the 1995 and 1996 sale and leaseback transactions and the proceeds from possible asset sales and additional sale and leaseback transactions will be sufficient to fund its capital expenditures and other investments, debt service and other liquidity requirements for the foreseeable future.


                                     OTHER

          UATC's results of operations are subject to seasonal fluctuations in attendance which corresponds to holiday school vacation periods and a greater availability of popular motion pictures during the period from Memorial Day through Labor Day and during the Easter, Thanksgiving and Christmas holidays. Poorly performing motion pictures and/or any significant disruption in the production of popular motion pictures by several of the major motion picture production companies or independent producers may have an adverse effect on UATC's results of operations.

                                   BUSINESS


GENERAL

          United Artists believes it is one of the largest theatrical exhibitors of motion pictures in the United States in terms of number of screens operated. As of March 31, 1997, UATC owned and operated 2,259 screens at 371 theatre locations in 26 states and Puerto Rico, and through investments in various joint venture companies, operated 103 screens at 20 theatres in Hong Kong, Singapore, Mexico and Argentina. UATC's geographic focus is in the southern and eastern regions of the United States, certain midwestern states and in California. See "--Theatre Properties." As of March 31, 1997, UATC believes it operated approximately 8% of the screens located in North America, representing approximately 8% of admissions revenue for North America. Admissions revenue chain-wide for the three months ended March 31, 1997 and the year ended December 31, 1996 were approximately $121.7 million and $466.5 million, respectively. Over 82% of UATC's screens are located in theatres with five or more screens.
As of March 31, 1997, UATC's average number of screens per theatre was 6.1. As discussed under "Theatrical Operating Strategy" below, this multiscreen theatre strategy, or multiplexing, is designed to improve revenue and profitability by enhancing attendance, theatre utilization and operating efficiencies.

          United Artists believes that it is the largest exhibitor in many of the communities that it serves and that its theatres are generally regarded as attractive by film suppliers and patrons. Management believes that these factors give UATC a competitive cost advantage with respect to UATC's operations.

HISTORICAL OVERVIEW

          United Artists was founded in 1926 by shareholders including Mary Pickford, Douglas Fairbanks, Sam Goldwyn and Joe Schenck. From its founding through the 1980's, UATC expanded its theatrical exhibition activities through acquisitions and partnerships with other operators.

          By the 1980's, cable television had become a major business of UATC. With the development of the cable business, UATC evolved into UACI. In 1986, TCI became UACI's controlling shareholder. In May 1989, UACI acquired United Cable Television Corporation, and UACI changed its name to UAE. In December 1991, UAE became a wholly owned subsidiary of TCI.

          In order to establish operations in certain regions which were located between its existing areas of operation, from 1986 to 1988 UATC undertook a major acquisition program, completing transactions with Gulf States Theatres, Georgia Theatres, Commonwealth Theatres, Litchfield Theaters and Sameric Construction Company. By December 31, 1988, UATC operated 2,677 screens in 686 theatres located in three principal regions--the southern and northeastern regions of the United States, certain midwestern states and in California. The following table summarizes UATC's significant acquisitions from 1986 to the present:

                                                       NUMBER OF
                             THEATRE        NUMBER OF  OPERATING
 DATE OF TRANSACTION    CIRCUIT PURCHASED   THEATRES    SCREENS   STATES OF OPERATIONS
---------------------  -------------------  ---------  ---------  --------------------

October 4, 1988......  Commonwealth               180      383    Arizona, Arkansas,
                                                                  Colorado, Idaho,
                                                                  Kansas, Missouri,
                                                                  Nebraska, New
                                                                  Mexico, Oklahoma,
                                                                  South Dakota, Texas,
                                                                  Wyoming

April 22, 1988.......  Sameric
                       Construction                42      116    Delaware, New
                                                                  Jersey, Pennsylvania

May 15, 1987.........  Litchfield Theatres         51      240    Alabama, Ohio,
                                                                  Tennessee, Florida,
                                                                  Georgia, Kansas,
                                                                  North Carolina,
                                                                  South Carolina,
                                                                  Virginia, West
                                                                  Virginia

December 23, 1986....  Georgia Theatres            33      105    Georgia, Alabama

November 25, 1986....  Gulf States                 53      210    Louisiana, Texas,
                                                                  Florida,
                                                                  Mississippi, Alabama



          Concurrent with the growth of theatre operations by acquisition, United Artists has continued to rejuvenate the circuit through the development of new theatre properties and the upgrading of existing ones. Subsequent to the acquisitions described above, United Artists has streamlined the circuit through the sale or closure of 409 theatres (1,222 screens) and has added 101 theatres (791 screens) primarily through new construction. UATC's average screens per theatre has increased from 3.9 at December 31, 1988 to 6.1 at March 31, 1997.

THEATRICAL OPERATING STRATEGY

          Geographic positioning and operating efficiencies are key elements of UATC's operating strategy. Geographic clustering at both the regional and local level, is important in providing UATC with access to attractive new theatre development opportunities and in enhancing film buying and operating efficiencies. Operating efficiencies are achieved by (i) minimizing the ratio of theatre operating costs to patrons and revenues, largely through theatre level expense control and the continued construction of multiplex theatres, (ii) concentrating regional corporate operations within fewer strategic markets and
(iii) reducing the number of less efficient, non-strategic theatres.

          UATC operates its theatres from its Englewood corporate headquarters, through its three regional operating offices and 13 district operating offices and two geographically located film booking offices. In most cases, the district offices are located within theatres.

          Geographic Positioning. Theatrical exhibitors depend upon strong geographic positioning to obtain the most attractive film rental arrangements, since film bookings are negotiated on a local, market-by-market basis. Strong geographic positioning in terms of screen number and location enhances the attractiveness of a theatre exhibitor to film distributors, in part due to the exhibitor's ability to influence the local success of a film release. Depending upon area size and local demographics (such as population density and transportation systems), an individual market can be a state, a city or a neighborhood.

          UATC's theatres are particularly focused in large and medium sized metropolitan areas in California, southern New York (primarily New York City and Long Island), New Jersey, Florida, Texas, eastern Pennsylvania (including Philadelphia), Louisiana, Colorado (primarily Denver), Georgia, and certain areas in North and South Carolina. UATC has strong positions in most of the major metropolitan markets in these geographic areas. The states which represent the largest geographic concentration of theatres and screens operated accounted for approximately 57% of UATC's total screens at March 31, 1997 and approximately 63% of UATC's total revenue for the three months ended March 31, 1997 and were as follows:

                      Total Number  Total Number    Percent of
                      of Theatres    of Screens   Total Revenue
                      ------------  ------------  --------------
California                69           368             20%
New York                  39           191             15
Florida                   27           227              8
Texas                     31           219              8
Pennsylvania              30           148              8
Louisiana                 19           136              4

          Construction Plans. UATC's construction strategy focuses on site selection and on enhancing the theatre-goer's experience. Each new location will be selected giving consideration to UATC's position in the particular market, the number of existing competitive screens, growth potential of the area and, in general, a minimum threshold population within a certain radius of the theatre. Theatres generally are designed so as not to create barriers to access by certain patrons and employees with disabilities, and with more comfortable chairs with cupholders, analog or digital stereo and increased concession capacity.

          As part of its construction strategy, UATC intends to construct theatres that have a good balance between the number of auditoriums and the size of those auditoriums. This balance will allow UATC to provide an adequate number of screens sought by distributors and increased entertainment value to patrons afforded by larger auditoriums. In addition to increasing the number of screens in certain locations, UATC is also constructing theatres with stadium seating, upgraded seats and other design features which are appropriate for the market in which the theatre is located. UATC has also developed new motion picture and other uses for its theatre complexes in an effort to attract new patrons and to make better use of its facilities during time periods in which theatrical attendance is low. See "--Other New Business Initiatives."

          UATC has historically financed, and plans to continue to finance, a significant portion of the cost of construction of new theatres by entering into leases which generally require the landlord to fund a significant portion of the up-front construction costs in exchange for UATC entering into a long-term net lease. As a result, in many cases expenditures are only required for the projection equipment and furniture and fixtures and thus, net capital expenditures for new leased theatres are minimized.

          In addition to new construction, UATC also intends to devote resources to adding additional screens to existing theaters and to refurbishing certain existing theatres to strengthen its position in existing markets.

          Multiplex Format. As set forth in the following table, almost all of UATC's theatres are multiscreen (i.e., consist of two or more screens):

          Number of Screens          Number of          % of
             per Theatres            Theatres       Total Screens
          -----------------          ---------      -------------

             Greater than 10            25              13.7%
                  10                    33              14.5
                 8 - 9                  64              23.3
                 6 - 7                  91              24.9
                 4 - 5                  89              16.8
                 2 - 3                  53               6.0
                   1                    16               0.8

          Multiscreen theatres allow facilities such as concession stands and restroom facilities, and operating costs such as lease rentals, utilities and personnel, to be spread over a larger base of screens and patrons. Multiscreen theatres also allow for multiple showtimes of the same film and a variety of films with differing audience appeal to be shown and provide the flexibility to shift films to larger or smaller auditoriums depending on the popularity of the film. In order to limit crowd congestion and to maximize the efficient of floor and concession staff, the starting times of films at multiscreen theatres are staggered. UATC believes that multi-screen theatres designed with 10 to 16 screens generally provide the best balance of return on invested capital and adequate screen numbers for patrons and film distribution companies.

          Concession Penetration. The typical UATC theatre derives approximately 69% of its total revenue from admissions and 27% from concession sales. Concession sales are a very important factor with respect to the overall profitability of a theatre. As a result of this, UATC's strategy is to focus on increasing concession sales by seeking to increase the percentage of patrons who purchase concessions and by seeking to increase the amount of concessions purchased by each patron. To accomplish these goals and to improve its concession performance, UATC has implemented training programs for all concession employees, remodeled concession stands at certain existing theatres to make them more visible, attractive and efficient, constructed new theatres with increased concession capacity, expanded concession menus in selected locations and adopted seasonal and event-oriented marketing plans (e.g., Super Bowl promotional tie-ins). See "--Concessions."

FILM LICENSING

          UATC obtains licenses to exhibit films by directly negotiating with film distributors on a film-by-film and theatre-by-theatre basis. UATC licenses films through its booking offices located in New York and Los Angeles. Individuals in the regional booking offices are responsible for booking films for theatres in their region. This regional film booking structure allows UATC to maintain better relationships with regional representatives from the various film distributors, and provides better insight to the film tastes of patrons in each market. UATC licenses films from all of the major and independent film distributors and is not overly dependent on any one film distributor for film product.

          UATC licenses the majority of its first run films from distributors owned by the major and independent film production companies. Each film distributor establishes geographic areas known as "film zones," and typically allocates each of its films to only one theatre within each film zone. In most cases where there is more than one exhibitor in a film zone, this allocation process is based on long standing relationships between the distributor and exhibitor or is done on an alternating basis. In certain very limited cases where there are several exhibitors in a film zone, film is also allocated based on an exhibitor bidding process. Film zones vary in size based primarily upon population density. UATC operates in 105 film zones where it is the only exhibitor, and thus, will not have any competition with respect to licensing the film product in those film zones.

          Film licenses typically specify rental fees equal to the higher of a percentage of (i) gross box office receipts or (ii) adjusted box office receipts. Under the gross box office receipts formula, the film distributor receives a specified weekly percentage of the gross box office receipts. Under the adjusted box office receipts formula, the film distributor receives a specified percentage of the excess of box office receipts over a periodically negotiated amount of house expenses. In certain very limited cases, UATC may be required to pay a non-refundable guarantee or make film rental advances in order to obtain certain film licenses.

          Most terms of the film licenses (and hence the film rental costs) with many film distributors are historically finalized subsequent to exhibition of the film in a process known as "settlement." The settlement process considers, among other things, the actual success of a film relative to original expectations, an exhibitor's commitment to the film, and the exhibitor's relationship with the film distributor. UATC has historically been able to license a majority of the motion pictures available; however, there is no guarantee that this will continue in the future.

CONCESSIONS

          Concession sales are a very important factor with respect to the overall profitability of a theatre. UATC's primary concession products are varying sizes of popcorn, soft drinks, candy and certain other products such as nachos and hot dogs. In addition, UATC also sells pizza, pretzels, cookies, ice cream, bottled water, fruit juices and other specialty items in many of its theatres. Popcorn, soft drinks and packaged candy are generally sold in three or four (includes children's) sizes. Retail prices for concession items vary by the size of the offering and are generally market sensitive. Concession sales are recorded net of applicable sales taxes.

          In an effort to further increase its concession sales, UATC has introduced new products and initiated programs to increase the percentage of patrons who purchase concessions and increase the amount of concessions purchased by each patron. To assist in achieving these goals, UATC has implemented training programs for all concession employees, remodeled concession stands at certain existing theatres to make them more visible, attractive and efficient, constructed new theatres with increased concession capacity, expanded concession menus in selected locations and installed bulk candy stands in most theatres and adopted certain seasonal and event-oriented promotional programs. In addition, theatre managers and assistant managers are incented through concession commission programs which represent a significant portion of their total compensation.

INTERNATIONAL OPERATIONS

          In addition to its domestic theatres, UATC has also developed theatres in certain markets outside of the United States in conjunction with strategic partners. The Company's international operating theatres at March 31, 1997 are summarized as follows:

Country                       Theatres  Screens  Ownership
-------                       --------  -------  ---------

Hong Kong................         7       26         50%
Singapore................         2        7         50%
Mexico...................         4       45         50%
Argentina................         3       13         25%
                                 --       --
                                 16       91
                                 ==       ==

          As all of UATC's international operations are owned 50% or less, they are accounted for on an equity basis and as such, their revenue and expenses are not included in the revenue and operating expenses of UATC. Generally, UATC only invests in international theatre projects with local partners and requires that the Company manage such theatre operations. UATC receives a management fee based on a percentage of revenue for such management services. During the year ended December 31, 1996, UATC received approximately $0.7 million of management fees from its international theatres. During the year ended December 31, 1996, UATC received approximately $0.6 million of dividends from the Hong Kong theatres. UATC's international operations are managed by corporate executives based in Englewood, Colorado and limited staff based in the applicable country. In addition to the theatres set forth above, two theatres (20 screens) in Argentina and two theatres (14 screens) in Thailand were under construction.

          As mentioned previously, UATC is currently discussing the restructuring of its international joint ventures in an effort to monetize certain of its investments by admitting new partners through a sale of all or a part of its interest for cash or in exchange for theatres located in its key markets in the United States. In April 1997, UATC sold its Hong Kong investment to its partners for $17.5 million, which resulted in a gain of approximately $11.0 million for financial reporting purposes.

ENTERTAINMENT CENTERS

          UATC currently has six Starport/TM/ entertainment center locations, one which opened in September 1995 and five which opened during 1996. These existing Starport/TM/ locations range in size from 30,000 square feet to 75,000 square feet, depending on the needs of the given development project, and consist of various combinations of a multi-screen theatre, expanded concession and food service venues and several themed and unthemed "high-tech" virtual reality venues, attractions and other electronic games.

OTHER NEW BUSINESS INITIATIVES

          In an effort to utilize its existing theatres more effectively during periods of low attendance (such as mornings and weekdays), UATC has developed a business unit called the Satellite Theatre Network or Proteus Network/TM/. The Proteus Network/TM/ rents theatre auditoriums for seminars, corporate training, business meetings and other educational or communication uses, for product and customer research and for other entertainment uses. Theatre auditoriums are rented on an individual basis or on a networked basis. In order to provide the "broadcasting" network or "teleconferencing" equipment, a network of theatres has been created by installing high quality (high definition-like) video projection equipment within theatres which are networked via the combination of satellite delivery from a single or multiple location and telephonic communication.

          As of March 31, 1997, the Proteus Network/TM/ included 30 theatres with electronic video capability and an additional 341 theatres which were being rented for individual non-networked uses. Since the Proteus Network/TM/ operations within the theatre are managed by existing personnel, very little incremental personnel expenditures are required. Marketing of the Proteus Network/TM/ services is done on a national basis by staff located in Englewood, Colorado. UATC recorded $6.0 million of revenue from the Proteus Network/TM / for the year ended December 31, 1996.

THEATRE PROPERTIES

          As of March 31, 1997, UATC and its subsidiaries owned and operated 371 theatres with an aggregate of 2,259 screens in 26 states and Puerto Rico, and through investments in various joint venture companies, operated 20 theatres with 103 screens in Hong Kong, Singapore, Mexico and Argentina. The table below summarizes the theatres operated by UATC and its subsidiaries at March 31, 1997.

                                                      TOTAL NUMBER  TOTAL NUMBER
                                                      OF THEATRES    OF SCREENS
                                                      ------------  ------------

Fee-Owned.......................................            17            67
Leased:
          Third party...........................           313         1,962
          UAR and UAP I.........................            41           230
                                                           ---         -----
               Total owned and leased theatres..           371         2,259
Managed theatres................................            20           103
                                                           ---         -----
               Total operating theatres                    391         2,362
                                                           ===         =====

          Of the 371 theatres where the land and building are owned or leased by UATC, nine theatres (30 screens) are held through two corporations which are owned 75% by UATC and two theatres (19 screens) held by two partnerships each of which are owned 51% by UATC. The remaining theatres are held directly by UATC or its wholly-owned subsidiaries. The managed theatres include four theatres (12 screens) located in the United States and the rest are in countries outside of the United States and are all held by corporations owned 50% or less by UATC.

          Pursuant to the Sale-Leaseback Transaction, the land and building improvements relating to 10 operating theatres and four theatres under development owned by UATC, and 17 theatres owned by Prop II and leased to UATC were sold to the Owner Trustee and leased back by UATC. The remaining theatres owned by Prop II and the theatre equipment used by the 17 theatres sold were transferred to UATC in conjunction with a merger or other combination of Prop II into UATC. See "The Properties."

          UATC's third party leases generally have terms that range from 10-20 years, and provide for options to extend for up to 20 additional years at UATC's option. UATC expects that in the normal course of business, desirable leases that expire will be renewed or replaced by other leases The leases provide for minimum annual rentals and, under certain circumstances, may require additional rentals based upon a percentage of the leased theatres' revenue over an agreed upon breakpoint. Certain of the leases provide for escalating minimum annual rentals during the term of the lease. The leases typically require UATC to pay for property taxes, insurance, and certain of the lessor's overhead costs.

          UATC leases the land, building and equipment of those theatres owned by UAR and its wholly-owned subsidiaries, UAP I and Prop II (prior to December 31, 1995) in accordance with two master leases. In conjunction with the Sale-Leaseback transaction, the Prop II master lease was canceled. The

UAP I and the UAR Leases, defined below, expire in 2003, and provide for options to extend the leases at UATC's option for up to an additional ten years. See "-- Certain Transactions with UAR and its Subsidiaries."

          UATC owns directly or through its subsidiaries substantially all of the theatre equipment used in its fee-owned theatres and theatres leased from unaffiliated third parties.

CERTAIN TRANSACTIONS WITH UAR AND ITS SUBSIDIARIES

          General. Prior to the Sale-Leaseback Transaction, UAP I leased 40 theatre properties (the "UAP I Lease") and Prop II leased 28 theatre properties (the "Prop II Lease") to UATC (collectively, the "UAP Leases"). Pursuant to the UAP I Indenture and the Prop II Indenture (each as defined below), such properties were mortgaged to the respective holders of the UAP Indebtedness. As a result of the February 28, 1995 merger of OSCAR II into OSCAR I, the common stock of UAR became 100% owned by OSCAR I.

          After giving effect to the lease payments required to be made pursuant to the UAP I Lease, a balloon payment of approximately $53.0 million will be required under the UAP Indebtedness of UAP I on November 1, 1998. UAP I has no substantial operations independent of the lease of properties to UATC and, accordingly, will be required to refinance such indebtedness upon maturity thereof. UATC is under no contractual obligation to refinance any portion of the UAP Indebtedness and there can be no guarantee that UATC will refinance any portion of the UAP Indebtedness. In conjunction with the Sale-Leaseback Transaction, UATC and Prop II canceled the Prop II master lease and retired the UAP indebtedness of Prop II. Pursuant to the Sale-Leaseback Transaction the land and building improvements relating to 17 of the Prop II properties were sold and leased back to UATC. The remaining theatre properties owned by Prop II and all of the theatre equipment owned by Prop II were contributed to UATC after the Sale-Leaseback Transaction.

          The UAP I Lease and Subordination, Non-Disturbance and Attornment Agreement between the UAP Trustee (as defined below) and UATC provide that UATC's rights of use and occupancy of the properties on the terms and conditions of the UAP I Lease will not be disturbed upon a foreclosure or other exercise of remedies by the UAP Trustee, so long as UATC is not in default under the applicable UAP Lease. The enforceability of such a non-disturbance agreement would, however, be subject to the equitable powers of a court.

          UAP I Lease and the UAR Lease. Following the consummation of the Sale-Leaseback Transaction, UATC and Prop II canceled the Prop II Lease. The UAP I Lease provides for a minimum base rent plus a percentage rent. The annual basic rent for 1996 was approximately $6.9 million for the UAP I properties. The annual percentage rent payable in respect of the UAP I Lease is equal to the amount by which 8% of the total of gross box office receipts plus concession receipts (as such receipts are determined under such lease) exceeds the basic rent under such lease. The UAP I Lease is a net lease, which provides that UATC will pay, in addition to the minimum basic and percentage rent due thereunder, the taxes, insurance, maintenance and any other charges relating to the leased theatre properties.

          The UAP I Lease expires on October 31, 2003 with two options to extend the term for an additional term of five years each, exercisable at the option of UATC. During the extension terms, if any, the minimum rent will be the fair market value.

          UATC leases six theatre properties from UAR (representing 30 screens) (the "UAR Lease"). The UAR Lease provides for a specified annual basic rent representing an initial aggregate annual base rent of approximately $3.0 million. The UAR Lease provides that the taxes, insurance, maintenance and any other charges relating to the leased or subleased theatre properties will be paid by UATC.

          Certain Existing Indebtedness of UAR. In order to finance its purchase of certain theatre properties that are currently leased to UATC pursuant to the UAP I Lease, and in order to provide funds for certain other purposes, UAP I incurred indebtedness which remains outstanding following the Acquisitions. Although UATC and its subsidiaries are not direct obligors under such indebtedness, pursuant to the $12.5 million of letters of credit issued under the Restated Bank Credit Agreement, standby letters of credit have been issued for the benefit of the holders of such indebtedness to support certain guarantees thereof by UAE as required by the Stock Purchase Agreement. See "-- Guarantees." At March 31, 1997, UAR and UAP I had approximately $62.9 million of indebtedness outstanding.

          The UAP I Financing. Pursuant to an Indenture of Mortgage and Deed of Trust from UAP I, as grantor, to the Connecticut Bank and Trust Company, National Association, and Lese Amato, as trustees (the "UAP I Trustees"), dated as of October 1, 1988 (the "UAP I Indenture"), UAP I issued notes (the "UAP I Notes") in an aggregate principal amount of $60 million and granted to the UAP I Trustees a first priority lien on (i) 41 parcels of land, together with the buildings thereon and the rents and profits therefrom; (ii) the lease of the 41 properties to UATC (as described above under "Certain Transactions with UAR and its Subsidiaries"); and (iii) the equipment and machinery used to operate the theatres located on the properties. As a result of sales and substitutions of properties, as of March 31, 1997 there were 37 properties securing the UAP I Notes.

          The UAP I Notes bear interest at a rate of 11.15% per annum and mature on November 1, 1998. The UAP I Notes require that UAP I make 119 equal monthly installments of principal and interest from December 1, 1988 through October 1, 1998, each in the amount of approximately $572,200. All unpaid principal and interest due in respect of the UAP I Notes is payable on November 1, 1998.
Since the amortization payments are based upon a 30-year amortization period, a balloon principal payment of approximately $53.0 million will be due on November 1, 1998. As of March 31, 1997, an aggregate principal amount of approximately $54.0 million of UAP I Notes remained outstanding.

          The UAP I Indenture contains provisions customarily found in mortgages of this type, including, but not limited to, negative pledges and limitations on the incurrence of indebtedness. The UAP I Notes are prepayable at any time (subject to certain notice and minimum payment provisions) at an amount equal to the principal amount being prepaid, all accrued and unpaid interest thereon and a make-whole prepayment premium.

          Substitution of Properties. The UAP I Indenture permits the substitution of other properties for the properties encumbered thereby, provided that certain conditions are satisfied. United Artists contemplates that any such substitution will be accomplished by the transfer of theater properties from UATC and its subsidiaries to UAR in exchange for the property which is being replaced. Any such property transferred from UATC must have a value not less than the property being replaced. Since the fair market value of the two properties may not be equivalent, UATC contemplates that it will receive a note with a principal amount equal to the difference between the fair market values of such properties. The Indenture for the 11 1/2% Notes places limitations on the issuance of such notes and requires that any such note when issued shall be pledged for the benefit of the holders of the Notes and the other parties to the Collateral Documents.

          Guarantees. In connection with the incurrence of indebtedness by UAP I under the UAP I Indenture, UACI, the predecessor entity to UAE (the "UAP Guarantor"), agreed to guarantee certain obligations of UAP I under the UAP I Indenture and to guarantee all sums payable by UAP I under the

UAP I Notes; provided, however, that, with certain exceptions, the UAP Guarantor's liability for the payment of principal, interest and premium of the indebtedness under each of the UAP I Indenture is limited to $12.0 million (subject to adjustment in certain circumstances). The UAP Guarantor may assign certain of such obligations to a direct or indirect wholly owned subsidiary, and will be released from such obligations, 90 days after letters of credit satisfying certain conditions and certain undertakings, certificates and opinions are delivered to the respective trustees.

          In conjunction with the Acquisition, UATC was required by the Seller to obtain standby letters of credit which were issued to the UAP Trustees for the benefit of the holders of the UAP I Notes and the Prop II Notes to support such guarantee obligations and certain related fee and expense obligations. The initial amount of such standby letters of credit was $25.0 million. In conjunction with the Sale-Leaseback Transaction, the Prop II Notes were prepaid, the Prop II Lease was terminated and $12.5 million of standby letters of credit issued by UATC were canceled. If an event of default under the UAP I Indenture were to occur, the holders of such indebtedness would be entitled to accelerate the UAP I Notes and to draw under the applicable letters of credit. Events of Default under the UAP I Indenture include certain customary events of default (including defaults under the UAP I Lease) and certain events of default relating to certain bankruptcy or insolvency events, judgments and indebtedness defaults of UAP I and of the UAP Guarantor. If such letter of credit is drawn, the lenders under the Restated Bank Credit Agreement would be entitled to demand payment from UATC of the amounts advanced to fund such letter of credit.

CORPORATE OPERATIONS

          UATC operates its theatres from its Englewood corporate headquarters, through its three regional operating offices and 13 district operating offices and two geographically located film booking offices. In most cases, the district offices are located within theatres. In an effort to reduce its general and administrative expenses and to make its divisional and district operations and film booking structure more efficient, since the Acquisition, UATC has restructured its regional operating offices and reduced the number of district offices from 27 to 13. In addition, certain corporate functions such as accounting were centralized in the corporate headquarters.

          A key focus of the theatre manager is on improving efficiency and managing costs at the local theatre level. UATC's computer systems, installed in all of its theatres, allows UATC to centralize all theatre-level administrative functions at its three regional operating offices and corporate headquarters. The system allows regional and corporate management to monitor ticket revenue and concession sales.

          Accordingly, there is active communication between the theatres and division management and corporate management. Management can react on a daily basis to profit and staffing information. Division management provides guidance in scheduling, staffing, screen allocation, and other operating decisions. Management associated with UATC's marketing and concessions operations are also continually involved with theatre management to promote strong performance in those areas. The theatre manager, therefore, can focus solely on the day-to-day operations of the theatre. UATC's reporting systems provide management and each theatre manager with monthly operating reports for individual theatres. This allows management to monitor theatre manager performance and progress in attaining certain identifiable goals.

COMPETITION

          UATC's operations are subject to varying degrees of competition with other theatre circuits and independent theatres with respect to, among other things, licensing films, attracting patrons and obtaining new theatre sites. Management believes that UATC is well positioned within its industry and that the theatre exhibition industry as a whole will continue to play a leading role in the exhibition and marketing of motion pictures and in the entertainment industry as a whole.

          Management believes that the principal competitive factors with respect to film licensing include acceptable licensing terms, seating capacity, prestige and location of an exhibitor's theatres, the quality of the theatre in general, especially of projection and sound, and the exhibitor's ability and willingness to promote the films. Management also believes that ongoing relationships with film distribution and production companies are important in continuously obtaining the best mix of available films.

          The competition for patrons is dependent upon factors such as the availability of popular films, the location of the theatres, the comfort and quality of the theatres and ticket prices. Film patrons are not necessarily "brand" conscious and generally choose a theatre to attend based on film selection, location and quality of the theatre.

          Motion pictures are generally made available through various distribution methods at various dates after the theatrical release date. The release dates of motion pictures in these other "distribution windows" begin four to six months after the theatrical release date with video cassette rentals, followed generally by off-air or cable television programming including pay-per-view, pay television, other basic cable and broadcast network and syndicated programming. While there can be no assurance that such trend will continue in the future, despite the proliferation of these other distribution systems, industry theatre admissions have increased during each of the last five years as more motion pictures have been produced and distributed to theatres and then to the other distribution channels. Theatrical distribution remains the cornerstone of a film's financial success as it is the focal distribution window for the public's evaluation of films and for motion picture promotion. See "Risk Factors--Competition."

          UATC competes for the public's outside-the-home leisure time and disposable income with other forms of entertainment, such as sporting events, concerts and live theatre.

MARKETING AND ADVERTISING

          UATC relies principally upon newspaper advertisements, newspaper film schedules and "word of mouth" to inform its patrons of film titles and exhibition times. Radio and television spots are used to promote certain motion pictures and special events. During the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995, 1994, 1993 and 1992 UATC's advertising expenditures were approximately 4.0%, 4.8%, 4.2%, 4.5%, 3.9%, 4.2% and 4.0%, respectively, of box office revenue.

EMPLOYEES

          As of March 31, 1997, UATC had approximately 10,500 employees of which approximately 1,300 were full time. Approximately 40% of UATC's employees (substantially all of whom are part-time employees who work in the theatres) are paid based on the applicable state and federal minimum wage. Approximately 100 employees (primarily consisting of film projectionists) are covered by collective bargaining agreements. UATC considers its relations with its employees to be satisfactory.

TRADEMARKS AND TRADE NAMES

          Pursuant to a Trademark Agreement, dated as of May 12, 1992, by and among United Artists Entertainment Company ("UAE"), United Artists Holdings, Inc. ("UAHI"), United Artists Cable Holdings, Inc. ("Cable"), and Seller (such parties collectively being the "Seller Entities"), on the one hand, and UATC, UAR, UAB and UAB II, on the other hand, the Seller Entities conveyed to UATC, UAR, UAB and UAB II their right to use (other than in the United Kingdom) the names "United Artists" and "UA" and derivatives thereof and other related intellectual property rights (collectively, the "UA Marks") in connection with the theatrical exhibition businesses of UATC, UAR, UAB and UAB II. The Seller Entities retain the right to use the UA Marks in connection with any other uses of such marks. In the event that any of TCI and the Seller Entities, on the one hand, or any of UATC and its subsidiaries, on the other hand, uses any of the UA Marks in connection with a prospectus or registration statement involving the offering or sale of its securities, such party has agreed to take the necessary steps to make clear in such prospectus or registration statement that the securities being offered or sold are not the obligations of, or guaranteed by, the other party. None of UATC, UAR, UAB, UAB II or the Seller Entities has a registered trademark in the United States relating to any of the UA Marks. Companies which are unaffiliated with UATC have registered trademarks covering certain uses of the United Artists name. UATC has used the name "United Artists" and derivatives thereof and other related intellectual property rights since its formation in 1926. UATC also has registered Trademarks for certain of its business activities.

LEGAL PROCEEDINGS

          There are various pending legal proceedings by or against UATC involving alleged breaches of contract, torts and miscellaneous other causes of action. In addition, there are various claims against UATC relating to certain of the leases held by UATC. Although it is not possible to predict the outcome of the proceedings set forth above, in the opinion of UATC's management, such legal proceedings will not have a material adverse effect on UATC's financial position, liquidity or results of operations.

INSURANCE

          UATC's management believes that it maintains insurance coverage in such amounts, with such deductibles and covering such risks as is customary for companies engaged in similar businesses as UATC.

GOVERNMENTAL REGULATIONS

          The distribution of motion pictures is in large part regulated by federal and state anti-trust laws and has been the subject of numerous anti-trust cases. The most significant of these cases is United States v. Paramount Pictures Corporation, et al., which was affirmed by the United States Supreme Court in 1950. Although UATC was not a party in the Paramount case, the consent decrees resulting from that litigation have a material impact on UATC. Those consent decrees bind certain major film distributors and require the films of such distributors to be offered and licensed to exhibitors, including UATC, on a theatre-by-theatre basis. Consequently, UATC cannot assure itself of a supply of films by entering into long-term arrangements with major distributors, but must compete for its licenses on a film-by-film and theatre-by-theatre basis.

          The federal ADA and certain state statutes, among other things, require that places of public accommodation, including theatres (both existing and newly constructed), be accessible to and that assistive listening devices be available for use by certain patrons with disabilities. With respect to access to theatres, the ADA may require that certain modifications be made to existing theatres in order to make such theatres accessible to certain theatre patrons and employees who are disabled. The ADA requires that theatres be constructed in such a manner that persons with disabilities have full use of the theatre and its facilities and reasonable access to work stations. The ADA provides for a private right of action and for reimbursement of plaintiff's attorneys' fees and expenses under certain circumstances. See the discussion of the Arnold litigation under "Legal Proceedings" herein. UATC has established a program to review and evaluate UATC's theatres and to make any changes which may be required by the ADA. Although UATC's review and evaluation is on-going, management believes that the cost of complying with the ADA will not have a material adverse affect on UATC's financial position, liquidity or results of operations.

MANAGEMENT

Information regarding members of UATC's and OSCAR I's Board of Directors as of March 21, 1997 is set forth below. Directors will serve until the next annual meeting and until his successor is duly elected and qualified.

Name                    Age        Business Experience During Past Five Years            Other Public Directorships
----                    ---        ------------------------------------------            --------------------------
Kurt C. Hall........... 38         Acting Chief Operating Officer since February         Mr. Hall is a director of Showscan
                                   24, 1997 and Executive Vice President, Chief          Entertainment, Inc.
                                   Financial Officer and Director since May 12,
                                   1992.  Mr. Hall served as Vice President and
                                   Treasurer of UATC from September 1990 to
                                   December 1991.



James J. Burke, Jr. ... 45       Director since May 12, 1992.  Director of             Mr. Burke is a director of Ann Taylor Stores
                                 Merrill Lynch Capital Partners, Inc. ("MLCP"),        Corporation, Borg-Warner Security
                                 since 1985 and Managing Partner and Director of       Corporation, Education Management
                                 Stonington Partners, Inc. ("SP"), since July          Corporation,Pathmark Stores, Inc. and
                                 1993 and Managing Partner and Director of             Supermarkets General Holdings Corp.
                                 Stonington Partners, Inc. II ("SPII") since
                                 1994. Prior to July 1994, Mr. Burke was
                                 President and Chief Executive Officer of
                                 MLCP from 1987 to 1994, a Managing Director of
                                 the Investment Banking Division of Merrill
                                 Lynch & Co. ("ML&Co.") from 1985 to 1994 and a
                                 First Vice President of Merrill Lynch Pierce
                                 Fenner and Smith, Inc. from 1988 to 1994.



Albert J. Fitzgibbons, III..51   Director since May 12, 1992.  Director of MLCP        Mr. Fitzgibbons is a director of Borg-Warner
                                 since 1988 and a Partner and a Director of SP since   Automotive, Inc., Borg-Warner Security
                                 July 1993 and a Partner and a Director of SPII        Corporation and Dictaphone Corporation.
                                 since 1994.  Prior to July 1994, Mr. Fitzgibbons
                                 was a Partner of MLCP from 1993 to 1994 and an
                                 Executive Vice President of MLCP from 1988 to 1993.
                                 Mr. Fitzgibbons was also a Managing Director of the
                                 Investment Banking Division of ML&Co. from 1978 to
                                 July 1994.

Robert F. End.......... 41       Director since February 17, 1993. Director of MLCP    Mr. End is a director of Gas Graphic
                                 since 1993 and a Partner and a Director of SP since   Systems, Inc. and Packard BioScience
                                 July 1993 and a Partner and a Director of SPII since  Company.
                                 1994.  Prior to July 1994, Mr. End was a Partner
                                 of MLCP from 1993 to 1994 and a Vice President of
                                 MLCP from 1989 to 1993.  Mr. End was also a Managing
                                 Director of the Investment Banking Division of ML&Co.
                                 from 1993 to July 1994.

Scott M. Shaw.......... 34       Director since February 17, 1993. Principal of SP     Mr. Shaw is a director of Dictaphone
                                 since July 1993. Prior to July 1994, Mr. Shaw was a   Corporation.
                                 Vice President of MLCP from January 1994, an
                                 Associate of MLCP from 1991 to 1994 and an Analyst
                                 of MLCP from 1986 to 1989.  Mr. Shaw was also a Vice
                                 President of the Investment Banking Division of ML&Co.
                                 from January to July 1994 and an Associate of the
                                 Investment Banking Division of ML&Co. from 1991 to
                                 1994 and an Analyst of the Investment Banking Division
                                 of ML&Co. from 1986 to 1989.


John W. Boyle.......... 67            Director since March 5, 1997.  Mr.     Mr. Boyle is a director of Eckerd
                                      Boyle was Chief Financial Officer      Corporation and Supermarkets General
                                      of Eckerd Corporation from 1983 to     Holdings Corp.
                                      1995 and Vice Chairman from 1992 to
                                      1995.


Information regarding executive officers of UATC who are not directors of UATC as of March 21, 1997 is set forth below. Executive officers will hold office for such term as may be prescribed by the Board of Directors and until such person's successor is chosen and qualified or until such person's death, resignation, or removal.

Name                    Age             Business Experience During Past Five Years
----                    ---             ------------------------------------------
Hal Cleveland...........43              Executive Vice President. Mr. Cleveland has been Executive Vice President of UATC since
                                        1990. Mr. Cleveland's duties include supervision of UATC's domestic theatre development. Mr.
                                        Cleveland has served UATC for 21 years in various capacities.

Joseph R. Crotty........52              Executive Vice President. Mr. Crotty became Executive Vice President of UATC in 1993. Mr.
                                        Crotty's duties include supervision of UATC's international theatre development and operations. Mr. Crotty was previously the Senior Vice President in charge of Western U.S.
                                        operations. Mr. Crotty has served UATC for 26 years in various capacities.

Dennis R. Daniels......49               Executive Vice President. Mr. Daniels became Executive Vice President of UATC in 1993. Mr.
                                        Daniel's duties include supervision of UATC's domestic theatre operations. Mr. Daniels was previously the Senior Vice President in charge of Central U.S. operations. Mr. Daniels has served UATC for 18 years in various operating capacities.

Thomas C. Elliot........49              Executive Vice President. Mr. Elliot became Executive Vice President of UATC in 1992. Mr.
                                        Elliot's duties include supervision of UATC's international theatre development and operations. Prior to his appointment to Executive Vice President, Mr. Elliot was President
                                        and Chief Operating Officer of UAR, an affiliated company since 1988.

Gene Hardy..............46              Executive Vice President and General Counsel. Mr. Hardy was promoted to Executive Vice
                                        President of UATC in charge of legal affairs and general counsel in September 1994. Mr.
                                        Hardy was previously the Senior Vice President and general counsel of UATC. Prior to May 12,
                                        1992, Mr. Hardy worked in the legal departments of UAE and Daniels & Associates, a Denver-
                                        based cable television concern.

Michael Pade............47              Executive Vice President. Mr. Pade became Executive Vice President of UATC in February 1997 in charge of film operations. Mr. Pade joined UATC in October 1994 as a Senior Vice
                                        President of film operations. Prior to joining UATC, Mr. Pade worked for Mann Theatres as the Senior Vice President in charge of domestic film booking.

Jim Ruybal..............51              Executive Vice President. Mr. Ruybal became Executive Vice President of UATC in 1992. Mr.
                                        Ruybal is responsible for new business development and sales. Mr. Ruybal formerly served as
                                        Vice President of Corporate Operations for UAE.


Bruce M. Taffet.........49              Executive Vice President. Mr. Taffet was promoted to Executive Vice President in January
                                        1995 and is responsible for purchasing, marketing and national concession operations of
                                        UATC. Prior to February 1995, Mr. Taffet was the Senior Vice President in charge of national concession operations of UATC. Mr. Taffet began in the industry in 1971 when he owned and operated an independent theatre chain in Louisiana and Mississippi.

                             CERTAIN TRANSACTIONS


          UATC, OSCAR I and MLCP are affiliates of one of the Placement Agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated. As of March 21, 1997, MLCP and its affiliates in the aggregate owned approximately 86.1% of the issued and outstanding capital stock of OSCAR I, which owns 100% of the issued and outstanding common stock of UATC.

          For a discussion of the ownership of OSCAR I, see "United Artists."


                         STRUCTURE OF THE TRANSACTION

          The proceeds from the sale of the Old Certificates were used by the Trustee on behalf of the Pass Through Trust to purchase the Mortgage Note issued by Wilmington Trust Company, acting not in its individual capacity but solely as owner trustee (the "Owner Trustee") under a Trust Agreement for the benefit of an institutional investor (the "Owner Participant"), to finance not more than 92.5% of the value of (i) fee title to the building improvements (the "Building Improvements"), including the Incomplete Properties, comprising 31 United Artists theatre locations and (ii) a 21-year estate for years interest (the "Estate for Years") in the underlying land (the "Land") being acquired by the Owner Trustee. The Building Improvements and Estate for Years with respect to each United Artists theatre location are referred to herein collectively as a "Property." The Owner Trustee leases all of the Properties to United Artists pursuant to the master lease agreement (the "Lease").

          With respect to four of the five Incomplete Properties, the Owner Trustee acquired the related Estates for Years as of the Closing Date, and the related Building Improvements upon their completion. Pending completion, cash in an amount equal to the cost to the Owner Trustee of such Building Improvements will be held in escrow by the Indenture Trustee. As each Incomplete Property is completed, the cost of the related Building Improvements will be paid to United Artists. With respect to the seventh Incomplete Property, the Estate for Years with respect to a portion of the related underlying land will be acquired after the Closing Date. Concurrently with the acquisition of such portion by the Owner Trustee, the Owner Trustee will pay, from amounts previously held in escrow, the cost to the Owner Trustee of acquiring such portion. In all other respects, the portion of this Incomplete Property being acquired after the Closing Date shall be treated as the other Incomplete Properties. The aggregate Allocated Debt Amount of each Incomplete Property that has not been completed by December 31, 1996, plus accrued but unpaid interest thereon, was distributed to Certificateholders on February 1, 1997. See "Description of the Mortgage Note--Redemption."

          Simultaneously with the conveyance of the Estate for Years with respect to each parcel of Land to the Owner Trustee and with no additional consideration to UATC, the related remainder interest in the Land subject to the Estate for Years was conveyed by UATC to Wilmington Trust Company, not in its individual capacity but solely as remainderman trustee (the "Remainderman Trustee") under the Remainderman Trust Agreement for the benefit of Northway Mall Associates LLC, an unrelated third party (the "Remainderman Participant"). The Remainderman Trustee in turn, conveyed to the Owner Trustee an option (the "Option") to purchase or ground lease the Land upon the expiration of the Estate for Years and mortgaged its remainder interest in the Land to the Indenture Trustee.

          The Owner Trustee initially issued one Mortgage Note to the Pass Through Trust pursuant to a single trust indenture (the "Base Indenture"). The trust indenture has been supplemented, with respect to each Property, by a mortgage, leasehold mortgage, deed of trust, assignment of leases and rents, security agreement, financing statement and first supplemental mortgage (each, a "Supplemental Indenture"). Pursuant to each Supplemental Indenture, the Mortgage Note has been secured, with respect to each Property, by (i) an assignment to the Indenture Trustee of certain of the Owner Trustee's rights under the Lease, including the right to receive base rentals and certain other amounts payable thereunder by United Artists, (ii) a first mortgage lien on the Building Improvements and Estate for Years, (iii) a collateral assignment of the Owner Trustee's rights under the Option and (iv) a first mortgage lien on the Remainderman Trustee's remainder interest in the Land. In addition, the Mortgage Note has been secured by, with respect to each Incomplete Property, cash and cash equivalents in an amount equal to the cost to the Owner Trustee of the Building Improvements related to such Property. The Owner Participant provided from sources other than the Mortgage Note not less than 7.5% of the value of the Properties. The Owner Participant, however, is not be personally liable for any amount payable under the Indenture or the Mortgage Note issued thereunder.

                                THE PROPERTIES

          The Properties consist of 31 theatres operated by United Artists which were owned by UATC or Prop II or which are being developed by United Artists. The Properties included substantially all of UATC's and Prop II's fee-owned properties which have been developed and which UATC anticipates it will operate for the foreseeable future. The Properties are located in a good mix of both large and medium size markets (in terms of population) and are geographically dispersed in 14 states. All but two theatres are located in theatres with six or more screens, with an overall screen per theatre average (excluding the planned four screen addition to the Jackson 10) of all Properties of 8.3, compared with an average for all of UATC's theatres of 6.1. Certain information regarding each of the Properties including their approximate value as of the Closing Date is set forth in the following table:

 THEATRE                                             NO. OF     LAND     BUILDING      YEAR      VALUE OF
  NAME                            CITY      STATE    SCREENS  (SQ. FT.)  (SQ. FT.)  CONSTRUCTED  PROPERTY
  ----                            ----      -----    -------  ---------  ---------  -----------  --------
                                                           (SQ. FT. IN THOUSANDS)           ($ IN MILLIONS)
UATC Owned & Opened
Seigen Village 10         Baton Rouge       LA          10       239         34          1987     $ 3.7
Kanawha Mall Cinemas      Charleston        WV           9       372         70          1984       4.6
Greenwood 12              Englewood         CO          12       261         43          1992       6.0
Cache Cinema              Lawton            OK           8       306         44          1982       2.9
Cooper Twin               Greeley           CO           2       135         12          1969        .9
UA Lake Point             Lewisville        TX          10       372         35          1994       4.6
Washington Township       Sewell            NJ          14       677         50          1994       8.1
UA Grand Prairie          Grand Prairie     TX          10       402         40          1995       6.0
Lake Charles              Lake Charles      LA          10       261         32          1995       4.1
Eagle Highlands           Indianapolis      IN          10       367         41          1995       6.6
                                                        --     -----        ---                   -----
  Total UATC Owned
    & Opened                                            95     3,392        401                    47.5

THEATRE                                                          NO. OF     LAND     BUILDING       YEAR        VALUE OF
 NAME                             CITY            STATE         SCREENS   (SQ. FT.)  (SQ. FT.)   CONSTRUCTED    PROPERTY
 ----                             ----            -----         --------  ---------  ---------  --------------  --------
                                                                         (SQ. FT. IN THOUSANDS)             ($ IN MILLIONS)

UATC Owned & Under Development
Jupiter Road(1)                   Dallas              TX            9       418         54         05/96(2)       9.6
Fossil Creek(1)                   Fort Worth          TX           11       436         43         02/97(2)       8.0
Lafayette(1)                      Lafayette           LA           10       275         32         04/96(2)       4.3
Clinton Center(1)                 Jackson             MS           10       305         32         06/96(2)       4.0
                                                                -----    ------         --                        ---
    Total UATC Owned &
    Under Development                                              40     1,434        161                       25.9

Prop II Owned
Larchmont Playhouse               Larchmont           NY            1        11          7          1932           .4
Movies @ Regency                  Jacksonville        FL           12       269         34          1980          4.2
Orange Park                       Jacksonville        FL            7       218         21          1980          2.5
Movies @ Maplewood                Maplewood           MN            6       192         20          1981          2.6
Florida Mall                      Orlando             FL            7       309         28          1987          4.0
UA 6 Hayward                      Hayward             CA            6       219         23          1977          4.3
Park Sierra-Riverside             Riverside           CA            6        87         20          1981          2.9
UA Bowen                          Arlington           TX            8       309         33          1985          2.8
UA 6 Movies                       Colma               CA            6        39         39          1986          4.9
UA Cinemas 6                      Port Arthur         TX            6       254         18          1980          1.2
Las Vegas Trail 8                 Fort Worth          TX            8       305         29          1984          1.9
UA Bedford 10                     Bedford             TX           10       322         39          1986          3.7
Jackson 10(1)(3)                  Ridgeland           MS           14       348         37     1987/1996          4.4
UA Cinemas 6                      Corpus Christi      TX            6       234         31          1968          1.9
Beaucatcher 7                     Asheville           NC            7       188         39          1982          3.4
College Road Cinema               Wilmington          NC            6       399         36          1983          2.8
Haywood Cinemas                   Greenville          SC           10       559         51     1985/1989          4.9
                                                                -----    ------         --                        ---
    Total Prop II                                                 126     4,262        505                       52.8
                                                                -----     -----        ---                       ----
    Total                                                         261     9,088      1,067                     $126.2
                                                                =====     =====      =====                     ======

(1)  Represents an Incomplete Property.

(2)  Represents the completion date of such Incomplete Property.
(3) The Owner Trustee acquired the existing Jackson 10 theatre, which at the Closing Date was comprised of ten screens, 239,000 square feet ("sq. ft.") of land and a building of 27,000 sq. ft. This theatre was expanded through the acquisition of an additional 2.4 acres of land and the construction, by UATC on behalf of the Owner Trustee, of four additional screens occupying an estimated 10,000 sq. ft. in December 1996.

                              DIAGRAM OF PAYMENTS


          The following diagram illustrates certain aspects of the payment flows among United Artists, the Owner Trustee, the Owner Participant, the Indenture Trustee, the Trustee and the Certificateholders.

          United Artists leases the Properties from the Owner Trustee under the Lease. The Mortgage Note was initially issued pursuant to the Indenture by the Owner Trustee. Rent is payable under the Lease to the Owner Trustee. However, as a result of the assignment of certain of the Owner Trustee's rights under the Lease to the Indenture Trustee, United Artists makes rental payments thereunder directly to the Indenture Trustee. From such rental payments, the Indenture Trustee, on behalf of the Owner Trustee, makes payments on the Mortgage Note held in the Pass Through Trust to the Trustee and remits the balance to the Owner Trustee for distribution to the Owner Participant. The Trustee distributes payments received on the Mortgage Note held in the Pass Through Trust to the Certificateholders.


                   ------------------------------------
                   United Artists Theatre Circuit, Inc.
                   ------------------------------------

                                                   Lease Rental Payments
                                                   Assigned by Owner Trustee

                                             -----------------
                                             Indenture Trustee
                                             -----------------
          Excess
          Payments


               -------------
               Owner Trustee                       Mortgage Note Payments
               -------------

                                              --------------------
                                              Pass Through Trustee
                                              --------------------
          Excess
          Payments


                                                   Pass Through Distributions

               -----------------
               Owner Participant
               -----------------                ------------
                                                 Holders of
                                                Pass Through
                                                Certificates
                                                ------------

                        DESCRIPTION OF THE CERTIFICATES


          The Certificates have been issued pursuant to an Agreement entered into between United Artists and the Trustee. The statements under this caption are a summary of the terms of the Certificates and the Agreement and do not purport to be complete. The summary makes use of terms defined in and is qualified in its entirety by reference to all of the provisions of the Agreement and the Certificates, the forms of which are available without charge to each Person to whom this Prospectus is delivered, upon request of such Person to Financial Reporting Department, United Artists Theatre Circuit, Inc., 9110 East Nichols Avenue, Englewood, Colorado 80112.

GENERAL

          The New Certificates were issued in fully registered form only. Each Certificate represents a fractional undivided interest in the Pass Through Trust. The property of the Pass Through Trust includes the Mortgage Note, all monies at any time paid thereon and all monies due and to become due thereunder and funds from time to time deposited with the Trustee in the accounts established pursuant to the Agreement. Each Certificate corresponds to a pro rata share of the outstanding principal amount of the Mortgage Note held in the Pass Through Trust.

          Interest paid on the Mortgage Note will be passed through to Certificateholders at the rate per annum of 9.3% which will be calculated on the basis of a 360-day year of twelve 30-day months.

          Each Certificate represents a fractional undivided interest in the Pass Through Trust and all payments and distributions will be made only from Trust Property. The Certificates do not represent an interest in or obligation of United Artists, the Trustee, the Indenture Trustee, the Owner Trustee in its individual capacity, the Owner Participant, or any of their respective affiliates. Each Certificateholder by its acceptance of a Certificate agrees to look solely to the income and proceeds from the Trust Property to the extent available for distribution as provided in the Agreement.

          The Certificateholders have the benefit of a lien on the Properties and the other property in the Indenture Estate securing the Mortgage Note, as discussed under "Description of the Mortgage Note--Security."

BOOK-ENTRY; DELIVERY AND FORM

          The certificates representing the Old Certificates were issued in fully-registered form without interest coupons. Old Certificates sold in offshore transactions in reliance on Regulation S under the Securities Act were initially represented by a single, permanent Global Certificate, in definitive, fully-registered form without interest coupons ("Regulation S Global Certificate") and were deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC for the accounts of Euroclear and Cedel.

          Certificates sold in reliance on Rule 144A were represented by a single, permanent global Certificate, in definitive, fully-registered form without interest coupons (the "144A Global Certificate" and, together with the Regulation S Global Certificate, the "Global Certificates") and were deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC. The 144A Global Certificate (and any Certificates issued for exchange thereof) are subject to certain restrictions on transfer as described under "Transfer Restrictions."

          Certificates originally purchased by or transferred to Institutional Accredited Investors who were not qualified institutional buyers ("Non-Global Purchasers") were in definitive registered form without coupons ("Certificated Certificates"). Upon the transfer of Certificated Certificates initially issued to a Non-Global Purchaser to a qualified institutional buyer, such Certificated Certificate was, unless the relevant Global Certificate has previously been exchanged in whole for Certificated Certificates, be exchanged for an interest in such Global Certificate. For a description of the restrictions on the transfer of Certificated Certificates, see "Transfer Restrictions."

          Ownership of beneficial interests in the 144A Global Certificate was limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the 144A Global Certificate was shown on, and the transfer of that ownership could be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in the 144A Global Certificate directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

          Investors may hold their interests in the Regulation S Global Certificate directly through Cedel or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such system. As a result of the Exchange Offer, investors may also hold such interest through organizations other than Cedel or Euroclear that are participants in the DTC system. Cedel and Euroclear will hold interests in the Regulation S Global Certificates on behalf of their participants through DTC.

          So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Certificates represented by such Global Certificate for all purposes under the Agreement and such Certificates. No beneficial owner of an interest in a Global Certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Agreement and, if applicable, those of Euroclear and Cedel.

          Payments of the principal of, and interest on, a Global Certificate will be made to DTC nor its nominee, as the case may be, as the registered owner thereof. Neither United Artists, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

          United Artists expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Certificate as shown on the records of DTC or its nominee. United Artists also expects that payments by participants to owners of beneficial interests in such Global Certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

          United Artists expects that DTC will take any action permitted to be taken by a holder of Certificates (including the presentation of Certificates for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the relevant Global Certificate is credited and only in respect of such portion of the aggregate face amount of Certificates as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Certificates, DTC will exchange the applicable Global Certificate for Certificated Certificates, which it will distribute to its participants and which may be legended as set forth under the heading "Transfer Restrictions."

          United Artists understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

          Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interest in the Global Certificates among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither United Artists nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED CERTIFICATES

          If DTC is at any time unwilling or unable to continue as depositary for the Global Certificates and a successor depositary is not appointed, the Trustee will issue Certificated Certificates, which may bear the legend referred to under "Transfer Restrictions," in exchange for the Global Certificates.

SAME-DAY SETTLEMENT AND PAYMENT

          All payments made by United Artists to the Indenture Trustee under the Lease will be in immediately available funds and, to the extent such payments are allocable to the Mortgage Note, will be passed through to DTC in immediately available funds. Transfers between participants in Euroclear and Cedel will be similarly effected in accordance with their respective rules and operating procedures.

          The Certificates will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Certificates will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in same-day funds on trading activity in the Certificates.

PAYMENTS AND DISTRIBUTIONS

          All Scheduled Payments (as defined below) of principal and interest on the Mortgage Note received by the Trustee will be distributed by the Trustee to Certificateholders on the date such receipt of payment is confirmed, except in certain cases when the Mortgage Note is in default. See "--Events of Default and Certain Rights Upon an Event of Default." Payments of interest on the unpaid principal amount of the Mortgage Note are scheduled to be received by the Trustee on January 1 and July 1 of each year, commencing July 1, 1996, until the final distribution date for the Pass Through Trust. Payments of principal on the Mortgage Note are scheduled to be received in specified amounts by the Trustee commencing on July 1, 1996, until the final distribution date for the Pass Through Trust (such scheduled payments of interest and principal on the Mortgage Note are herein referred to as "Scheduled Payments," and January 1 and July 1 of each year, commencing July 1, 1996, are herein referred to as "Regular Distribution Dates"). The Trustee will distribute to the Certificateholders on each Regular Distribution Date all Scheduled Payments the receipt of which is confirmed by the Trustee on such Regular Distribution Date. Each such distribution of Scheduled Payments will be made by the Trustee to the Certificateholder of record on the fifteenth day preceding the applicable Regular Distribution Date, subject to certain exceptions. If a Scheduled Payment is not received by the Trustee on a Regular Distribution Date but is received within five days thereafter, it will be distributed on the date received to such Certificateholders. If it is received after such five day period, it will be treated as a Special Payment (as defined below) and distributed as described below.

          Each Certificateholder will be entitled to receive a pro rata share of any distribution in respect of Scheduled Payments of principal and interest made on the Mortgage Note. The Regular Distribution Dates on which, and the amounts in which, Scheduled Payments of principal on the Mortgage Note are payable are set forth below under "Description of the Mortgage Note--Principal and Interest Payments."

          Payments of principal, Make-Whole Premium, if any, and interest received by the Trustee on account of a redemption, if any, of the Mortgage Note payments received by the Trustee following a default in respect of the Mortgage Note (including payments received by the Pass Through Trust on account of the purchase or redemption by the Owner Trustee of the Mortgage Note or payments received on account of the sale of the Mortgage Note by the Trustee) and any Scheduled Payments not paid within five days of a Regular Distribution Date ("Special Payments"), will be distributed on the 1st day of a month (each, a "Special Distribution Date"). The Trustee will mail notice to the Certificateholders of record not less than 20 days prior to the Special Distribution Date on which any Special Payment is scheduled to be distributed by the Trustee in the event the Mortgage Note is to be redeemed, in whole or in part, prior to maturity and, in all other instances, as soon as practicable after the Trustee has received the Special Payment. The notice will specify the anticipated Special Distribution Date, the amount of such anticipated Special Payment, the reason for the Special Payment and the total amount to be distributed if such Special Distribution Date is the same date as a Regular Distribution Date. Each distribution of a Special Payment, other than a final distribution, on a Special Distribution Date will be made by the Trustee to the Certificateholders of record on the fifteenth day preceding such Special Distribution Date. See "--Events of Default and Certain Rights Upon an Event of Default" and "Description of the Mortgage Note--Redemption."

          After partial or full redemption or default in respect of the Mortgage Note or other Special Payment, a Certificateholder should refer to the information with respect to the Pool Balance and the Pool Factor reported periodically by the Trustee to determine the remaining amortization of the Mortgage Note. See "--Pool Factors" and "--Reports to Certificateholders."

          The Agreement requires that the Trustee establish and maintain, for the benefit of the Certificateholders, one or more non-interest bearing accounts (the "Certificate Account") for the deposit of payments representing Scheduled Payments on the Mortgage Note. The Agreement also requires that the Trustee establish and maintain, for the benefit of the Certificateholders, one or more non-interest bearing accounts (the "Special Payments Account") for the deposit of payments representing Special Payments. Pursuant to the terms of the Agreement, the Trustee is required to deposit any Scheduled Payments received by it in the Certificate Account and to deposit any Special Payments so received by it in the Special Payments Account. All amounts so deposited will be distributed by the Trustee on a Regular Distribution Date or a Special Distribution Date, as the case may be, to the Certificateholders.

          At such time, if any, as definitive Certificates are issued, distributions by the Trustee to Certificateholders, other than a final distribution, will be made by check mailed to each Certificateholder of record on the applicable record date at its address appearing on the register. The final distribution, however, will be made only upon presentation and surrender of the Certificate at the office or agency of the Trustee specified in the notice given by the Trustee of such final distribution. The Trustee will mail such notice of the final distribution to the Certificateholders, specifying the date set for such final distribution and the amount of such distribution. See "--Termination of the Pass Through Trust."

          If any Regular Distribution Date or Special Distribution Date is not a Business Day, distributions scheduled to be made on such Regular Distribution Date or Special Distribution Date may be made on the next succeeding Business Day without any additional interest due to the delay.

POOL FACTORS

          Unless there has been an early redemption, or a default, in respect of the Mortgage Note as described under "--Events of Default and Certain Rights Upon an Event of Default" and "Description of the Mortgage Note--Redemption," the Pool Factor for the Pass Through Trust will decline in proportion to the Scheduled Payments of principal on the Mortgage Note as described under "Description of the Mortgage Note--Principal and Interest Payments." In the event of such redemption or default, the Pool Factor and the Pool Balance of the Pass Through Trust will be recomputed after giving effect thereto and notice thereof will be mailed to the Certificateholders.

          The "Pool Balance" for the Pass Through Trust will indicate, as of any date, the aggregate unpaid principal amount of the Mortgage Note on such date plus any amounts in respect of principal on the Mortgage Note held by the Trustee and not yet distributed. The Pool Balance as of any Regular Distribution Date or Special Distribution Date will be computed after giving effect to the payment of principal, if any, on the Mortgage Note and the distribution thereof to be made on that date.

          The "Pool Factor" for the Pass Through Trust as of any Regular Distribution Date or Special Distribution Date will be the quotient (rounded to the seventh decimal place) computed by dividing the then outstanding Pool Balance by the aggregate original principal amount of the Mortgage Note. The Pool Factor will initially be 1.0000000; thereafter, the Pool Factor will decline to reflect reductions in the Pool Balance resulting from distributions in respect of principal on the Certificates. The amount of a Certificateholder's pro rata share of the Pool Balance can be determined by multiplying the original denomination of the holder's Certificate by the Pool Factor as of the applicable Regular Distribution Date or Special Distribution Date. The Pool Factor and the Pool Balance will be mailed to Certificateholders of record on each Regular Distribution Date and Special Distribution Date.

          As of the date of issuance of the Certificates and assuming that no early redemption, delinquency or default in respect of the Mortgage Note occurs, the Scheduled Payments of principal on the Mortgage Note, and the resulting Pool Factors after giving effect to each such payment, are set forth below.

                      SCHEDULED
    REGULAR           PRINCIPAL
DISTRIBUTION DATE     PAYMENTS   POOL FACTOR
-------------------  ----------  -----------

July 1, 1996.......  $  961,492    0.9917647
January 1, 1997....   1,006,202    0.9831465
July 1, 1997.......   1,052,990    0.9741276
January 1, 1998....   1,101,954    0.9646892
July 1, 1998.......   1,153,195    0.9548120
January 1, 1999....   1,206,819    0.9444755
July 1, 1999.......   1,262,936    0.9336583
January 1, 2000....   1,321,662    0.9223382
July 1, 2000.......   1,383,119    0.9104916
January 1, 2001....   1,595,746    0.8968239
July 1, 2001.......   1,669,949    0.8825207
January 1, 2002....   1,747,601    0.8675523
July 1, 2002.......   1,828,865    0.8518879
January 1, 2003....   1,913,907    0.8354951
July 1, 2003.......   2,002,904    0.8183401
January 1, 2004....   2,096,039    0.8003873
July 1, 2004.......   2,193,504    0.7815998
January 1, 2005....   2,295,502    0.7619386
July 1, 2005.......   2,402,243    0.7413631
January 1, 2006....   2,666,173    0.7185271
July 1, 2006.......   2,790,150    0.6946292
January 1, 2007....   2,919,892    0.6696201
July 1, 2007.......   3,055,667    0.6434480
January 1, 2008....   3,197,755    0.6160590
July 1, 2008.......   3,346,451    0.5873963
January 1, 2009....   3,502,061    0.5574009
July 1, 2009.......   3,664,906    0.5260106
January 1, 2010....   3,835,325    0.4931607
July 1, 2010.......   4,013,667    0.4587833
January 1, 2011....   4,328,672    0.4217078
July 1, 2011.......   4,529,955    0.3829083
January 1, 2012....   4,740,598    0.3423047
July 1, 2012.......   4,961,036    0.2998130
January 1, 2013....   5,191,724    0.2553454
July 1, 2013.......   5,433,139    0.2088101
January 1, 2014....   5,685,780    0.1601108
July 1, 2014.......   5,950,169    0.1091471
January 1, 2015....   6,226,851    0.0558136
July 1, 2015.......   6,516,400    0.0000000

     To the extent that the Mortgage Note is redeemed in whole or in part or a delinquency or default in respect thereof occurs, the timing (and, in the case of defaults, the amount) of distributions in respect of principal on the Certificates will differ from that set forth above.

REPORTS TO CERTIFICATEHOLDERS

     On each Regular Distribution Date and Special Distribution Date, the Trustee will include with each distribution of a Scheduled Payment or Special Payment to Certificateholders of record a statement, giving effect to such distribution to be made on such Regular Distribution Date or Special Distribution Date, setting forth the following information (per $1,000 aggregate principal amount, as to (i) and (ii) below):

          (i) the amount of such distribution allocable to principal and the amount allocable to Make-Whole Premium, if any;

          (ii)   the amount of such distribution allocable to interest; and

          (iii)  the Pool Balance and the Pool Factor.

     So long as the Certificates are registered in the name of Cede, as nominee for DTC, on the Record Date prior to each Regular Distribution Date and Special Distribution Date, the Trustee will request from DTC a securities position listing setting forth the names of all DTC Participants reflected on DTC's books as holding positions in the Certificates on such Record Date. On each Regular Distribution Date and Special Distribution Date, the Trustee will mail to each such DTC Participant the statement described above, and will make available additional copies as requested by such DTC Participant, to be available for forwarding to the Certificate Owners.

     In addition, after the end of each calendar year, the Trustee will prepare for each Certificateholder of record at any time during the preceding calendar year a report containing the sum of the amounts determined pursuant to clauses (i) and (ii) above for such calendar year or, in the event such Person was a Certificateholder of record during a portion of such calendar year, for the applicable portion of such calendar year, and such other items as are readily available to the Trustee and which a Certificateholder shall reasonably request as necessary for the purpose of such Certificateholder's preparation of its federal income tax returns. Such report and such other items shall be prepared on the basis of information supplied to the Trustee by the DTC Participants, and shall be delivered by the Trustee to such DTC Participants to be available for forwarding by such DTC Participants to Certificate Owners in the manner described above.

     At such time, if any, as definitive Certificates are issued, the Trustee will prepare and deliver the information described above to each Certificateholder of record as the name of such Certificateholder appears on the records of the Trustee.

     United Artists is required to furnish annually to the Trustee a certificate as to its compliance with the conditions and covenants under the Agreement during the preceding year.

VOTING OF THE MORTGAGE NOTE

          The Trustee, as holder of the Mortgage Note, will have the right to vote and give consents and waivers in respect of such Mortgage Note under the Indenture. The Agreement sets forth the circumstances in which the Trustee shall direct any action or cast any vote as the holder of the Mortgage Note at its own discretion and the circumstances in which the Trustee shall seek instructions from the Certificateholder. Under the Agreement, prior to an Event of Default (as defined below), the principal amount of the Mortgage Note directing any action or being voted for or against any proposal shall be in proportion to the principal amount of Certificates held by the Certificateholder taking the corresponding position.

EVENTS OF DEFAULT AND CERTAIN RIGHTS UPON AN EVENT OF DEFAULT

          An event of default under the Agreement (an "Event of Default" for purposes of this section "Description of the Certificates" only) is defined as the occurrence and continuance of an event of default under the Indenture (an "Indenture Default" for purposes of this section "Description of the Certificates" only). See "Description of the Mortgage Note--Indenture Defaults, Notice and Waiver" for a description of the Indenture Defaults.

          The Owner Trustee (except during any period during which United Artists is an Owner Participant or otherwise controls the Owner Trustee) will have the right, under certain circumstances, to cure Indenture Defaults that result from the occurrence of a Lease Event of Default. If the Owner Trustee chooses to exercise such cure right, the Indenture Default, and consequently the Event of Default under the Agreement, will be deemed to be cured. See "Description of the Mortgage Note--Indenture Defaults, Notice and Waiver."

          The Indenture Trustee's right to exercise remedies under the Indenture is subject to certain limitations. See "Description of the Mortgage Note-- Remedies."

          The Agreement provides that, so long as an Indenture Default shall have occurred and be continuing, the Trustee may vote the Mortgage Note and, upon the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than 25% of the Pass Through Trust, shall vote a corresponding percentage of the Mortgage Note in favor of directing the Indenture Trustee to declare the unpaid principal amount of the Mortgage Note and any accrued and unpaid interest thereon to be due and payable. The Agreement in addition provides that, if an Indenture Default shall have occurred and be continuing, the Trustee may vote the Mortgage Note, and upon the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest shall vote a corresponding percentage of the Mortgage Note, in favor of directing the Indenture Trustee as to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or of exercising any trust or power conferred on the Indenture Trustee under the Indenture, provided that if an Event of Default shall have occurred and be continuing, such direction by the Certificateholders shall not obligate the Trustee to vote more than a corresponding majority of the Mortgage Note in favor of directing any action by the Indenture Trustee with respect to such Indenture Default.

          The Indenture provides that, if an Indenture Default shall occur and be continuing thereunder, the Indenture Trustee, upon the instructions of the holders of 25% of the outstanding principal amount of the Mortgage Note, shall declare the unpaid principal amount of the Mortgage Note to be immediately due and payable, together with any accrued and unpaid interest thereon. The Indenture further provides that, if an Indenture Default shall occur and be continuing thereunder, the holders of a majority in aggregate outstanding principal amount of the Mortgage Note may direct the Indenture Trustee with respect to the exercise of remedies thereunder. See "Description of the Mortgage Note--Remedies."

          As an additional remedy, if an Indenture Default shall have occurred and be continuing, the Agreement provides that the Trustee may, and upon the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest shall, sell all or part of the Mortgage Note for cash. The proceeds received by the Trustee upon any such sale (net of the costs and expenses incurred in connection with such sale) shall be deposited in the Special Payments Account and shall be distributed on the next succeeding Special Distribution Date to Certificateholders. The market for the Mortgage Note in default may be very limited and there can be no assurance that it could be sold for a reasonable price. If the Trustee sells the Mortgage Note for less than its outstanding principal amount and accrued interest thereon, the amount of distributions made to Certificateholders will be less than would otherwise be the case.

          Any amount distributed to the Trustee by the Indenture Trustee following an Indenture Default will be deposited in the Special Payments Account and distributed to the Certificateholders on the next succeeding Special Distribution Date. In addition, if, following an Indenture Default, the Owner Trustee exercises its option to redeem the outstanding Mortgage Note as described below under "Description of the Mortgage Note--Redemption," the price paid by Owner Trustee to the Trustee for the Mortgage Note will be deposited in the Special Payments Account and distributed to the Certificateholders on a Special Distribution Date.

          Any funds representing payments received with respect to the defaulted Mortgage Note, or the proceeds from the sale by the Trustee of the Mortgage Note received by the Trustee, will be deposited in the Special Payments Account and (except when received on a Special Distribution Date as to which notice has been timely given), to the extent practicable, invested and reinvested by the Trustee in Permitted Investments maturing no later than the next succeeding Special Distribution Date pending the distribution of such funds on such Special Distribution Date. Permitted Investments are defined in the Agreement as obligations of the United States.

          The Agreement provides that the Trustee shall, within 90 days after the occurrence of a default in respect of the Pass Through Trust, give notice, transmitted by mail, to the Certificateholders of all uncured or unwaived defaults under the Agreement known to it; provided that, except in the case of a default in the payment of principal of, Make-Whole Premium, if any, or interest on the Mortgage Note, the Trustee need not give such notice if the Trustee makes a good faith determination that it is in the interests of the Certificateholders to withhold such notice. The term "default," for the purpose of the provision described in this paragraph only, means the occurrence of any event which is, or after notice or lapse of time, or both, would become an Event of Default.

          The Agreement contains a provision entitling the Trustee to be indemnified by the Certificateholders before proceeding to exercise any right or power under the Agreement at the request of such Certificateholders.

          In certain cases, the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest may, on behalf of all Certificateholders, waive any past Event of Default and thereby annul any direction given by such holders to the Indenture Trustee with respect thereto, except (i) a default in the deposit of any Scheduled Payment or Special Payment or in the distribution of any such payment, (ii) a default in payment of the principal of, Make-Whole Premium, if any, or interest on the Mortgage Note or (iii) a default in respect of any covenant or provision of the Agreement that cannot be modified or amended without the consent of each Certificateholder affected thereby. See "--Modifications of the Agreement." The Indenture provides that, with certain exceptions, the holders of not less than a majority in aggregate outstanding principal amount of the Mortgage Note may, on behalf of all such holders, waive any past Indenture Default thereunder. In the event of a waiver under the Agreement as described above, the principal amount of the Mortgage Note shall be counted as having voted for a waiver of such past Indenture Default. For a discussion of waivers of Indenture Defaults under the Indenture, see "Description of the Mortgage Note--Indenture Defaults, Notice and Waiver."

DEFEASANCE

          The Indenture pursuant to which the Mortgage Note held in the Pass Through Trust was issued is subject to defeasance under certain circumstances. See "Description of the Mortgage Note."

MODIFICATIONS OF THE AGREEMENT

          The Agreement contains provisions permitting United Artists and requiring the Trustee to enter into supplements to the Agreement, without the consent of any Certificateholder, among other things, (i) to evidence the succession of another corporation to United Artists and the assumption by such corporation of United Artists' obligations under the Agreement, (ii) to add to the covenants of United Artists for the benefit of the Certificateholders, (iii) to cure any ambiguity, to correct or supplement any defective or inconsistent provision of the Agreement or any supplement, or to make any other provisions with respect to matters or questions arising under the Agreement or any supplement, provided such action shall not adversely affect the interests of the Certificateholders, or (iv) to ensure that the Agreement qualifies under or is in conformance with the Trust Indenture Act.

          The Agreement also contains provisions permitting United Artists and requiring the Trustee, with the consent of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest, and the consent of the Owner Trustee (such consent not to be unreasonably withheld), to execute supplements thereto adding any provisions to or changing or eliminating any of the provisions of the Agreement or modifying the rights of the Certificateholders thereunder, except that no such supplement may, without the consent of each Certificateholder so affected, (a) reduce in any manner the amount of, or delay the timing of, any receipt by the Trustee of payments on the Mortgage Note, or distributions in respect of any Certificate, change any date if payment on any certificate or change the place of payments or make distributions payable in coin or currency other than that provided for in such Certificates, or impair the right of any Certificateholder to institute suit for the enforcement of any such payment when due, (b) permit the disposition of the Mortgage Note, except as provided in the Agreement, or otherwise deprive any Certificateholder of the benefit of the ownership of the Mortgage Note or (c) reduce the percentage of the aggregate fractional undivided interests of the Pass Through Trust provided for in the Agreement, the consent of the holders of which is required for any such supplement or for any waiver provided for in the Agreement.

MODIFICATION OF LEASE AND OTHER DOCUMENTS

          In the event that the Trustee, as the holder of the Mortgage Note, receives a request for its consent to any amendment, modification, waiver or supplement under the Indenture, the Participation Agreement, the Lease or any other document relating to the Mortgage Note, the Trustee shall mail a notice of such proposed amendment, modification, waiver or supplement to each Certificateholder of record as of the date of such notice. The Trustee shall request instructions from such Certificateholders as to whether or not to direct the Indenture Trustee to take or refrain from taking any action that a Certificateholder may direct to consent to such amendment, modification, waiver or supplement, and shall act, vote or consent, subject to the applicable vote or consent requirements of the Indenture, with respect to the Mortgage Note in the same proportion as the Certificates were actually voted or not voted by the Certificateholders. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, the Trustee, subject to the voting instructions referred to under "--Events of Default and Certain Rights Upon an Event of Default," may in its own discretion consent to such amendment, modification, waiver or supplement, and may so notify the Indenture Trustee.

TERMINATION OF THE PASS THROUGH TRUST

          The obligations of United Artists and the Trustee created by the Agreement will terminate upon the distribution to Certificateholders of all amounts required to be distributed to them pursuant to the Agreement and the disposition of all property held in the Pass Through Trust. The Trustee will mail to each Certificateholder notice of the termination thereof, the amount of the proposed final payment and the proposed date for the distribution of such final payment. The final distribution to any Certificateholder will be made only upon surrender of such holder's Certificates at the office or agency of the Trustee specified in such notice of termination.

THE TRUSTEE

          Fleet National Bank is the Trustee. The Trustee and any of its affiliates may hold Certificates in their own names. With certain exceptions, the Trustee makes no representations as to the validity or other sufficiency of the Agreement, the Certificates, the Mortgage Note, the Indenture, the Lease, the Participation Agreement or other related documents. Fleet National Bank is also the Indenture Trustee under the Indenture under which the Mortgage Note is issued.

          The Trustee may resign at any time, in which event United Artists will be obligated to appoint a successor trustee. If a Trustee ceases to be eligible to continue as Trustee under the Agreement or becomes incapable of acting as Trustee or becomes insolvent, United Artists may remove such Trustee, or any holder of Certificates for at least six months of Certificates may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Trustee and the appointment of a successor trustee. In addition, the holders evidencing fractional undivided interests aggregating not less than a majority in interest may at any time remove the Trustee without cause by delivering an instrument in writing to United Artists, the Trustee, the Owner Trustee and the Indenture Trustee. Any resignation or removal of the Trustee and appointment of a successor trustee will not become effective until acceptance of the appointment by the successor trustee.

          The Agreement further provides that the Trustee will be entitled to indemnification by United Artists for, and will be held harmless against, any loss, liability or expense incurred by the Trustee (other than through its own willful misconduct, negligence or by reason of a breach of any of its representations or warranties set forth in the Agreement). To the extent that such loss, liability or expense is for or with respect to taxes, the Trustee may be entitled to be reimbursed by the Pass Through Trust.

                       DESCRIPTION OF THE MORTGAGE NOTE


          The statements under this caption are summaries of the terms of the Mortgage Note and the Indenture and do not purport to be complete. The summaries make use of the terms defined in and are qualified in their entirety by reference to all of the provisions of the Mortgage Note, the Base Indenture and the Supplemental Indentures (the Base Indenture and the Supplemental Indentures collectively being referred as the "Indenture"), the forms of which are available without charge to each Person to whom this Prospectus is delivered, upon request of such Person to Financial Reporting Department, United Artists Theatre Circuit, Inc., 9110 East Nichols Avenue, Englewood, Colorado 80112.

GENERAL

          One Mortgage Note was issued under the Base Indenture and is secured by, among other things, a lien on the Properties.

          The Owner Trustee leases the Properties to United Artists. United Artists is obligated under the Lease to make or cause to be made rental and other payments to the Owner Trustee in amounts that will be at least sufficient to pay when due all payments required to be made on the Mortgage Note and all ongoing fees payable under the Operative Documents, except in certain cases of optional redemption which require the Owner Trustee to deposit an amount sufficient to pay the redemption price and Make-Whole Premium, if any, with the Indenture Trustee. The Mortgage Note is not, however, a direct obligation of, or guaranteed by, United Artists. United Artists' rental obligations under the Lease are general obligations of United Artists. Payments under the Lease in excess of the amounts necessary to make required payments on the Mortgage Note will be paid by the Indenture Trustee to the Owner Trustee for distribution to the Owner Participant and will not be available for distributions on the Certificates, except in certain cases upon an Indenture Default.

PRINCIPAL AND INTEREST PAYMENTS

          The original principal amount of the Mortgage Note was $116,753,000. The Scheduled Payments of principal of the Mortgage Note will be payable as set forth below:

     REGULAR
DESCRIPTION DATE                                    AMOUNT
----------------                                    ------

July 1, 1996..............................        $  961,492
January 1, 1997...........................         1,006,202
July 1, 1997..............................         1,052,990
January 1, 1998...........................         1,101,954
July 1, 1998..............................         1,153,195
January 1, 1999...........................         1,206,819
July 1, 1999..............................         1,262,936
January 1, 2000...........................         1,321,662
July 1, 2000..............................         1,383,119
January 1, 2001...........................         1,595,746
July 1, 2001..............................         1,669,949
January 1, 2002...........................         1,747,601

   REGULAR
DESCRIPTION DATE                     AMOUNT
----------------                     ------

July 1, 2002.............           1,828,865
January 1, 2003..........           1,913,907
July 1, 2003.............           2,002,904
January 1, 2004..........           2,096,039
July 1, 2004.............           2,193,504
January 1, 2005..........           2,295,502
July 1, 2005.............           2,402,243
January 1, 2006..........           2,666,173
July 1, 2006.............           2,790,150
January 1, 2007..........           2,919,892
July 1, 2007.............           3,055,667
January 1, 2008..........           3,197,755
July 1, 2008.............           3,346,451
January 1, 2009..........           3,502,061
July 1, 2009.............           3,664,906
January 1, 2010..........           3,835,325
July 1, 2010.............           4,013,667
January 1, 2011..........           4,328,672
July 1, 2011.............           4,529,955
January 1, 2012..........           4,740,598
July 1, 2012.............           4,961,036
January 1, 2013..........           5,191,724
July 1, 2013.............           5,433,139
January 1, 2014..........           5,685,780
July 1, 2014.............           5,950,169
January 1, 2015..........           6,226,851
July 1, 2015.............           6,516,400
                                 ------------
                    Total......  $116,753,000
                                 ============

          Interest is payable on the Mortgage Note at the rate borne by the Mortgage Note on the unpaid principal amount thereof on January 1 and July 1 in each year, commencing July 1, 1996. Such interest will be computed on the basis of a 360-day year of twelve 30-days months.

          If a date scheduled for any payment of principal, Make-Whole Premium, if any, or interest on the Mortgage Note is not a Business Day, such payment shall be made on the next succeeding Business Day without any additional interest.

REDEMPTION

          The Mortgage Note is subject to redemption in part in the event that, on or after January 1, 2006, United Artists determines that a Property is obsolete, no longer economic for United Artists' use or surplus to United Artists' needs (the "Termination Right") and the Owner Trustee has not accepted United Artists' offer to substitute another property. The Mortgage Note is also subject to redemption in part if, at any time during the last three years of the Lease term, there occurs a Major Repair Event or a Major Requirement Event and the Owner Trustee does not accept United Artists' offer to substitute another property. See "Description of the Lease--Obsolescence Termination" and "-- Substitution." The redemption price in each

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such case shall be equal to the Redemption Price with respect to such property plus a Make-Whole Premium, if any.

          The Make-Whole Premium, if any, on the Mortgage Note will be determined by an independent investment banking institution of national standing (the "Investment Banker") selected by United Artists. The Investment Banker will first determine the Treasury Rate with respect to any redemption of the Mortgage Note. The Treasury Rate means a per annum rate (expressed as a semiannual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity of United States Treasury securities maturing on the Average Life Date (as defined below) of the Mortgage Note, as determined by interpolation between the most recent weekly average yields to maturity for two series of United States Treasury securities (A) one maturing as close as possible to, but earlier than, the Average Life Date of the Mortgage Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of the Mortgage Note, in each case as published in the most recent H.15(519) (or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of the Mortgage Note is reported in the most recent H.15(519), as published in H.15(519)). H.15(519) means "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System. The most recent H.15(519) means the latest H.15(519) which is published prior to 12:00 noon, New York City time, on the third business day prior to the applicable Redemption Date. The Average Life Date shall be the date which follows the Redemption Date, by a period equal to the Remaining Weighted Average Life of such Mortgage Note. The Remaining Weighted Average Life is the number of days equal to the quotient obtained by dividing (A) the sum of the products obtained by multiplying (1) the amount of each remaining principal payment on the Mortgage Note by (2) the number of days from and including the Redemption Date, to but excluding the scheduled payment date of such principal payment by
(B) the unpaid principal amount of the Mortgage Note.

          To determine the Make-Whole Premium, the Investment Banker then will determine, as of the third business day prior to the Redemption Date, the sum of the present values of all of the remaining scheduled payments of principal and interest from the Redemption Date to Stated Maturity on the Mortgage Note computed on a semiannual basis by discounting such payments (assuming a 360-day year consisting of twelve 30-day months) using such Treasury Rate. If the sum of these present values of the remaining payments as computed above exceeds the aggregate unpaid principal amount of the Mortgage Note (in the case of a redemption in whole) or the Allocated Debt Amount (in the case of a redemption related to the termination of the Lease with respect to a Property), plus any accrued but unpaid interest thereon, the difference will be payable as a premium upon such redemption. If the sum is equal to or less than such principal amount plus accrued interest, there will be no premium payable with respect to such redemption.

          Following the occurrence of an Event of Loss with respect to any Property, if United Artists elects not to exercise its Substitution Right (as defined in "Description of the Lease--Substitution Right") with respect to such Property, then the Mortgage Note shall be redeemed in part at a price equal to the Redemption Price. The Mortgage Note is also subject to redemption in part on February 1, 1997 in the event that, prior to December 31, 1996 (the "Construction Completion Deadline"), any of the Incomplete Properties is not completed and United Artists has been unable to exercise its Substitution Right. See "Description of the Lease--Condemnation and Casualty," "--Substitution" and "--The Participation Agreement."

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

          The Mortgage Note is subject to redemption or purchase by the Owner Trustee (except during any period during which United Artists is an Owner Participant or otherwise controls the Owner Trustee), in whole but not in part, if under the Indenture an Indenture Default arising from a Lease Event of Default shall have occurred and (i) the Indenture Trustee shall have given notice of its intent to accelerate the Mortgage Note or (ii) such Indenture Default shall have continued for a period of 180 days or more during which the Mortgage Note could, but shall not, have been accelerated at a price equal to the aggregate unpaid principal amount thereof, plus accrued but unpaid interest thereon, plus all other amounts then due and payable to the holder of the Mortgage Note plus, in the case of redemption or purchase pursuant to clause
(ii), if such Lease Event of Default shall have continued for less than 270 days, a Make-Whole Premium, if any.

          Any redemption of the Mortgage Note will occur on the respective date of redemption (the "Redemption Date") fixed in accordance with the Indenture. The Redemption Date will be the date designated in the notice of redemption given by the Owner Trustee (or by United Artists pursuant to the Lease) to the Indenture Trustee. Any such notice must be given not less than 30 days prior to the applicable Redemption Date.

SECURITY

          One Mortgage Note was issued under the Indenture, and, except as described below, is secured by, among other things, (i) an assignment to the Indenture Trustee of certain of the Owner Trustee's rights under the Lease including the right to receive rentals and certain other amounts payable thereunder by United Artists (but excluding Excepted Payments), (ii) a first mortgage lien on all of the Building Improvements and Estates for Years acquired by the Owner Trustee and leased to United Artists, (iii) a collateral assignment of the Owner Trustee's rights under the Option and (iv) a first mortgage lien on the Remainderman Trustee's remainder interest in the Land. The Mortgage Note is secured by a first mortgage lien on all of the Properties. Solely with respect to each of the Incomplete Properties, as of the Closing Date and until such time as such Properties are completed, the Mortgage Note is secured by the rights described in clauses (i), (iii) and (iv) of the preceding sentence, plus a first mortgage lien on the Estate for Years related to such Incomplete Properties (and the Building Improvements related to such Property, to the extent such Building Improvements are constructed), plus cash in an amount equal to the cost to the Owner Trustee of acquiring the Building Improvements related to such Incomplete Properties. Such cash will be held in escrow by the Indenture Trustee pending completion of the Incomplete Properties. Upon completion of each Incomplete Property, the Mortgage Note will be secured with respect to such property as described in the first sentence of this paragraph. See "Description of the Lease--The Participation Agreement." Unless and until an Indenture Default has occurred and is continuing, payments under the Lease in excess of the amount required to pay amounts owed in respect of the Mortgage Note will be paid to the Owner Trustee for distribution to the Owner Participant and, accordingly, no such excess payments distributed prior to an Indenture Default will be available to satisfy any deficiency in the amount available to pay the Mortgage Note in full.

          Unless and until an Indenture Default has occurred and is continuing and the Mortgage Note has been declared due and payable, the Indenture Trustee may not exercise any of the rights of the Owner Trustee under the Lease, except the right to receive payments of rentals due thereunder (other than Excepted Payments).

          Funds, if any, held from time to time by the Indenture Trustee, including funds held pending completion of the Incomplete Properties or as the result of an Event of Loss with respect to a Property or partial termination of the Lease as it relates thereto, will be invested and reinvested in certain Permitted Investments selected by United Artists. United Artists will be obligated to pay the amount of any loss resulting from any such investment directed by it.

LIMITATION OF LIABILITY

          The Mortgage Note is not a direct obligation of or guaranteed by, United Artists or the Owner Trustee. None of the Owner Trustee, the Owner Participant, the Trustee or the Indenture Trustee, or any affiliate thereof, will be personally liable to any holder of the Mortgage Note or to the Indenture Trustee for any amounts payable under the Mortgage Note or for any liability under the Indenture. All payments of principal, Make-Whole Premium, if any, and interest on the Mortgage Note will be made only from the assets subject to the liens of the Supplemental Indentures and the income and proceeds received by the Indenture Trustee therefrom (including Fixed Rent and certain amounts of Additional Rent payable by United Artists under the Lease). None of the Owner Trustee, the Owner Participant or the Indenture Trustee will be personally liable for or in respect of this Prospectus.

INDENTURE DEFAULTS, NOTICE AND WAIVER

          Indenture Defaults include: (a) the occurrence and continuance of any Lease Event of Default (other than a Lease Event of Default related to Excepted Payments), (b) failure by the Owner Trustee to pay when due any principal of, Make-Whole Premium, if any, or interest on the Mortgage Note and continuance of that failure for 10 days, (c) failure by the Owner Trustee to comply with any covenant contained in the Indenture or the Participation Agreement, which continues unremedied for a period of 30 days (or such longer period (but in no event more than 60 days) if the Owner Trustee is diligently proceeding to correct the failure at the end of the original 30-day period and reasonably expects to correct such failure within the additional 30-day period) after notice to the Owner Trustee by the Indenture Trustee or to the Owner Trustee and the Indenture Trustee by the holders of at least 25% of the outstanding principal amount of the Mortgage Note, (d) any representation or warranty made by the Owner Trustee or the Owner Participant in the Indenture or the Participation Agreement shall prove at any time to have been inaccurate in any material respect as of the date made, and any material adverse impact of such inaccuracy shall continue unremedied for a period of 30 days (or such longer period (but in no event more than 60 days) if such inaccuracy is curable but is not reasonably susceptible to cure within 30 days and if the Owner Trustee or the Owner Participant, as applicable, is diligently proceeding to correct such inaccuracy at the end of the original 30-day period) after notice to the Owner Trustee by the Indenture Trustee or to the Owner Trustee and the Indenture Trustee by the holders of at least 25% of the outstanding principal amount of the Mortgage Note and (e) the occurrence of certain events of bankruptcy, reorganization or insolvency of the Owner Trustee, subject to certain limited exceptions.

          In the event United Artists fails to make any semiannual fixed rental payment when due under the Lease and such failure shall not constitute the fourth or subsequent consecutive or the seventh or subsequent cumulative such failure, then the Owner Trustee or the Owner Participant may cure the default by paying the Indenture Trustee an amount equal to but not less than all principal and interest as shall then be due on the Mortgage Note, together with any overdue interest, in which event the Indenture Trustee and the holder of the Mortgage Note may not exercise any remedies otherwise available under the Indenture or the Lease as the result of such failure to make such rental payment. The Owner Trustee may also cure any other default by United Artists in the performance of its obligations under the Lease. The cure rights described above will not apply during any period during which United Artists is an Owner Participant or otherwise controls the Owner Trustee.

          The Indenture provides that the Indenture Trustee must, within 30 days after any event resulting in the occurrence of an Indenture Default or any event that would, with notice or the passage of time or both, be an Indenture Default, known by it, give notice hereof to the holder of the Mortgage Note.

          The holders of not less than a majority of the unpaid principal amount of the Mortgage Note may direct the Indenture Trustee thereunder, on behalf of all holders, to waive any past default under the Indenture except a default in the payment of the principal of, Make-Whole Premium, if any, or interest on or other amounts due under the Mortgage Note or a default in respect of any covenant or provision of the Indenture that cannot be modified or amended without unanimous consent.

REMEDIES

          Upon the occurrence of an Indenture Default resulting from the bankruptcy, insolvency or reorganization of the Owner Trustee, or a Lease Event of Default resulting from the bankruptcy, insolvency or reorganization of United Artists, the unpaid principal amount of the Mortgage Note together with accrued but unpaid interest thereon, but without Make-Whole Premium, and all other amounts due under the Indenture, shall become due and payable. Upon the occurrence of any other Indenture Default, the Indenture Trustee may, or when instructed by the holders of at least 25% of the outstanding principal amount of the Mortgage Note shall, declare the principal of the outstanding Mortgage Note, together with accrued but unpaid interest thereon, but without Make-Whole Premium, immediately due and payable.

          The holders of a majority in principal amount of the Mortgage Note may rescind any declaration of acceleration by the Indenture Trustee, whether made on its own accord or as directed by the holder of the Mortgage Note, at any time prior to the sale of all or part of the Indenture Estate if (i) there has been paid or deposited with the Indenture Trustee an amount sufficient to pay (a) all overdue installments of interest on the Mortgage Note, (b) the principal of and the Make-Whole Premium, if any, on the Mortgage Note that has become due other than as a result of such declaration and interest thereon as provided therein, and (c) to the extent permitted by law, interest on overdue installments of interest and (ii) all Indenture Defaults, other than the non-payment of principal that has become due solely because of such acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right or remedy consequent thereon.

          If an Indenture Default has occurred and is continuing, the Indenture Trustee may, and upon the written request of the holders of not less than a majority of the unpaid principal amount of the Mortgage Note shall, subject to the condition described below and the Owner Trustee's rights to cure such Indenture Default or to redeem or purchase such Mortgage Note, exercise certain rights and remedies available to it under the Lease, the Indenture and applicable law, including the right to (a) take possession of all or part of the Indenture Estate, either directly or through an agent or court-appointed receiver, and exclude the Owner Trustee, the Remainderman Trustee and United Artists, (b) foreclose on the Indenture Estate and (c) enforce its security interests in any personal property included within the Indenture Estate; provided that the Indenture Trustee may not exercise any remedy against the Indenture Estate seeking to deprive the Owner Trustee of its interests therein unless a declaration of acceleration of such Mortgage Note has been delivered to the Owner Trustee and to United Artists. See "Description of the Lease-- Remedies."

          In connection with an Indenture Default that arises solely by reason of a Lease Event of Default, the Indenture Trustee may not foreclose the lien of any Supplemental Indenture or exercise any of its rights and remedies under any Supplemental Indenture that would result in the exclusion of the Owner Trustee from the Indenture Estate or any substantial part thereof unless (a) the Indenture Trustee has exercised or is concurrently exercising remedies under the Lease involving termination of the Lease or of United Artists' right to possession thereunder or (b) such Lease Event of Default has continued for a period of at least 270 days and a stay prohibiting the exercise of such remedies is in effect as of the expiration of such 270-day period.

          So long as no Lease Event of Default shall have occurred and be continuing, United Artists is entitled to undisturbed possession of all of the Properties, even if an Indenture Default has occurred and is continuing. Because the Indenture provides for certain Indenture Defaults that are not caused by a Lease Event of Default, there are circumstances in which the Mortgage Note may be accelerated even if no default exists under the Lease. In such case, notwithstanding any acceleration, United Artists would not be obligated to pay more than the amounts of rent required to be paid periodically under the Lease.

          The holders of a majority in the unpaid principal amount of the Mortgage Note shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or exercising any trust or power conferred on the Indenture Trustee; provided that such direction does not conflict with applicable law or with the rights of the Owner Trustee under the Indenture; and provided further that the Indenture Trustee may take any other action it deemed proper that is not inconsistent with such direction.

          If an Indenture Default occurs and is continuing, any sums held or received by the Indenture Trustee (other than Excepted Payments) may be applied to reimburse the Indenture Trustee for all amounts then due to it under the Indenture prior to any payments to the holder of the Mortgage Note.

          In the event of a bankruptcy of the Owner Participant, it is possible that, notwithstanding that the Owner Participant's interest in each Property is owned by the Owner Trustee in trust, the Properties, the Lease and the Mortgage Note might become affected by the bankruptcy proceedings. In such event, payments under the Lease or on the Mortgage Note might be interrupted and the ability of the Indenture Trustee to exercise its remedies under the Indenture might be restricted, although the Indenture Trustee would retain its status as a secured creditor in respect of the Lease and the Properties.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

          The Owner Trustee may, at its option and at any time, elect to have its obligations discharged with respect to the Mortgage Note ("defeasance"). Such defeasance means that the Owner Trustee shall be deemed to have paid and discharged the entire indebtedness represented by the Mortgage Note, except for
(i) the rights of the holder of the Mortgage Note to receive payments in respect of the principal of, Make-Whole Premium, if any, and interest on such Mortgage Note when such payments are due, (ii) the Owner Trustee's obligations with respect to the Mortgage Note concerning issuing temporary Mortgage Notes, registration of Mortgage Notes, mutilated, destroyed, lost or stolen Mortgage Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Indenture Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Owner Trustee may, at its option and at any time, elect to have released its obligations with respect to certain covenants contained in the Indenture and the obligations of United Artists with respect to certain covenants contained in the Participation Agreement and the Lease ("covenant defeasance") and any omission to comply with such obligations shall not constitute an Indenture Default with respect to the Mortgage Note. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Indenture Default with respect to the Mortgage Note and neither the failure of United Artists to comply with certain covenants contained in the Participation Agreement nor the occurrence of a Lease Event of Default will constitute an Indenture Default.

          In order to exercise either defeasance or covenant defeasance, (i) the Owner Trustee must irrevocably deposit with the Indenture Trustee, in trust, for the benefit of the holders of the Mortgage Note, cash in U.S. dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent certified public accountants, to pay the principal of, Make-Whole Premium, if any, and interest on the Mortgage Note at the Stated Maturity of such principal or installment of principal or interest; (ii) in the case of defeasance, the Owner Trustee shall have delivered to the Indenture Trustee an opinion of counsel in the United States stating that (A) the Owner Trustee has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holder of the Mortgage Note will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Owner Trustee shall have delivered to the Indenture Trustee an opinion of counsel in the United States to the effect that the holder of the Mortgage Note will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Lease Default or Indenture Default shall have occurred and be continuing on the date of such deposit or, insofar as clause (xii) of Lease Events of Default and clause (e) of Indenture Defaults are concerned, at any time during the period ending the 123rd day after the date of deposit; (v) in the case of defeasance or covenant defeasance, the Owner Trustee shall have delivered to the Indenture Trustee an opinion of counsel to the effect that after the applicable preference period following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vi) the Owner Trustee shall have delivered to the Indenture Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

POSSIBLE RECHARACTERIZATION OF THE LEASE AS A LOAN FOR CERTAIN STATE LAW
PURPOSES

          For federal and state income tax and accounting purposes, it is the intention and belief of United Artists that the Sale-Leaseback Transaction constitute a "true lease" of the Properties. In this regard, United Artists has agreed not to take or omit to take any action during the Lease term inconsistent with "true lease" classification under state law. Notwithstanding the foregoing, in an action involving the enforcement of the Lease with respect to any Property, a court in the jurisdiction where such Property was located might determine that the leveraged lease transaction entered into by United Artists with respect to each Property located in such jurisdiction was actually a loan and, accordingly, that the conveyance by United Artists to the Owner Trustee constitutes an equitable mortgage of such Property or Properties. Under such circumstances, the Owner Trustee would be considered a secured lender to United Artists for purposes of enforcing state law landlord remedies, and the Indenture Trustee would be considered a lender to the Owner Trustee holding an assignment of the security. Consequently, to enforce United Artists' payment obligations under the Lease with respect to such Property or Properties, the Owner Trustee or the Indenture Trustee would be required to comply with the procedural requirements of, and would be subject to the legal limitations on recovery, if any, under the laws of the state in which such Property or Properties are located that are applicable to a lender seeking to recover the principal of a loan secured by real property. It is unclear whether the mortgage interest deemed to be held by the Owner Trustee in a recharacterized transaction would be deemed to be properly perfected and thus enforceable against other third party creditors. If the mortgage interest were deemed perfected, the Owner Trustee (and, by assignment, the Indenture Trustee) would have a secured claim against United Artists. If such mortgage interest were not deemed perfected, it could be defeated by other creditors or a trustee in bankruptcy, in which event the Owner Trustee (and, by assignment, the Indenture Trustee) would be limited to an unsecured claim against United Artists in an amount at least equal to the principal of, and accrued interest on, the Allocated Debt Amount related to such Property or Properties. In either event such secured or unsecured claim would not be subject to the limitations on lessor damages imposed by Section 502(b)(6) of the Bankruptcy Code. See "Description of the Lease--Consequences of United Artists' Bankruptcy."

MODIFICATION OF THE INDENTURE AND OTHER DOCUMENTS

          The parties to the Lease, the Participation Agreement, the Agreement and the other Operative Documents (as defined in the Glossary) may grant the consents under, or modify, waive, amend or supplement certain provisions of such Operative Documents without the consent of the holder of the Mortgage Note, provided that no such modification, amendment, supplement, consent or waiver shall, without the consent of the holder of the Mortgage Note, modify, amend or supplement, or give any consent in respect of or waive any provision of the Lease in any manner (i) as to reduce the amounts payable by United Artists under the Lease, or change the time for the payment thereof, so that such payments are less than the amounts necessary to pay the principal of, Make-Whole Premium, if any, and interest on the Mortgage Note when due (whether at maturity, upon acceleration or otherwise) or (ii) as would release United Artists from its obligation in respect of payment of rent or any other amount payable under the Lease and intended to be used to pay the principal of, Make-Whole Premium, if any, or interest on the Mortgage Note, in any manner inconsistent with clause
(i) above. In addition, without the consent of the Indenture Trustee given at the direction of the holders of at least a majority of the unpaid principal amount of the Mortgage Note, the Owner Trustee may not (except as it relates to certain indemnity or other payment to the Owner Trustee or the Owner Participant) agree to any amendment to, waiver, discharge, supplement or termination of or grant any consent under, certain specified provisions of such Operative Documents, including provisions of the Lease relating to (i) the permitted uses of the Properties; (ii) certain conditions United Artists must satisfy in order to construct improvements to any Property; (iii) the rights of United Artists upon the occurrence of an Event of Loss (if the result thereof would be to adversely affect, delay or decrease the amount of any redemption of the Mortgage Note); (iv) the events constituting Lease Events of Default; or (v) the remedies available to the Owner Trustee upon the occurrence of a Lease Event of Default, if, in general, such amendment, waiver, discharge, supplement, termination or consent would materially adversely affect the rights of the holder of the Mortgage Note.

          The Indenture contains provisions permitting the Owner Trustee and the Indenture Trustee, with the consent of the holders of not less than a majority of the unpaid principal amount of the Mortgage Note, to add, modify or eliminate any provision of the Indenture, except that, without unanimous consent, no amendment or modification of the Indenture may (a) change the Stated Maturity of the principal of or any installment of interest on, or the dates or circumstances of payment of Make-Whole Premium, if any, on the Mortgage Note, or reduce the principal amount thereof or the interest thereon or any amount payable upon the redemption thereof, or change the circumstances for redemption or change the place of payment where, or the coin or currency in which, the Mortgage Note or the Make-Whole Premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment of principal or interest on or after the Stated Maturity thereof (or, in the case of Redemption, on or after the

Redemption Date) or such payment of Make-Whole Premium, if any, on or after the date such Make-Whole Premium becomes due and payable or change the dates or the amounts of payments to be made through installment payments; (b) permit the creation of any lien prior to the lien of any Supplemental Indenture with respect to the Indenture Estate or deprive the holder of the Mortgage Note of the security afforded by the lien of any Supplemental Indentures except as may be required to release property from the lien of any Supplemental Indenture as expressly provided in such Indenture; (c) terminate the Lease, reduce the amounts payable under the Lease or change the time for the payment thereof so that such payments are less than the amounts necessary to pay when due the principal of, Make-Whole Premium, if any, and interest on the outstanding Mortgage Note; (d) reduce the percentage in principal amount of the outstanding Mortgage Note, the consent of the holders of which is required for any such amendment, or the consent of the holders of which is required for any waiver provided for in the Indenture, or (e) modify the provisions of the Indenture governing amendments or waivers thereunder except to increase the percentage of holders of Mortgage Note necessary to permit certain actions or to add provisions of the Indenture that cannot be modified or waived without unanimous consent.

          Each of the Owner Trustee and the Indenture Trustee have agreed in the Participation Agreement (i) to comply with the provisions of the Indenture, (ii) not to waive any provision of the Indenture requiring United Artists' consent thereunder, and (iii) not to amend, supplement, waive or otherwise modify any provision of the Indenture in such a manner as to adversely affect the rights or increase the obligations of United Artists or the Owner Participant without the prior written consent of such party.

DISCHARGE OF LIEN

          The Indenture will cease to be of further effect when, among other things, (a) the principal of, Make-Whole Premium, if any, and interest on the Mortgage Note have been paid, and the Mortgage Note has been delivered to the Indenture Trustee for cancellation, or (b) (i) the Mortgage Note issued thereunder and not theretofore delivered to the Indenture Trustee for cancellation will mature or is to be called for redemption such that it will be due and payable within one year or the conditions to defeasance of the Indenture shall have been satisfied, and (ii) there shall have been irrevocably deposited with the Indenture Trustee in trust cash in an amount that will be sufficient to pay, or direct obligations of the United States of America maturing in such amounts and at such times as will ensure the availability of cash sufficient to pay, when due, the principal of, Make-Whole Premium, if any, and interest on such Mortgage Note to maturity or redemption as the case may be, and all other sums payable under the Indenture. The lien of any Supplemental Indenture shall be released by the Indenture Trustee when, among other things, the Allocated Debt Amount with respect to the Property subject to such lien, together with accrued but unpaid interest thereon, and (if applicable) Make-Whole Premium, if any, shall have been paid.

                           DESCRIPTION OF THE LEASE


          The statements under this caption are summaries of the terms of the Lease and do not purport to be complete. The summaries make use of terms defined in and are qualified in their entirety by reference to all of the provisions of the Lease, the form of which is available without charge to each Person to whom this Prospectus is delivered, upon request of such Person to Legal Department, United Artists Theatre Circuit, Inc., 9110 East Nichols Avenue, Englewood, Colorado 80112.

TERM AND RENT

          The Owner Trustee leases each Property to United Artists pursuant to the Lease for a base term of 21 years. United Artists has the right to renew the term of the Lease for two five-year renewal terms. Rent is required to be paid by United Artists under the Lease in immediately available funds on each January 1 and July 1, commencing July 1, 1996 (the "Rent Payment Dates"). On each Rent Payment Date, the aggregate amount of rent payable under the Lease will be at least equal to the scheduled amount of principal and interest due on the Mortgage Note on such date. United Artists' obligation to pay rent is absolute and unconditional, and, with certain limited exceptions, payments of rent under the Lease are to be made without notice, demand, counterclaim, setoff, deduction, defense, abatement, or reduction.

NET LEASE; MAINTENANCE

          The obligations of United Artists under the Lease are those of a lessee under a "net lease." Accordingly, United Artists is obligated under the Lease to pay the real estate taxes attributable to each Property as well as all other costs and expenses of owning, operating and maintaining each such Property.

          The Lease requires United Artists to maintain each Property in good repair and condition, ordinary wear and tear excepted, and obligates United Artists to comply with all applicable laws and the terms of any agreements affecting any shopping center in which any Property is located in compliance with applicable laws and health and safety standards.

USE; NO CONTINUOUS OPERATION

          Each Property may be used for any lawful purpose, provided that no use of any Property may be made that would: (i) be a public nuisance; (ii) violate any certificate of occupancy required for such Property; (iii) cancel or make it commercially unreasonable to obtain the issuance of any insurance policy required for such Property by the Lease; or (iv) cause any injury or damage to the related Building Improvements.

          United Artists is not obligated under the Lease to operate a business at any Property, except as required by law or by other agreement binding on such Property.

ALTERATIONS

          United Artists may, at its own expense, make certain alterations and additions to any Building Improvements ("Alterations"); provided that such Alterations shall not (i) reduce the value of the applicable Property, (ii) materially reduce the usable square footage of such Property or weaken the structure of the applicable Building Improvements, (iii) have an adverse effect on the use or operation of, or impair the other amenities associated with, the applicable Property, or (iv) reduce the permitted uses thereof under applicable zoning laws. In connection with any Alterations, United Artists shall perform and complete all work in a first-class, workmanlike manner in compliance with applicable laws. All Alterations shall be and remain the property of the Owner Trustee subject to all of the terms and provisions of the Lease. All trade fixtures and furniture installed at the expense of United Artists shall remain the property of United Artists, not subject to the lien of the Indenture.

EASEMENTS

          The Owner Trustee agrees, at the request of United Artists, without additional consideration, to grant easements and licenses, and rights of way, and release existing easements or appurtenances in respect of any Property that do not impair the usefulness of such Property for the purposes contemplated and permitted by the Lease, or adversely affect its value and shall not be detrimental to the proper conduct of business of United Artists.

LIENS

          Under the Lease, if any lien or encumbrance (other than a permitted lien) shall be filed against any Property or any part thereof, any rent, title thereto or interest therein that is created, caused or suffered by United Artists, United Artists shall promptly, but no later than 30 days after the attachment thereof, at its own expense, discharge, eliminate or bond such lien or encumbrance in a manner satisfactory to the Owner Trustee.

ASSIGNMENT OR SUBLEASING

          Under the Lease, United Artists may assign its right, title and interest to and under the Lease, provided that United Artists will remain primarily liable for the performance of its obligations under the Lease. With respect to each Property, United Artists may sublease all or any portion of such Property to any Person, provided that any sublease shall be expressly subordinate to the Lease. No sublease may extend beyond the end of the term of the Lease.

INSURANCE

          Under the Lease, United Artists is required, at its own cost and expense, to carry insurance against loss by fire and other casualties included under extended-coverage, all-risk endorsements, in an amount not less than 100% of the actual replacement value of the Building Improvements constituting part of the Property, general public liability insurance with minimum coverage of $5,000,000 with respect to injury of any one Person, $10,000,000 with respect to any one accident or disaster and $1,000,000 with respect to damage to property, and such additional coverages as may be required under any of the Operative Documents. In no event shall the deductible amount under such public liability policies exceed $500,000 or, under each such other policy, $100,000.

CONDEMNATION AND CASUALTY

          In the event of a total or substantial condemnation or casualty to any Property that is sufficient to render such Property uneconomic for continued use in United Artists' business (an "Event of Loss"), United Artists may elect to either repair or restore such Property or to terminate the Lease with respect to such Property. If United Artists elects to terminate the Lease with respect to such Property, it must either make a rejectable offer to purchase the Property for an amount at least equal to the Allocated Debt Amount, or may replace the Property with a Substitute Property (as hereafter defined).

          If following a casualty or condemnation to any Property, United Artists does not or is not entitled to terminate the Lease, United Artists will be obligated to restore such Property at its own expense as nearly as practicable to the condition that existed as of the Commencement Date, reasonable wear and tear excepted, or, with respect to an Incomplete Property, its condition upon completion. The proceeds of any insurance claim or condemnation award shall, if the Indenture is outstanding, be deposited with the Owner Trustee and shall be disbursed to United Artists upon progress of completion of restoration, repair, replacement or rebuilding, subject to certain provisions set forth in the Lease. In the event that condemnation proceeds exceed the actual cost of restoration, the Owner Trustee shall have the right to retain the excess proceeds.

OBSOLESCENCE TERMINATION

          At any time after January 1, 2001 and provided that no Lease Event of Default has occurred and is continuing, United Artists may terminate the Lease as to a Property if it determines that the Property has become uneconomic, obsolete, or surplus or has become impracticable for United Artists' continued use and occupancy in its business. United Artists may also terminate the Lease as to a Property in the last three years of the Lease term if such Property requires repairs (a "Major Repair Event") or if a legal requirement necessitates capital expenditures to such Property (a "Major Requirement Event") that, in either instance, United Artists determines is uneconomic. In any such event, United Artists may either (i) exercise its rejectable Substitution Option (as defined in "-- Substitution") or (ii) deliver to the Owner Trustee a rejectable offer to purchase the Property for an amount at least equal to the Allocated Debt Amount for such Property plus any accrued but unpaid interest thereon plus a Make-Whole Premium; provided, however, that from January 1, 2001 to December 31, 2005 with respect to any termination pursuant to the first sentence of this paragraph, United Artists may only exercise its rejectable Substitution Option. The Owner Trustee may not reject any rejectable offer under clause (ii) above unless it deposits with the Indenture Trustee the amount specified in the preceding sentence.

EVENTS OF DEFAULT

          Events of default under the Lease ("Lease Events of Default") include the following:

          (i) the failure by United Artists to pay any installment of Fixed Rent within five days after the same is due;

          (ii) the failure by United Artists to make payment constituting Additional Rent within five days after the same is due;

          (iii) the failure by United Artists to maintain insurance as required by the Lease;

          (iv) if the Lease is assigned, sublet, transferred, mortgaged or encumbered without compliance with the Lease;

          (v) if United Artists shall default in the performance of its obligations under the Participation Agreement;

          (vi) (a) an event of default as defined in any mortgage, bond, indenture, loan agreement or other evidence of Indebtedness under which there may be issued or by which there may be secured or evidenced, any Indebtedness of United Artists or any Subsidiary for money borrowed (other than any interest rate contracts), in each case in excess of $25,000,000 in the aggregate, shall happen and shall result in such Indebtedness being due and payable prior to the date on which it would otherwise be due and payable, (b) any default under the instruments referred to in clause
     (vi)(a) above resulting from the failure to pay such Indebtedness at final maturity shall occur or (c) any breach or default under interest rate contracts, if the effect of such breach or default is termination of any of such interest rate contracts and a demand or demands in an aggregate amount in excess of $25,000,000 is made upon United Artists to pay any claim or claims for compensation, termination or loss which have remained unsatisfied for three business days;

          (vii) there shall have been final judgments or orders of any court or regulatory or administrative agency rendered against United Artists or any Subsidiary which require the payment in money, either individually or in an aggregate amount, that is more than $25,000,000, which shall not have been discharged and either (a) any judgment creditor shall have commenced an enforcement proceeding upon any such judgment, order or decree or (b) such judgment or order shall remain unsatisfied or unstayed for 60 days;

          (viii) any Person holding at least $25,000,000 in aggregate principal amount of Indebtedness of United Artists or any Subsidiary, after a default under such Indebtedness, shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of United Artists or any Subsidiary having a Fair Market Value of $25,000,000 individually or in the aggregate (including funds on deposit or held pursuant to lockbox and other similar arrangements) and shall be entitled to commence such proceedings or to take such action pursuant to the terms of such Indebtedness;

          (ix) any event, including, but not limited to, a Reportable Event or an event which could give rise to liability under Title IV of ERISA, shall have occurred which, pursuant to ERISA, could subject United Artists or any of its Subsidiaries to any tax, penalty, lien or other liability under ERISA or the Code which in the aggregate is reasonably likely to have a material adverse effect on United Artists and its Subsidiaries taken as a whole;

          (x) if any representation or warranty made by United Artists in any of the Operative Documents shall prove at any time to have been false or inaccurate in any material respect as of the date made and any material adverse impact of such falseness or inaccuracy shall continue unremedied for a period of 30 days (or such longer period but in no event more than 60 days) if such falseness or inaccuracy is susceptible of being remedied and United Artists commences such cure within 30 days after notice thereof and diligently and continuously pursues such cure thereafter;

          (xi) the failure by United Artists to perform any of its other covenants or obligations under the Lease within 30 days after notice thereof; provided that any non-monetary default that is curable but is not susceptible to a cure within 30 days shall not be deemed a default if a cure is commenced within 30 days after such notice, and is diligently and continuously pursued thereafter; and provided further that in no event shall such cure period exceed 180 days; and

          (xii) certain events of bankruptcy, insolvency, reorganization pursuant to bankruptcy or similar laws, receivership, dissolution or liquidation of United Artists.

REMEDIES

          If a Lease Event of Default has occurred and is continuing, the Owner Trustee may declare the Lease to be in default. Except as provided below, and to the extent permitted by law, the Owner Trustee may at any time thereafter exercise one or more of the remedies set forth in the Lease, including the right to terminate the Lease and repossess and use or relet the Properties, or to transfer the Properties or any part thereof, together with any interest of the Owner Trustee in the Properties to United Artists. If the Properties are to be transferred to United Artists, United Artists is required to pay, as liquidated damages, certain unpaid rent plus any one of the following sums: (a) the difference between a Stipulated Loss Value identified in the Lease (the "Termination Value") and the present value of the fair market sales value of the Properties, for the remainder of the term of the Lease, such present value to be computed using a 6% per annum rate (the "Discount Rate"), discounted semiannually from the dates such rent would be paid; (b) the difference between the present value computed using a per annum rate equal to the Discount Rate of all rents, discounted semiannually, for the remainder of the base or applicable renewal term of the Lease (the "Discounted Basic Rents") and the present value computed using a per annum rate equal to the Discount Rate of the fair market rental value of the Properties for the remainder of such term, discounted semiannually; (c) an amount equal to the excess of the Discounted Basic Rents over the present value computed using a per annum rate equal to the Discount Rate of the aggregate fair market rental value of the Properties; or (d) the greater of the Termination Value, the Discounted Basic Rents and the aggregate fair market sales value of the Properties.

SUBSTITUTION

          Following a determination by United Artists of economic obsolescence at any time on or after January 1, 2006 or, in the last three lease years of the Lease term, a Major Repair Event or Major Requirement Event with respect to a Property, United Artists will have an option to make a rejectable offer to either (a) substitute another property (the "Substitute Property") for such Property (the "Substitution Option") or (b) purchase such Property. The Owner Trustee shall have the option to accept or reject such offer. In addition, at any time from January 1, 2001 to December 31, 2005, following a determination by United Artists of economic obsolescence, United Artists may exercise its rejectable Substitution Option. With respect to any Incomplete Property, or following an Event of Loss to any Property, United Artists may elect to substitute a Substitute Property (the "Substitution Right"). In any event, United Artists may not substitute a Substitute Property unless it satisfies certain conditions with respect to the Substitute Property, including but not limited to, (i) the fair market value of the Substitute Property is not less than the fair market value of the Property immediately prior to the Event of Loss which gave rise to the substitution (in any other event the Substitute Property must have a fair market value not less than the fair market value of the Property as of the date of the Lease), (ii) United Artists shall deliver an environmental assessment report, survey and title search report, each of which shall be satisfactory to the Owner Trustee and (iii) the substitution shall not reduce the amount or timing of any rents due under the Lease.

CONSEQUENCES OF UNITED ARTISTS' BANKRUPTCY

          If United Artists were to become a debtor in a bankruptcy proceeding under the Bankruptcy Code, United Artists or its bankruptcy trustee could seek to reject the Lease. If the bankruptcy court treated the Lease as a true lease and approved the rejection of the Lease, such rejection would constitute a breach of the Lease and, as provided in applicable non-bankruptcy law, deprive United Artists of the use and possession of all of the Properties. If the Lease were rejected, rental payments thereunder would terminate, thereby leaving the Owner Trustee (and by virtue of the assignment effected by the Indenture, the Indenture Trustee) without regular rent payments and with a claim for damages as a source of payment of amounts due under the Mortgage Note. Under section 502(b)(6) of the Bankruptcy Code, a claim by a lessor for damages resulting from the rejection by a debtor of a lease of real property is limited to an amount equal to the rent reserved under the lease, without acceleration, for the greater of one year or 15 percent (but not more than three years) of the remaining term of the lease, plus rent already due but unpaid. There can be no assurance that any such claim for damages would be sufficient to provide for the repayment of the outstanding Mortgage Note. Regardless of any limitation of damages pursuant to section 502(b)(6) of the Bankruptcy Code, the Indenture Trustee could also seek to foreclose upon its lien and security interest in the Properties under applicable state law, which lien and security interest would not be affected by rejection of the Lease, and apply the proceeds of any foreclosure sale to any amounts unpaid with respect to the Mortgage Note. Furthermore, notwithstanding the intent of United Artists and the Owner Trustee, it is possible that the bankruptcy court could determine that the Lease is a separate lease of real property with respect to each Property. If such a determination were made, then the consequences described in this paragraph could occur on a Property by Property basis.

THE PARTICIPATION AGREEMENT

          United Artists is required to indemnify the Owner Participant, the Owner Trustee, the Indenture Trustee and the Trustee for certain losses and claims and for certain other matters. Subject to certain restrictions, the Owner Participant may transfer its interest in the Properties. The Participation Agreement requires United Artists to comply with certain covenants, which are described in Appendix II attached hereto. United Artists will not be required to comply with certain of such covenants in the event that (and for so long as) the Certificates are rated Investment Grade by both Moody's and S&P.

          With respect to each of the Incomplete Properties, as of the Closing Date, the Owner Trustee paid to United Artists an amount equal to the value of the Estate for Years for each such property and acquired title to each such Property, except that the Estate for Years with respect to a portion of the land underlying one Incomplete Property will not be acquired until after the Closing Date, and the purchase price therefor will be held in escrow with the Indenture Trustee pending such acquisition. The remainder of the purchase price for each such Property was placed in escrow with the Indenture Trustee. With respect to each Incomplete Property, upon satisfaction of certain conditions and so long as no Lease Default or Lease Event of Default shall have occurred and be continuing, the Indenture Trustee shall release to United Artists an amount equal to the portion of the purchase price of such Property that was held in escrow. Such conditions shall include the provision of all necessary permits and approvals, satisfactory title insurance, the absence of liens with respect to such Property and an opinion of counsel to the effect that all conditions precedent have been satisfied. In the event that such conditions are not satisfied with respect to all Incomplete Properties on or before December 31, 1996, the Owner Trustee shall make a redemption in part of the Mortgage Note on February 1, 1997. See "Description of the Mortgage Note--Redemptions."

OPTION AND SUBORDINATION AGREEMENT

          Pursuant to the Option and Subordination Agreement, the Remainderman Trustee has granted to the Owner Trustee exclusive and irrevocable options to
(i) lease one or more remainder interests from the Remainderman Trustee upon the expiration of the Estate for Years pursuant to a triple-net ground lease (the "Ground Lease") or (ii) purchase one or more remainder interests from the Remainderman Trustee. Pursuant to the Ground Lease, the Owner Trustee leases the remainder interests for a primary term of five years and has options to extend the term for total additional terms of 60 years. The Owner Trustee may purchase the Remainderman Trustee's remainder interests subject to the Lease if then in effect, at the fair market value of the fee interest in the applicable Property (a) upon the expiration of the Estate for Years or on the last day of the primary term or the renewal term under the Ground Lease or (b) after certain Remainderman Trustee defaults.


                      DESCRIPTION OF CERTAIN INDEBTEDNESS

          The following summary of the instruments governing certain indebtedness of United Artists does not purport to be complete and is qualified in its entirety by reference to such instruments, copies of which have been filed, or incorporated by reference, as exhibits to UATC's reports filed pursuant to the Exchange Act. Capitalized terms used but not defined herein have the meanings ascribed to them in such instruments.

THE BANK CREDIT AGREEMENT

          As the Bank Credit Agreement was refinanced and restated on May 1, 1995 with the Restated Bank Credit Agreement, the following description of UATC's senior bank financing will only address the material terms of the Restated Bank Credit Agreement. A description of the material terms of the Bank Credit Agreement can be found in the Offering Memorandum dated June 13, 1994.

          The following description of material terms of the Restated Bank Credit Agreement does not purport to be complete and is subject to all of the provisions of the Restated Bank Credit Agreement. See "Available Information."

          Bank of America National Trust and Savings Association, as managing agent, and The First National Bank of Boston, as co-managing agent (collectively, the "Co-Managing Agents"), and 18 other financial institutions (collectively with the Co-Managing Agents, the "Banks") provide senior secured bank financing pursuant to the Restated Bank Credit Agreement. All capitalized terms used in this Section without definition shall have the meanings assigned to them in the Restated Bank Credit Agreement, except that the term "Notes" refers to the 11 1/2% Senior Secured Notes due 2002.

          The following is a summary description of the Restated Bank Credit
Agreement:

          Senior Bank Facilities. The Restated Bank Credit Agreement provides for $250 million delay draw term loans (the "Tranche A Term Commitment"), $87.5 million of revolving loan and letters of credit commitments (the "Tranche B Revolving Commitment"), and $12.5 million of standby letters of credit (the "Tranche C Commitment"). The Tranche C Commitment supports certain obligations in respect of certain existing indebtedness of UAP I which is a wholly owned subsidiary of UAR.

          Borrowings under the Restated Bank Credit Agreement are hereinafter referred to as "Loans." The Restated Bank Credit Agreement is guaranteed by OSCAR I, and the OSCAR I Bank Guarantee is secured (on a pari passu basis with the OSCAR I Note Guarantee and any senior guarantee by OSCAR I of any Additional Senior Debt permitted by the Restated Bank Credit Agreement) by all of the outstanding capital stock of UATC, the stock of UAR and the stock of the Subsidiary Guarantor. The Restated Bank Credit Agreement is also guaranteed by the Subsidiary Guarantors and is secured (on a pari passu basis with the Notes and any Additional Senior Debt permitted by the Restated Bank Credit Agreement) by a first priority security interest in all of the issued and outstanding capital stock of such Subsidiary Guarantors.

          Term, Amortization. The Tranche A Term Commitment has a final maturity date of March 31, 2002. Tranche A Term Commitments of $200 million were drawn on May 1, 1995. The remaining $50 million of Tranche A Term Commitments were drawn on November 6, 1995 and the proceeds were used to repay UATC's revolving debt. The Tranche A Term Commitment is required to be amortized in installments as follows:

                                                               PERCENTAGE OF
                                                             DECEMBER 31, 1995
          PAYMENT DATE                                      OUTSTANDING BALANCE
          ------------                                      -------------------

December 31, 1995..........................................             0%
December 31, 1996..........................................           2.0%
June 30 and December 31, 1997..............................           5.0%
June 30 and December 31, 1998..............................           6.5%
June 30 and December 31, 1999..............................          10.0%
June 30 and December 31, 2000..............................          11.0%
June 30 and December 31, 2001..............................          11.0%
March 31, 2002.............................................          11.0%

          The Tranche B Revolving Commitment is available for working capital and other general corporate purposes. The Tranche B Revolving Commitment has a final maturity of March 31, 2002. The Tranche B Revolving Commitments reduce (and any excess borrowings thereunder are required to be repaid) in accordance with the following schedule:

                                                                   AMOUNT OF
                                                                   YEAR ENDED
                                                                   REDUCTION
                                                                   ---------


December 31, 1995..........................................             0%
December 31, 1996..........................................             0%
December 31, 1997..........................................            10%
December 31, 1998..........................................            10%
December 31, 1999..........................................            15%
December 31, 2000..........................................            15%
December 31, 2001..........................................            25%
March 31, 2002.............................................            25%

The Restated Bank Credit Agreement also provides for $12.5 million of
Tranche C Commitments. The Tranche C Commitments will expire on November 1, 1998. Any drawing thereunder which occurs after 20 days prior to the expiration of the applicable letter of credit under Tranche C Commitment (the "Expected Drawdown Period") will be required to be equally amortized in semi-annual installments during the remaining term of the Tranche A Term Commitments. Any drawings under the Tranche C Commitment other than during the Expected Drawdown Period, will be payable on demand. Any drawings under the Tranche C Commitment will permanently reduce the availability thereof. In addition to the Tranche C Commitment UATC may utilize up to $17.5 million of the availability under the Tranche B Revolving Commitments for Letters of Credit if any Bank in its sole discretion shall agree to issue any such Letter of Credit. As of As of March 31, 1997, $3.3 million of Letters of Credit had been issued under the Tranche B Revolving Commitment. As a result of the Sale-Leaseback Transaction $12.5 million of Letters of Credit which were backed by the Tranche B Revolving Commitment were canceled upon the retirement of the Prop II debt and $12.5 million of revolving loan commitment were made available to UATC.

          Interest Rates; LC Fee, Commitment Fees. With certain exceptions, interest on Loans is payable at a rate per annum equal to the Applicable Margin (as defined below) plus (i) the Alternate Base Rate, (ii) the CD Rate (available for 30, 60, 90 and 180 day periods) or (iii) the Eurodollar Rate (available for 1, 2, 3 or 6 month periods) (the rate in clause (i), (ii) or (iii), as applicable, the "Applicable Base Rate"), at UATC's option. The term "Applicable Margin" is determined as of the end of each fiscal quarter of UATC by reference to the Pricing Leverage Ratio (as defined below) as of the date of determination, as set forth in the table below. The term "Pricing Leverage Ratio" means the ratio of (a) UAT Indebtedness less the sum of (i) the average daily undrawn face amount of any letters of credit issued under the Tranche B Revolving Tranche C Commitments and (ii) Subordinated Indebtedness to (b) UAT Annualized Operating Cash Flow.

                              APPLICABLE MARGINS


                               ALTERNATE BASE      EURODOLLAR        CD
                                 RATE LOAN          RATE LOAN     RATE LOAN
                               --------------      ----------     ----------
4.75:1 and above.............       1.000%           2.000%        2.125%
4.50:1 but less than 4.75:1..        .875%           1.875%        2.000%
4:00:1 but less than 4.50:1..        .625%           1.625%        1.750%
3.50:1 but less than 4.00:1..        .375%           1.375%        1.500%
3.00:1 but less than 3.50:1..        .125%           1.125%        1.250%
Less than 3.00:1.............           0%           1.000%        1.125%

          Interest is computed on the basis of a 360-day year. Interest on Alternate Base Rate Loans is payable quarterly in arrears. Interest on CD Rate Loans and Eurodollar Loans is payable in arrears at the end of the Applicable Interest Period, but no less often than quarterly. Interest is also payable in arrears on the date of any prepayment or conversion of the Loans. After the occurrence and during the continuance of an Event of Default, interest is payable on demand.

          Interest on any Loans which represent drawings under the Tranche C Commitments after the Expected Drawdown Period will bear interest at the Applicable Base Rate plus the Applicable Margin. Interest on any
Loans which represent drawings under the Tranche C Commitments prior to the Expected Drawdown Period will bear interest at the Applicable Base Rate plus the Applicable Margin plus 1% per annum.

          While any Event of Default exists and is continuing or after the exercise by the Banks of any remedies under the Restated Bank Credit Agreement, UATC will be required to pay interest on the principal amount of all Loans and Unreimbursed Drawings due and unpaid at a rate per annum which is determined by increasing the Applicable Margin then in effect by 2% per annum (plus, if applicable, the Letter of Credit Premium). If any interest on any Loan, or any other amount payable under the Restated Bank Credit Agreement or under any of the other Loan Documents is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), such unpaid amount will accrue interest at a rate per annum equal to the sum of the Alternate Base Rate plus the Applicable Margin then in effect for Alternate Base Rate Loans plus 2% per annum. On or after the expiration of the Interest Period applicable to a Eurodollar Rate Loan or CD Rate Loan outstanding on the date of occurrence such Event of Default or exercise of remedies, Loans will accrue interest at the Alternate Base Rate plus the Applicable Margin (including the 2% per annum increase therein) plus, if applicable, the Letter of Credit Premium.

          The Restated Bank Credit Agreement provides for a fee per annum in respect of issued and undrawn letters of credit under the Tranche C Commitment equal to the then Applicable Margin (including any applicable default premium) for Eurodollar Rate Loans and, if any amounts are drawn under the Tranche B and Tranche C Commitments prior to the Expected Drawdown Period, plus 1% per annum. Such fees under the Tranche B and Tranche C Commitment are payable quarterly in advance. A similar fee will apply if any Facility Letters of Credit are issued. UATC is also required to pay certain customary fees for services of the Banks issuing the letters of credit.

          UATC is required to pay a commitment fee on the average daily unused portion of the Tranche B Revolving Commitments equal to 1/2 of 1% per annum; provided that the commitment fees will be adjusted by deducting therefrom the Commitment Fee Discount. The Commitment Fee Discount will be determined as of the end of each fiscal quarter of UATC and will be applied as a credit against the amount of commitment fees payable for the subsequent quarter. The Commitment Fee Discount for each period equals 1/8 of 1% per annum and will be applied for any fiscal quarter for which the Leverage Ratio (as defined below) of UATC is less than 4.25:1. The term "Leverage Ratio" means, with respect to any period, the ratio of UAT Indebtedness to UAT Annualized Operating Cash Flow for such period.

          Mandatory Prepayments. The Restated Bank Credit Agreement requires that Net Cash Proceeds from any Disposition (with certain exceptions) be applied as follows. The Restated Bank Credit Agreement provides that, promptly upon receipt, UATC is required to prepay the Tranche A Term Loans in an amount equal to the Banks' Pro Rata Share of the Applicable Percentage of the Net Cash Proceeds therefrom, less the amount of investments permitted by the Restated Bank Credit Agreement from such Net Cash Proceeds where the "Applicable Percentage" is (a) 100% so long as a Default or an Event of Default shall have occurred and is continuing at the time of any such Disposition or (b) so long as no Default or Event of Default shall have occurred and then be continuing, the percentage set forth below depending upon the Pricing Leverage Ratio of UATC as such ratio existed on the last day of the fiscal quarter immediately preceding the date of receipt by UATC or its Subsidiary of such Net Cash Proceeds:

PRICING LEVERAGE RATIO                         APPLICABLE PERCENTAGE
----------------------                         ---------------------

4.5:1 and above................................         90%
3.5:1 but less than 4.5:1......................         60%
Less than 3.5:1................................         25%

          The Restated Bank Credit Agreement also provides generally that any remaining portion of the Applicable Percentage of Net Cash Proceeds in respect of any Disposition not utilized to repay the holders of the Notes or any Replacement Debt must be utilized to repay the Banks. The Restated Bank Credit Agreement further provides generally that any portion of the Net Cash Proceeds of any Disposition which represents any excess of the Net Cash Proceeds thereof over the Applicable Percentage of such Net Cash Proceeds and which is utilized to repay the holders of the Notes or any Replacement Debt must also be so utilized on a pro rata basis to repay the Banks.

          The Restated Bank Credit Agreement also provides that if any Event of Default has occurred and is continuing at the time of any Disposition requiring a prepayment pursuant to the Restated Bank Credit Agreement, then the terms of any Disposition entered into when a Default or Event of Default has occurred and is continuing shall require that not less than 75% of the consideration for such Disposition be cash or Cash Equivalents.

          The Restated Bank Credit Agreement provides that the portion of any mandatory prepayment made in respect of Tranche A Term Loans is required to be applied pro rata to the remaining unpaid installments of the Tranche A Term Loans then outstanding.

          The Restated Bank Credit Agreement also provides that 100% of the Net Cash Proceeds arising from any Permitted Senior Term Debt (as defined herein) will be applied first, to prepay UAP I Notes to the extent that it is indebtedness of UATC, and second, to be applied (or, except as set forth below, offered to be applied) pro rata to the prepayment of the Tranche A Term Loans, the Notes and any other Permitted Senior Term Debt. The portion of such Net Proceeds applied to the Tranche A Term Loans will be applied pro rata across remaining scheduled maturities.

          The term "Permitted Senior Term Debt" is defined as term (and not revolving credit) Indebtedness that: (a) has terms (other than pricing), covenants and defaults that are not more onerous or more restrictive on UATC or its Subsidiaries nor more favorable to the lender of such Indebtedness than the terms and conditions set forth in the Restated Bank Credit Agreement on the date of incurrence of such Permitted Senior Term Debt, (b) has an average life greater than any outstanding borrowings under the Restated Bank Credit Agreement and (c) has a maturity at least one year after the Tranche A Maturity Date and the Tranche B Revolving Maturity Date (or having additional or different terms (other than pricing), or covenants or defaults that are, in the reasonable judgment of Majority Banks, more onerous or more restrictive on UATC or more favorable to such lender, but which terms and provisions have been approved in writing by Majority Banks).

          The Restated Bank Credit Agreement also provides that, commencing in fiscal year ending December 31, 1998, and on each anniversary thereof, UATC will be required to apply (or, except as set forth below, offer to apply) 50% of the Excess Cash to prepay on a pro rata basis the principal amount outstanding under the Tranche A Term Loans, and any Permitted Senior Term Debt. The amount of such prepayment in respect of the Tranche A Term Loans will be applied pro rata to the remaining unpaid installments of Tranche A Term Loans then outstanding.

          The Restated Bank Credit Agreement provides that any prepayment, on account of the Notes or any Permitted Senior Term Debt permitted pursuant to the provisions of the Restated Bank Credit Agreement relating to prepayment from the net cash proceeds of permitted Senior Term Debt or (to the extent applicable) Excess Cash, but not required under such agreements or, if required, waived, is required to be applied first to prepayment of the Tranche A Term Loans and, upon payment in full thereof, to UATC or whomever shall be entitled thereto.

          Optional Prepayments. UATC may voluntarily prepay amounts outstanding under the Restated Bank Credit Agreement (or reduce the availability of the Tranche B Revolving Commitments) in whole or in part at any time without premium or penalty, subject to customary breakage provisions, compliance with certain notice requirements and minimum prepayment amounts. The Restated Bank Credit Agreement provides that the portion of any optional prepayment made in respect of the Tranche A Term Loans is required to be applied pro rata to the remaining unpaid installments of the Tranche A Term Loans then outstanding. After the Tranche A Term Loans have been repaid in full, the amount of any such prepayment is required to be applied pro rata to the remaining unpaid installments of any Letter of Credit Loans then outstanding.

          Covenants. The Restated Bank Credit Agreement contains certain customary affirmative covenants, including covenants with respect to, among other things, the delivery of financial statements and other information, the preservation of corporate existence, the maintenance of property, the maintenance of insurance, the payment of obligations, compliance with laws, inspection of property and books and records, use of proceeds, compliance with environmental laws, compliance with ERISA, Replacement Debt and further assurances (including pledges of newly acquired subsidiaries).

          The Restated Bank Credit Agreement also requires UATC to enter into and thereafter maintain in effect until the Tranche A Term Loans have been repaid in full (except during any period during which the Senior Leverage Ratio of UATC is less than 3.5:1 commencing after the second consecutive quarter that the Senior Leverage Ratio is less than 3.5:1) one or more Rate Contracts and/or interest rate cap agreements (containing certain specified terms) providing protection against fluctuations in interest rates in respect of a specified portion of certain Indebtedness. UATC has entered into interest rate cap agreements covering an aggregate $125.0 million of debt which provide for a LIBOR rate cap ranging between 6 1/2% and 7 1/2% and expire at various dates through 1998.

          The Restated Bank Credit Agreement allows UATC to exchange the Preferred Stock (as defined below) into Exchange Notes, other subordinated indebtedness and other preferred stock. Any subordinated indebtedness issued in exchange for the Preferred Stock may not have an interest rate in excess of 12% per annum, may not require or permit principal payments prior to all Obligations being paid in full and, if an Event of Default has occurred, no payments of interest can occur until such Event of Default is cured or waived. Any other preferred stock issued in exchange for the Preferred Stock may not have an annual coupon rate in excess of 12% per annum, may not be acquired or required to be acquired prior to all Obligations being paid in full and, if an Event of Default has occurred, no payments of dividends can occur until such Event of Default is cured or waived.

          The Restated Bank Credit Agreement also contains certain customary negative covenants, including, without limitation, covenants restricting the incurrence of indebtedness, the grant or sufferance to exist of liens, dispositions of assets, consolidations and mergers, loans and investments (including without limitation acquisitions), transactions with affiliates, change in business, compliance with ERISA, lease obligations, capital stock and equity issuances, restricted payments, capital expenditures, certain transactions with UAR and its affiliates, investments in margin stock, amendments to agreements and accounting changes.

          The Restated Bank Credit Agreement provides that, except for the Loans (and with certain other exceptions), UATC will not directly or indirectly make any optional or other voluntary payment, prepayment, retirement, repurchase or redemption on account of the principal of or interest in respect of any Indebtedness or set aside money or securities for a sinking or other similar fund for the payment of principal of or premium or interest on any Indebtedness or set apart money for the defeasance of any Indebtedness; provided that, during any fiscal year, UATC may apply Excess Cash and the proceeds from Dispositions, in excess of that required to make any prepayments pursuant to the Restated Bank Credit Agreement, to the prepayment of Indebtedness of UATC (other than the Notes) and refinancings thereof. The Restated Bank Credit Agreement provides that OSCAR I and UATC will not, and will not permit any Subsidiary to, directly or indirectly, pay any fee or other consideration to any other Secured Party for the receipt of its consent to or approval of any disposition of the Collateral, including the release of any Collateral from the Liens created by the Collateral Documents, unless the Banks receive a payment in an amount proportionate to the amount of such fee or other consideration.

          The Restated Bank Credit Agreement also contains the following financial covenants:

          (a) As of the end of any fiscal quarter, the ratio of UAT Annualized Operating Cash Flow to the sum of (i) Pro Forma Interest Expense on UAT Indebtedness plus (ii) Pro Forma Dividends may not be less than the ratio set forth below with respect to each period set forth below:

          PERIOD                                                  MULTIPLE
          ------                                                  --------

From May 1, 1995 through and including December 31, 1996.......   1.75:1.00
January 1, 1997 and thereafter.................................   2.00:1.00

          (b) As of the end of any fiscal quarter, the ratio of the sum of (i) UAT Annualized Operating Cash Flow plus (ii) the excess (if greater than zero) of cash and Cash Equivalents over the principal amount of the sum of Revolving Loans plus the face amount of, and Unreimbursed Drawings under, Facility Letters of Credit outstanding as of the end of such period to the sum of (A) Pro Forma Debt Service on UAT Indebtedness plus (B) Pro Forma Dividends may not be less than the ratio set forth below with respect to each period set forth below:

          PERIOD                                                  MULTIPLE
          ------                                                  --------

From May 1, 1995 through and including December 31, 1996.......   1.15:1.00
January 1, 1997 and thereafter.................................   1.25:1.00

          (c) As of the end of any fiscal quarter, UAT Senior and Total Indebtedness may not exceed an amount equal to the following multiples of UAT Annualized Operating Cash Flow:

                                                   SENIOR        TOTAL
                                                INDEBTEDNESS  INDEBTEDNESS
QUARTERLY PERIOD                                  MULTIPLE      MULTIPLE
----------------                                  --------      --------

May 1, 1995 through December 31, 1995........       5.00      5.00
March 31, 1996 through December 31, 1996.....       4.75      5.00
March 31, 1997 through December 31, 1997.....       4.50      5.00
March 31, 1998 through December 31, 1998.....       4.00      4.50
March 31, 1999 through December 31, 1999.....       3.75      4.00
March 31, 2000 through December 31, 2000.....       3.50      3.75
March 31, 2001 and thereafter................       3.00      3.50

          (d) As of the end of any fiscal quarter, the ratio of (i)(A) UAT Annualized Operating Cash Flow plus (B) Pro Forma Lease Expense, to (ii)(A) Pro Forma Debt Service plus (B) Pro Forma Lease Expense, plus (C) Pro Forma Dividends, may not be less than 1.10 to 1.0.

          (e) As of the end of fiscal year 1995 and 1996, permit the ratio of the sum of (i)(A) UAT Annualized Operating Cash Flow plus (B) an amount designated to be drawn under committed lending facilities (provided that, if such amounts were actually drawn the borrower would be in compliance with all other financial ratios) plus (C) Net Cash Proceeds from Dispositions not required to prepay Indebtedness or used to make Capital Expenditures to (ii) the sum of (1) Pro Forma Debt Service on Indebtedness plus (2) Pro Forma Dividends and (3) actual Capital Expenditures may not be less than 1.10 to 1.00.

          (f) As of the end of fiscal year 1997 and thereafter, permit the ratio of the sum of (i)(A) UAT Annualized Operating Cash Flow plus (B) Net Cash Proceeds from Dispositions not required to prepay Indebtedness or used to make Capital Expenditures plus (C) an amount equal to the amount of Capital Expenditures that could have been made during the prior two years but were not made to (ii) the sum of (1) Pro Forma Debt Service on Indebtedness plus (2) Pro Forma Dividends and (3) actual Capital Expenditures may not be less than 1.00 to 1.00.

     Events of Default. The Restated Bank Credit Agreement contains certain Events of Default, including, without limitation, the following:

          (a) default shall occur in the payment of any principal of any Loan or of any amount due upon drawing of any letter of credit;

          (b) default shall occur in the payment of any interest, any commitment fee, any letter of credit commission, or any other fee (other than an amount referred to in (a) above or (c) below) within five days after the due date;

          (c) default shall occur in the payment of any expense reimbursement or any other amount (other than an amount referred to in (a) or (b) above) within 30 days after the due date;

          (d) any representation or warranty made in connection with the Restated Bank Credit Agreement, any other Loan Document, or in any document furnished in connection therewith shall prove to have been false or misleading in a material respect when made;

          (e) default shall occur in the due observance of certain covenants, conditions or agreements of the Restated Bank Credit Agreement, the OSCAR I Bank Guarantee, or any other Loan Document (in certain cases, after the expiration of an applicable grace period); any Guarantee, any Pledge Agreement or in any other Collateral Document shall cease to be in full force and effect, or any security interest shall cease to be a valid and perfected first priority security interest in any Collateral;

          (f) certain events of bankruptcy or insolvency shall occur with respect to OSCAR I, UATC or a Material Subsidiary;

          (g) a default shall occur under any mortgage, indenture, agreement or instrument or other document evidencing any Indebtedness (other than a Rate Contract) of UATC or any Subsidiary thereof, if, as a result of such default (i) Indebtedness in an aggregate amount in excess of $10 million of UATC or any Subsidiary thereof shall become or be declared due and payable prior to the date on which it would otherwise become due and payable or
     (ii) the holder or obligee of any Indebtedness (or any trustee or agent on behalf of such holder or obligee) shall be permitted to accelerate, whether or not such acceleration actually occurs, the maturity of any Indebtedness of UATC or a Subsidiary thereof in an aggregate amount in excess of $10 million;

          (h)  certain events with respect to ERISA shall occur;

          (i) there shall occur the rendering of one or more final judgments for the payment of money in excess of $5 million against UATC or any Subsidiary thereof which remains undischarged and unstayed for a period of 30 consecutive days, or there shall occur the taking of any action by a judgment creditor to levy upon the assets of UATC or any Subsidiary to enforce any such judgment;

          (j) there shall occur the rendering of one or more final judgments by a court or other tribunal against UATC or any Subsidiary thereof in favor of TCI, any of its Affiliates, or any holder of OSCAR Preferred Stock, UAT Preferred Stock, OSCAR Exchange Notes or UAT Exchange Notes, in each case in its capacity, as a holder of such security;

          (k) (i) OSCAR I shall cease to directly own, beneficially and of record, 100% of the issued and outstanding voting stock of UATC, (ii) the Merrill Lynch Entities shall cease to own, directly or indirectly, over 50% of the issued and outstanding voting stock of OSCAR I or (iii) UATC shall make any payments pursuant to the Change in Control Offer (as defined in the Indenture);

          (l) there shall have occurred a Material Adverse Effect and the Agent shall have notified UATC in writing that Majority Banks have determined that there has occurred a Material Adverse Effect and the Agent shall not have withdrawn such notice by the earlier of: (i) 60 days after the date of such notice and (ii) the first date following the date of such notice when UATC is required to deliver the financial reports and certificates pursuant to the Restated Bank Credit Agreement;

          (m) UATC shall breach or default one or more Rate Contracts to which any Bank or Banks are party, if the effect of such breach or default is termination of any of such Rate Contracts and a demand or demands in an aggregate amount in excess of $10 million are made upon UATC to pay any claim or claims for compensation, termination or loss which remain unsatisfied for three Business Days or more;

          (n) if, during any period of 12 consecutive months there shall occur Involuntary Closings of 30 theatres owned, leased or operated by UATC and/or its Subsidiaries or if there shall occur Involuntary Closings of 60 or more theatres owned, leased or operated by UATC and/or its Subsidiaries; or

          (o) an Event of Acceleration (as defined in the Intercreditor Agreement, as in effect on the date of the Closing or as amended with the consent of UATC) shall occur.

     In addition to other customary remedies, upon an Event of Default, the Majority Banks are entitled to require UATC to cash collateralize any amounts then available for draw under any outstanding letters of credit.

11 1/2% NOTES

     The 11 1/2% Notes were issued in conjunction with the Acquisition under an Indenture, dated as of May 12, 1992 (the "11 1/2% Note Indenture"), among United Artists, OSCAR I, as guarantor, and The Bank of New York, as Trustee. The 11 1/2% Notes constitute senior secured obligations of United Artists, and will mature on May 1, 2002. The 11 1/2% Notes bear interest at a rate of 11 1/2% per annum.

          The 11 1/2% Notes are redeemable at the option of UATC, commencing May 1, 1997 at 104.313% of the principal amount thereof, decreasing to 102.875% of the principal amount thereof on May 1, 1998, decreasing to 101.438% of the principal amount thereof on May 1, 1999, and after May 1, 2002 at 100% of the principal amount, in each case together with accrued and unpaid interest to the redemption date. The Restated Bank Credit Agreement contains a provision prohibiting the optional redemption of the 11 1/2% Notes.

          The 11 1/2% Note Indenture contains certain restrictive covenants which impose limitations on United Artists' and certain of its subsidiaries' ability to, among other things: (i) incur additional indebtedness; (ii) pay dividends and make other distributions; (iii) create liens; and (iv) merge or consolidate or transfer substantially all of United Artists' assets.

          As of March 31, 1997, $125.0 million of aggregate principal amount of 11 1/2% Notes were outstanding.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES


          The material federal income tax consequences of the ownership and disposition of Certificates described below. This discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or different interpretation. Moreover, certain of the anticipated federal income tax consequences discussed herein are based on regulations of the Treasury Department ("Treasury Regulations") which are proposed and subject to change and which are not binding authority until adopted as final or temporary Treasury Regulations. As a result, definitive guidance cannot be provided regarding all of the federal income tax consequences to Certificateholders or to the Pass Through Trust. In addition, there can be no assurance that the Internal Revenue Service or the courts would not take positions different from those discussed herein and which positions could be materially adverse to Certificateholders. Investors should consult their own tax advisors in determining the federal, state, local, foreign and any other tax consequences to them of the purchase, ownership, redemption, exchange and/or other disposition of the Certificates, including the advisability of making any elections discussed herein. This discussion does not purport to address federal income tax consequences applicable to particular categories of investors some of which (for example, insurance companies and foreign investors) may be subject to special rules.

          PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CERTIFICATES, INCLUDING THE ADVISABILITY OF MAKING ANY ELECTION DISCUSSED BELOW.

          The Pass Through Trust will not be indemnified for any federal income taxes that may be imposed upon it, and the imposition of any such taxes could result in a reduction in the amounts available for distribution to the Certificateholders.

          GENERAL

          In the opinion of Sherman and Howard L.L.C., based on Rev. Rule. 84-10, 1984-1 C.B. 155 and the underlying "Fannie Mae" PLR 83-45-020 for "straight pass-through" mortgage-backed certificates, the Pass Through Trust will not be considered an association taxable as a corporation, but will be classified as a "grantor trust" under subpart E of subchapter J of the Code. In the opinion of Sherman and Howard L.L.C., each Certificateholder will be treated as the owner of a pro rata undivided interest in the Mortgage Note or any other property held in the Pass Through Trust in which the Certificate evidences an interest, pursuant to Treasury Regulations (S)1.671-3(a)(1).

          Rev. Proc. 86-15, 1986-1 C.B. 544, (S)7.01(5) provides that taxpayers may rely on a revenue ruling published in the IRS Cumulative Bulletin when the facts and circumstances are substantially the same as the revenue ruling.
Section 7.01(3) provides, pursuant to (S)7805(b) of the Code, that a new ruling ordinarily will not be applied retroactively to the extent the new ruling has adverse tax consequences to taxpayers.

          In reaching the conclusion that the Pass Through Trust will be classified as a grantor trust, counsel considered whether the Pass Through Trust could be recharacterized as a "taxable mortgage pool" which is treated as a corporation for federal income tax purposes under (S)7701(i) of the Code. Generally an entity is classified as a "taxable mortgage pool" only if, among other requirements, the entity is the obligor on debt obligations (or equity interests with terms similar to debt obligations) with two or more maturities. Because the Pass Through Trust issued only one class of beneficial interest having only one maturity date, the Pass Through Trust will not be treated as a "taxable mortgage pool", but will be treated as a trust under the investment trust provisions of Treasury Regulations (S)301.7701-4(b) and Rev. Rul. 90-63, 1990-2 C.B. 270.

          Each Certificateholder, in accordance with its method of accounting, will be required to report on its federal income tax return its pro rata share of the interest and other income from the Mortgage Note or any other property held in the Pass Through Trust and may, subject to applicable Code limitations on deductions, deduct its pro rata share of the deductible expenses of the Pass Through Trust, at the same time and to the same extent as if it held directly a pro rata interest in the assets of the Pass Through Trust and received and paid directly the amounts received and paid by the Pass Through Trust. The Applicable High Yield Debt Obligation ("AHYDO") payment ordering rules of (S)163(i) of the Code and Treasury Regulations (S)1.1275-2 will not apply inasmuch as the 9.3% interest rate did not exceed the semi-annual mid-term or long-term Applicable Federal Rates prescribed in Rev. Rul. 95-79, I.R.B. 1995-49 for debt issues in December, 1995 by more than five percent points. A Certificateholder who is an individual, trust or estate will be allowed a deduction for certain itemized deductions only to the extend they exceed, in the aggregate, 2% of the Certificateholder's adjusted gross income, and such amounts will not be deductible in computing such taxpayer's alternative minimum tax liability, if any.

          A purchaser of a Certificate will be treated as purchasing an interest in the Mortgage Note and any other property in the Pass Through Trust at a price determined by allocating the purchase price paid for the Certificate among the Mortgage Note and other property in proportion to their fair market values at the time of purchase of the Certificate.

TAX BASIS

          A holder's adjusted tax basis (determined by taking into account accrued interest at the time of purchase) in a New Certificate received in exchange for an Old Certificate will equal the cost of the Old Certificate to such holder, increased by the amounts of market discount previously included in income by the holder and reduced by any principal payments received by such holder with respect to the New Certificate and by amortized bond premium. A holder's adjusted tax basis in a New Certificate purchased by such holder will be equal to the price paid for such New Certificates (determined by taking into account accrued interest at the time of purchase), increased by market discount previously included in income by the holder and reduced by any principal payments received by such holder with respect to a New Certificate and by amortized bond premium. See "--Market Discount."


SALES OF CERTIFICATES

          A Certificateholder that sells a Certificate will recognize gain or loss (in the aggregate) equal to the difference between its adjusted tax basis in the Certificate and the amount realized on the sale (except to the extent attributable to accrued interest, which should be taxable as interest income). Subject to the market discount provisions of the Code (described below), any such gain or loss will be capital gain or loss if the Certificate was held as a capital asset and will be long-term capital gain or loss if the Certificate was held for more than one year.

MARKET DISCOUNT

          A purchaser of a Certificate subsequent to its original issue will be considered to have acquired an interest in the Mortgage Note at a "market discount" to the extent the remaining principal amount of the Mortgage Note allocable to the Certificate exceeds the Certificateholder's tax basis allocable to such Mortgage Note, unless the excess does not exceed a prescribed de minimis amount. In the event such excess exceeds the de minimis amount, the Certificateholder will be subject to the market discount rules of sections 1276 to 1278 of the Code with regard to its interest in the Mortgage Note.

          In the case of a sale or certain other disposition of indebtedness subject to the market discount rules, section 1276 of the Code requires that gain, if any, from such sale or disposition be treated as ordinary income to the extent such gain does not exceed the market discount that has accrued on such indebtedness during the period in which it was held.

          In the case of a partial principal payment on indebtedness subject to the market discount rules, section 1276 of the Code requires that such payment be included in gross income as ordinary income to the extent such payment does not exceed the market discount that has accrued on such indebtedness during the period in which it was held. The amount of any accrued discount later required to be included in income upon a disposition, or a subsequent partial principal payment, will be reduced by the amount of such partial principal payment previously included in income.

          Generally, market discount accrues under a straight line method, or, at the election of the taxpayer, a constant interest method. However, in the case of an installment obligation (such as the Mortgage Note), the manner in which market discount is to be accrued has been left to Treasury Regulations not yet issued. Until such Treasury Regulations are issued, the 1986 Tax Reform Act Conference Report indicates that holders of installment obligations with market discount may elect to accrue market discount currently (see below), either on the basis of a constant interest rate or (assuming the installment obligation was issued without original issue discount) as follows: the amount of market discount that is deemed to accrue is the amount of market discount that bears the same ratio to the total amount of market discount remaining that the amount of stated interest paid in the accrual period bears to the total amount of stated interest remaining to be paid on the installment obligation as of the beginning of such period.

          Under section 1277 of the Code, if in any taxable year interest paid or accrued on indebtedness incurred or continued to purchase or carry market discount indebtedness exceeds the interest currently includable in income with respect to such market discount indebtedness, deduction of such excess interest must be deferred to the extent of the market discount allocable to the portion of the taxable year in which such market discount indebtedness was held by the taxpayer. The deferred portion of such interest will generally be deductible when such market discount is included in income upon the sale or other disposition (including repayment) of the indebtedness.

          Section 1278(b) of the Code allows a taxpayer to elect to include market discount in gross income currently. If such election is made, the rules of Sections 1276 and 1277 of the Code (described above) will not apply to the taxpayer. Such an election will apply to all debt instruments with market discount acquired by the taxpayer on or after the first day of the first taxable year to which the election applies. The election will apply to all subsequent taxable years and may not be revoked without the consent of the Secretary of Treasury. The procedures for the election and requesting IRS consent to revoke the election are contained in Rev. Proc. 92-67, 1992-2 C.B. 429.

PREMIUM

          A Certificateholder will generally be considered to have acquired an interest in the Mortgage Note at a premium to the extent the purchaser's tax basis allocable to such interest exceeds the remaining principal amount of the Mortgage Note allocable to such interest. In that event, a Certificateholder that holds a Certificate as a capital asset may elect to amortize that premium as an offset to interest income under section 171 of the Code with corresponding reductions in the Certificateholder's tax basis in that Mortgage Note. Generally, such amortization is on a constant yield basis. However, in the case of an installment obligation (such as the Mortgage Note), the Conference Report indicates a Congressional intent that amortization be in accordance with the rules that apply to the accrual of market discount on installment obligations. See "--Market Discount." Such an election shall apply to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludable from gross income) held by the Certificateholder as of the beginning of the taxable year for which the election applies or thereafter acquired. The election will apply to all subsequent taxable years, and may not be revoked without the consent of the Secretary of the Treasury.

          Since the Mortgage Note may be redeemed at a premium prior to maturity, amortizable bond premium may be determined by reference to an early redemption date if this results in a smaller premium attributable to the period before the redemption date. Due to the complexities of the amortizable premium rules, particularly where there is more than one possible redemption date and the amount of any premium is uncertain, Certificateholders are urged to consult their own tax advisors as to the amount of any such amortizable premium.

ORIGINAL ISSUE DISCOUNT

          Generally, a holder of a debt instrument issued with original issue discount that is not de minimis must include original issue discount in income for federal income tax purposes as it accrues, in advance of the receipt of the cash attributable to such income, using a method that takes into account the compounding of interest. The Mortgage Note was not issued with original issue discount.

BACKUP WITHHOLDING

          Payments made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a "backup" withholding tax of 31% unless the Certificateholder complies with certain reporting procedures or is an exempt recipient under section 6049(b)(4) of the Code. Any such withheld amount will be allowed as a credit against the Certificateholder's federal income tax.

                           CERTAIN CONNECTICUT TAXES

          The Trustee is a national banking association with its principal corporate trust office in Hartford, Connecticut. Shipman & Goodwin, special counsel to the Trustee, has advised United Artists that, in its opinion, assuming that the Trustee will not hold any legal or equitable title to, or lease, any real or tangible personal property and that the Pass Through Trust will not be classified as an association taxable as a corporation but, rather, will be classified as a grantor trust under Subpart E, Part I of Subchapter J of the Code, (i) the Pass Through Trust will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Connecticut or any political subdivision thereof and (ii) Certificateholders who are not residents of or otherwise subject to tax in the State of Connecticut will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Connecticut or any political subdivision thereof solely as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate. Neither the Pass Through Trust nor the Certificateholders will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on the Pass Through Trust could result in a reduction in the amounts available for distribution to the Certificateholders. In general, should a Certificateholder or the Pass Through Trust be subject to any state or local tax which would not be imposed if the Trustee were located in a different jurisdiction in the United States, the Trustee will resign and a new Trustee in such other jurisdiction will be appointed.

                             ERISA CONSIDERATIONS

          The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code impose certain restrictions on covered employee benefit plans, including corporate pension and profit sharing plans ("Plans"), and on persons who are parties in interest or disqualified persons ("Parties in Interest") with respect to such Plans. ERISA also imposes certain duties on persons who are fiduciaries of Plans and prohibits non-exempt transactions between a Plan and its Parties in Interest. Governmental plans and certain church plans are not subject to ERISA or Section 4975 of the Code.

          Investments by Plans are subject to ERISA's general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a Plan's investments be made in accordance with the documents governing the Plan. Moreover, each Plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in the Certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

          Plan fiduciaries must also determine whether the acquisition and holding of the Certificates and the operations of the Pass Through Trust and the Owner Trustee (collectively, the "Trust Funds") would result in direct or indirect prohibited transactions. The operations of the Trust Funds could result in prohibited transactions if Plans that purchase the Certificates are deemed to own an interest in the underlying assets of the Pass Through Trust under the Plan Assets Regulation (as described below). There may also be an improper delegation of the responsibility to manage Plan assets if Plans that purchase the Certificates are deemed to own an interest in the underlying assets of the Pass Through Trust.

          The U.S. Department of Labor ("DOL") has issued a final regulation (29 C.F.R. Section 2510.3-101) (the "Plan Assets Regulation") providing that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities (other than operating companies) in which a Plan makes an equity investment will be deemed for purposes of ERISA and Section 4975 of the Code to be assets of the investing Plan, unless certain exceptions apply. If the assets of the Pass Through Trust were deemed to constitute assets of the Plans holding Certificates, the persons providing services with respect to the assets of the Pass Through Trust may be subject to the fiduciary responsibility provisions of Title I of ERISA, and transactions involving such Pass Through Trust assets may be subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code.

          Transactions involving the assets of the Pass Through Trust, as well as purchases and sales of the Certificates, however, may be exempt from the prohibited transaction restrictions of ERISA and the Code under administrative exemptions issued by the DOL or statutory exemptions. Among the administrative class and statutory exemptions that may be available are: Prohibited Transaction Class Exemption ("PTE") 75-1, which exempts certain securities transactions involving employee benefit plans and certain broker-dealers and banks; PTE 84-14, which exempts certain transactions effected on behalf of a plan by a "qualified professional asset manager"; PTE 91-38, which exempts certain transactions between bank collective investment funds and parties in interest; PTE 90-1, which exempts certain transactions with insurance company pooled separate accounts; or PTE 95-60, which exempts certain transactions with insurance company generated accounts.

          Any Plan fiduciary which proposes to cause a Plan to purchase Certificates should consult with its counsel with respect to the potential applicability of ERISA and the Code (including the Plan Assets Regulation) to such investments, whether any prohibited transaction exemptions would be applicable, and whether all conditions of any potentially applicable prohibited transaction exemption have been satisfied. Additionally, the Plan fiduciary should consult its counsel with respect to any valuation issues which may be presented by an investment in Certificates.

                             PLAN OF DISTRIBUTION

          The Prospectus is to be used by MLPFS and MS & Co. in connection with offers and sales in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. MLPFS and MS & Co. may act as principal or agent in such transactions. MLPFS and MS & Co. have no obligation to make a market in the Certificates and may discontinue their market-making activities at any time without notice, at their sole discretion.

          There is currently no established public market for the Certificates. United Artists does not currently intend to apply for listing of the Certificates on any securities exchange or approval for quotation through any automated quotation system. Therefore, any trading that does develop will occur on the over-the-counter market. United Artists has been advised by MLPFS and MS & Co. that they intend to make a market in the Certificates but they have no obligation to do so and any market-making may be discontinued at any time without notice. No assurance can be given that an active public market for the Certificates will develop.

          MLPFS is affiliated with entities that beneficially own a substantial majority of the outstanding shares of capital stock of United Artists' parent company.

                                LEGAL OPINIONS

          The validity of the Certificates offered hereby were passed upon for United Artists by Sherman & Howard L.L.C., Denver, Colorado. Sherman & Howard L.L.C. relied on the opinion of Shipman & Goodwin, special counsel for Fleet National Bank, as Trustee, as to certain matters relating to the authorization, execution and delivery of the Certificates by, and the valid and binding effect thereof on, such Trustee.


                                    EXPERTS

The consolidated balance sheet of United Artists Theatre Circuit, Inc. and subsidiaries as of December 31, 1996, and the related statements of operations, stockholder's equity and cash flow for the year then ended included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated March 27, 1997 with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

The consolidated balance sheet of United Artists Theatre Circuit, Inc. and subsidiaries as of December 31, 1995 and the related statements of operations, stockholder's equity and cash flow for the two-year period ended December 31, 1995 have been included herein in reliance upon the report, dated March 27, 1996 of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1995 consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in 1995.

                         INDEX TO FINANCIAL STATEMENTS

             UNITED ARTISTS THEATRE CIRCUIT, INC. AND SUBSIDIARIES

                                                                                      PAGE
                                                                                      ----
Condensed Consolidated Balance Sheets, March 31, 1997 and
     December 31, 1996 (unaudited)..................................................   F-2

Condensed Consolidated Statements of Operations, Three Months
     Ended March 31, 1997 and 1996 (unaudited)......................................   F-3

Condensed Consolidated Statement of Stockholder's Equity, Three
     Months Ended March 31, 1997 (unaudited)........................................   F-4

Condensed Consolidated Statements of Cash Flow, Three Months
     Ended March 31, 1997 and 1996 (unaudited)......................................   F-5

Notes to Condensed Consolidated Financial Statements................................   F-6

Independent Auditors' Report........................................................  F-11

Independent Auditors' Report........................................................  F-12

Consolidated Balance Sheets, December 31, 1996 and 1995.............................  F-13

Consolidated Statements of Operations, Years Ended December 31, 1996,
     1995 and 1994..................................................................  F-14

Consolidated Statements of Stockholder's Equity, Years Ended
     December 31, 1996, 1995 and 1994...............................................  F-15

Consolidated Statements of Cash Flow, Years Ended December 31, 1996, 1995 and 1994..  F-16

Notes to Consolidated Financial Statements..........................................  F-17

                      UNITED ARTISTS THEATRE CIRCUIT, INC.
                                AND SUBSIDIARIES

                     Condensed Consolidated Balance Sheets
                             (Amounts in Millions)
                                  (Unaudited)

                    Assets                                     March 31, 1997     December 31, 1996
                    ------                                     --------------     -----------------
Cash and cash equivalents.................................         $  10.9                 9.6
Notes and other receivables, net..........................            33.4                46.5
Prepaid expenses and concession inventory.................            19.5                15.4
Investments and related receivables (note 11).............            35.6                30.2
Property and equipment, at cost:
  Land....................................................            34.0                31.6
  Theatre buildings, equipment and other..................           416.1               395.1
                                                                   -------              ------
                                                                     450.1               426.7
  Less accumulated depreciation and amortization..........          (127.6)             (119.8)
                                                                   -------              ------
                                                                     322.5               306.9
                                                                   -------              ------

Intangible assets, net....................................           119.8               127.5
Other assets, net.........................................            10.6                12.0
                                                                   -------              ------
                                                                   $ 552.3               548.1
                                                                   =======              ======

              Liabilities and Stockholder's Equity
              ------------------------------------

Accounts payable..........................................         $  77.7                79.9
Accrued liabilities.......................................            24.8                27.3
Other liabilities.........................................            25.4                24.4
Debt (note 4).............................................           398.9               389.0
                                                                   -------              ------
  Total liabilities.......................................           526.8               520.6
                                                                   -------              ------

Minority interests in equity of consolidated
  subsidiaries............................................             7.3                 7.0

Stockholder's equity:
  Preferred stock (note 6)................................           176.0               170.1
  Common stock............................................               -                   -
  Additional paid-in capital..............................            46.9                52.8
  Accumulated deficit.....................................          (204.8)             (202.5)
  Cumulative foreign currency translation adjustment......            (0.5)               (0.5)
  Intercompany account....................................             0.6                 0.6
                                                                   -------              ------
                                                                      18.2                20.5
                                                                   -------              ------
                                                                   $ 552.3               548.1
                                                                   =======              ======

See accompanying notes to condensed consolidated financial statements.

                      UNITED ARTISTS THEATRE CIRCUIT, INC.
                                AND SUBSIDIARIES

                Condensed Consolidated Statements of Operations
                             (Amounts in Millions)
                                  (Unaudited)

                                                                  Three Months Ended
                                                                      March 31,
                                                                 --------------------
                                                                    1997       1996
                                                                 ----------  --------
Revenue:
  Admissions...................................................    $ 121.7     107.3
  Concession sales.............................................       47.7      41.3
  Other........................................................        4.8       4.8
                                                                   -------     -----
                                                                     174.2     153.4
                                                                   -------     -----

Costs and expenses:
  Film rental and advertising expenses.........................       65.8      58.6
  Direct concession costs......................................        7.4       6.6
  Other operating expenses.....................................       65.6      63.5
  Affiliate lease rentals (note 7).............................        2.5       2.7
  General and administrative (note 10).........................        6.4       8.3
  Depreciation and amortization................................       17.7      16.5
                                                                   -------     -----
                                                                     165.4     156.2
                                                                   -------     -----

  Operating income (loss)......................................        8.8      (2.8)

Other income (expense) (note 11):
  Interest, net (notes 4)......................................       (9.3)     (8.3)
  Share of losses of affiliates, net...........................       (0.5)        -
  Minority interests in earnings of consolidated subsidiaries..       (0.3)     (0.2)
  Other, net...................................................       (0.6)     (1.1)
                                                                    ------     -----
                                                                     (10.7)     (9.6)
                                                                    ------     -----

  Loss before income tax expense...............................       (1.9)    (12.4)

Income tax expense (note 8)....................................       (0.4)     (0.4)
                                                                    ------     -----

  Net loss.....................................................       (2.3)    (12.8)

Dividends on preferred stock (note 6)..........................       (5.9)     (5.2)
                                                                    ------     -----

  Net loss available to common stockholder.....................    $  (8.2)    (18.0)
                                                                   =======     =====

See accompanying notes to condensed consolidated financial statements.

                      UNITED ARTISTS THEATRE CIRCUIT, INC.
                                AND SUBSIDIARIES

            Condensed Consolidated Statement of Stockholder's Equity
                             (Amounts in Millions)
                                  (Unaudited)


                                                                                          Cumulative
                                                                                       foreign currency                   Total
                                   Preferred   Common     Additional     Accumulated     translation     Intercompany  stockholder's
                                     stock     stock    paid-in capital    deficit        adjustment        account       equity
                                   --------    ------   ---------------  -----------   ----------------  ------------  -------------
Balance at January 1, 1997........  $ 170.1      -           52.8          (202.5)            (0.5)           0.6           20.5

Accretion of dividends on
  preferred stock.................      5.9      -           (5.9)              -                -              -              -

Net loss..........................        -      -              -            (2.3)               -              -           (2.3)
                                    -------   ----         ------          ------           ------         ------         ------
Balance at March 31, 1997.........  $ 176.0      -           46.9          (204.8)            (0.5)           0.6           18.2
                                    =======   ====         ======          ======           ======         ======         ======

See accompanying notes to condensed consolidated financial statements.

                      UNITED ARTISTS THEATRE CIRCUIT, INC.
                                AND SUBSIDIARIES

                 Condensed Consolidated Statements of Cash Flow
                             (Amounts in Millions)
                                  (Unaudited)

                                                                      Three Months Ended
                                                                          March 31,
                                                                     --------------------
                                                                       1997       1996
                                                                     ---------  ---------
Net cash provided by (used in) operating activities................    $ 19.8      (11.3)
                                                                       ------      -----

Cash flow from investing activities:
  Capital expenditures.............................................     (19.4)     (19.2)
  (Increase) decrease in construction in progress, net.............      (2.3)       0.7
  Increase in receivable from sale and leaseback escrow............      (2.1)      (5.0)
  Proceeds from sale and leaseback escrow..........................       7.8          -
  Investments in and receivables from theatre joint ventures, net..      (5.9)      (3.2)
  Other, net.......................................................      (0.2)      (0.5)
                                                                       ------      -----

  Net cash used in investing activities............................     (22.1)     (27.2)
                                                                       ------      -----

Cash flow from financing activities:
  Debt borrowings..................................................      35.0       15.9
  Debt repayments..................................................     (25.2)     (10.7)
  Increase (decrease) in cash overdraft............................      (6.3)      11.0
  Other, net.......................................................       0.1       (0.5)
                                                                       ------      -----

  Net cash provided by financing activities........................       3.6       15.7
                                                                       ------      -----

  Net increase (decrease) in cash..................................       1.3      (22.8)

Cash and cash equivalents:
  Beginning of period..............................................       9.6       32.4
                                                                       ------      -----

  End of period....................................................    $ 10.9        9.6
                                                                       ======      =====

Reconciliation of net loss to net cash provided by (used in)
  operating activities:
Net loss...........................................................    $ (2.3)     (12.8)
Effect of leases with escalating minimum annual rentals............       0.8        0.7
Depreciation and amortization......................................      17.7       16.5
Share of losses of affiliates, net.................................       0.5          -
Minority interests in earnings of consolidated subsidiaries........       0.3        0.2
Increase in receivables, prepaid expenses and
  other assets, net................................................      (1.6)      (0.7)
Increase (decrease) in account payables, accrued liabilities
  and other liabilities, net.......................................       4.4      (15.2)
                                                                       ------      -----

  Net cash provided by (used in) operating activities..............    $ 19.8      (11.3)
                                                                       ======      =====

See accompanying notes to condensed consolidated financial statements.

                      UNITED ARTISTS THEATRE CIRCUIT, INC.
                                AND SUBSIDIARIES

              Notes to Condensed Consolidated Financial Statements
                                 March 31, 1997
                                  (Unaudited)

(1)  General Information
     -------------------

     United Artists Theatre Circuit, Inc. (the "Company") was acquired (the "Acquisition") on May 12, 1992 by OSCAR I Corporation ("OSCAR I"). OSCAR I is owned by an investment fund managed by affiliates of Merrill Lynch Capital Partners, Inc. ("MLCP"), certain institutional investors and certain members of the Company's management. The Company's principle line of business is the exhibition of motion pictures in the United States.

     Certain prior period amounts have been reclassified for comparability with the 1997 presentation.

     In the opinion of management, all adjustments (consisting of normal recurring accruals) have been made in the accompanying interim condensed consolidated financial statements which are necessary to present fairly the financial position of the Company and the results of its operations. Interim results are not necessarily indicative of the results for the entire year because of fluctuations of revenue and related expenses resulting from the seasonality of attendance and the availability of popular motion pictures. These financial statements should be read in conjunction with the audited December 31, 1996 consolidated financial statements and notes thereto included as part of the Company's Form 10-K.

(2)  Sale and Leaseback
     ------------------

     In December 1995, the Company entered into a sale and leaseback transaction whereby the buildings and land underlying ten of its operating theatres and four theatres and a screen addition under development were sold to, and leased back from, an unaffiliated third party. At December 31, 1996, approximately $7.8 million of sales proceeds were held in escrow for the remaining theatre and the screen addition under construction. The proceeds held in escrow were paid to the Company during March 1997 after construction of the remaining theatre and the screen addition was completed.

     In November 1996, the Company entered into another sale and leaseback transaction whereby the buildings and land underlying three of its operating theatres and two theatres under development were sold to, and leased back from, an unaffiliated third party. At March 31, 1997, approximately $12.3 million of sales proceeds were held in escrow and will be used to fund substantially all of the land and construction costs associated with the two theatres under development.

(3)  Supplemental Disclosure of Cash Flow Information
     ------------------------------------------------

     Cash payments for interest were $6.5 million and $5.9 million for the three months ended March 31, 1997 and 1996, respectively.

     The Company accrued $5.9 million and $5.2 million of dividends during the three months ended March 31, 1997 and 1996, respectively, on its preferred stock.

                      UNITED ARTISTS THEATRE CIRCUIT, INC.
                                AND SUBSIDIARIES

        Notes to Condensed Consolidated Financial Statements, continued

(4)  Debt
     ----
     Debt is summarized as follows (amounts in millions):

                                         March 31, 1997  December 31, 1996
                                         --------------  -----------------
             Bank Credit Facility (a)..    $  266.6           255.6
             Senior Secured Notes (b)..       125.0           125.0
             Other (c).................         7.3             8.4
                                           --------           -----
                                           $  398.9           389.0
                                           ========           =====

     (a) The bank credit facility (the "Bank Credit Facility") provides for term loans aggregating $250.0 million (the "Term Loans"), a reducing revolving loan with commitments aggregating $87.5 million (the "Revolving Facility") and standby letters of credit aggregating $12.5 million (the "Standby Letters of Credit"). Principal on the Term Loans is payable in escalating semi-annual installments commencing December 31, 1996, with a final installment due March 31, 2002. The aggregate commitments available for borrowing under the Revolving Facility decline $8.75 million at December 31, 1997 and 1998, $13.125 million at December 31, 1999 and 2000 and $21.875 million at December 31, 2001 and March 31, 2002. Borrowings under the Bank Credit Facility provide for interest to be accrued at varying rates depending on the ratio of indebtedness to annualized operating cash flow, as defined. Interest is payable at varying dates depending on the type of rate selected by the Company, but no less frequently than once each quarter. The Bank Credit Facility contains certain provisions that require the maintenance of certain financial ratios and place limitations on additional indebtedness, disposition of assets, capital expenditures and payment of dividends. The Bank Credit Facility is secured by the stock of the Company, substantially all of the Company's subsidiaries and United Artists Realty Company ("UAR"), a separate wholly-owned subsidiary of OSCAR I, and is guaranteed by OSCAR I and substantially all of the Company's subsidiaries.

     (b) The senior secured notes (the "Senior Secured Notes") are due May 1, 2002 and require repayments prior to maturity of $31.25 million on May 1, 2000 and on May 1, 2001. The Senior Secured Notes accrue interest at 11 1/2% per annum, which is payable semi-annually. The Senior Secured Notes place limitations on, among other things, additional indebtedness, disposition of assets and payment of dividends. The Senior Secured Notes are secured on a pari-passu
                                                                  ----------
             basis with the Bank Credit Facility by the stock of the Company, substantially all of the Company's subsidiaries and UAR, and are guaranteed on a pari-passu basis with the Bank Credit Facility by
                             ----------
             OSCAR I and substantially all of the Company's subsidiaries.

     (c) Other debt at March 31, 1997 consists of various term loans, mortgage notes, capital leases and other borrowings. This other debt carries interest rates ranging from 7% to 12%. Principal and interest are payable at various dates through March 1, 2006.

                      UNITED ARTISTS THEATRE CIRCUIT, INC.
                                AND SUBSIDIARIES

        Notes to Condensed Consolidated Financial Statements, continued


(4)  Debt, continued
     ---------------

     At March 31, 1997, the Company was party to interest rate cap agreements on $125.0 million of floating rate debt which provide for a LIBOR interest rate cap ranging between 6 1/2% and 7 1/2% and expire at various dates through 1998. The Company is subject to credit risk exposure from non-performance of the counterparties to the interest rate cap agreements. As the Company has historically received payments relating to its interest rate cap agreements, it does not anticipate such non-performance in the future. The Company amortizes the cost of its interest rate cap agreements to interest expense over the life of the underlying agreement. Amounts received from the counterparties to the interest rate cap agreements are recorded as a reduction of interest expense.

     At March 31, 1997, the Company had approximately $58.5 million of unused revolving loan commitments pursuant to the Bank Credit Facility, $3.3 million of which has been used for the issuance of letters of credit. The Company pays commitment fees of 1/2% per annum on the average unused revolver commitments.

     For the three months ended March 31, 1997 and 1996, interest, net includes $0.5 million of amortization of deferred loan costs and $0.4 million of interest income.

(5)  Disclosures About Fair Value of Financial Instruments
     -----------------------------------------------------

     At March 31, 1997, the fair value of the Company's cash and cash equivalents, outstanding borrowings under the Bank Credit Facility and other debt, and interest rate cap agreements approximated their carrying amount and the fair value of the Senior Secured Notes was approximately $130.0 million.

(6)  Preferred Stock
     ---------------

     The preferred stock is redeemable at any time at the option of the Company at its stated liquidation value plus accrued and unpaid dividends. Dividends accrue at a rate of 8% through December 31, 1995, 9% through December 31, 1996 and 14% thereafter, and are payable in cash or in kind through December 31, 1996. Dividends subsequent to December 31, 1996 are required to be paid in cash unless any senior debt facility restricts such cash payments. Currently, such restrictions exist. Due to the perpetual nature of the preferred stock and the escalating terms of the required dividend rates, for financial reporting purposes, dividends have been accrued at a 14% per annum rate for all periods since issuance. At March 31, 1997, the actual redemption value in accordance with the terms of the preferred stock was approximately $138.1 million, or approximately $37.9 million less than the carrying amount at March 31, 1997.

                      UNITED ARTISTS THEATRE CIRCUIT, INC.
                                AND SUBSIDIARIES

        Notes to Condensed Consolidated Financial Statements, continued


(7) Related Party Transactions
    --------------------------

    The Company leases certain of its theatres from UAR and UAR's wholly-owned subsidiary, United Artists Properties I Corporation ("Prop I"). The leases provide for basic monthly or quarterly rentals and may require additional rentals, based on the revenue of the underlying theatre.

    In conjunction with the Acquisition, the Company issued $12.5 million of standby letters of credit as part of the Bank Credit Facility to support certain indebtedness of Prop I.

(8) Income Taxes
    ------------

    The Company and each of its 80% or more owned subsidiaries are included in OSCAR I's consolidated federal income tax returns. Pursuant to a tax sharing agreement with OSCAR I, the Company and each of its 80% or more owned consolidated subsidiaries are allocated a portion of OSCAR I's current federal income tax expense (benefit). Such allocations are determined as if the Company and each of its 80% or more owned consolidated subsidiaries were separate tax paying entities within the consolidated group. For the three months ended March 31, 1997 and 1996, the Company and each of its 80% or more owned consolidated subsidiaries were allocated no current federal income tax expense (benefit) pursuant to such tax sharing agreement as a result of the group's overall net loss position.

    Consolidated subsidiaries in which the Company owns less than 80% file separate federal income tax returns. The current and deferred federal and state income taxes of such subsidiaries are calculated on a separate return basis and are included in the accompanying condensed consolidated financial statements of the Company.

    At March 31, 1997, the Company had deferred tax assets and deferred tax liabilities of approximately $74.4 million and $8.7 million, respectively, relating primarily to the Company's net operating loss carry-forward and the difference between the financial statement and income tax basis in the Company's property and equipment. At March 31, 1997, the Company had recorded a valuation allowance of approximately $65.7 million against the net deferred tax asset.

(9) Commitments and Contingencies
    -----------------------------

    At March 31, 1997, the Company had outstanding approximately $15.8 million of letters of credit, $12.5 million of which relates to the indebtedness of Prop I.

    There are pending legal proceedings by or against the Company involving alleged breaches of contracts, torts, violations of antitrust laws, and miscellaneous other causes of action. In addition, there are various claims against the Company relating to certain leases held by the Company. Although it is not possible to predict the outcome of such legal proceedings, in the opinion of management, such legal proceedings will not have a material adverse effect on the Company's financial position, liquidity or results of operations.

                      UNITED ARTISTS THEATRE CIRCUIT, INC.
                                AND SUBSIDIARIES

        Notes to Condensed Consolidated Financial Statements, continued


(9)  Commitments and Contingencies, continued
     ----------------------------------------

     The federal American With Disabilities Act of 1990 ("ADA"), and certain state statutes among other things, require that places of public accommodation, including theatres (both existing and newly constructed) be accessible to and that assistive listening devices be available for use by certain patrons with disabilities. With respect to access to theatres, the ADA may require that certain modifications be made to existing theatres in order to make such theatres accessible to certain theatre patrons and employees who are disabled. The ADA requires that theatres be constructed in such a manner that persons with disabilities have full use of the theatre and its facilities and reasonable access to work stations. The ADA provides for a private right of action and for reimbursement of plaintiff's attorney's fees and expenses under certain circumstances. The Company has established a program to review and evaluate the Company's theatres and to make any changes which may be required by the ADA. Although the Company's review and evaluation is ongoing, management believes that the cost of complying with the ADA will not materially adversely affect the Company's financial position, liquidity and results of operations.

(10) Corporate Restructuring
     -----------------------

     At the end of 1996, the Company initiated a corporate restructuring plan intended to provide a higher level of focus on the Company's domestic theatrical business at a lower annual cost. The corporate restructuring was completed in January 1997. A restructuring charge was recorded in 1996 for severance and other related expenses associated with the corporate restructuring.

(11) Subsequent Event
     ----------------

     On April 30, 1997, the Company sold its Hong Kong theatre investment to its partners for $17.5 million. This sale will result in a gain during the second quarter of 1997 of approximately $11.0 million for financial reporting purposes.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------


TO UNITED ARTISTS THEATRE CIRCUIT, INC.:

We have audited the accompanying consolidated balance sheet of United Artists Theatre Circuit, Inc. and subsidiaries (the "Company") as of December 31, 1996, and the related consolidated statements of operations, stockholder's equity and cash flow for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Artists Theatre Circuit, Inc. and subsidiaries as of December 31, 1996 and the results of their operations and their cash flow for the year then ended in conformity with generally accepted accounting principles.



                                           ARTHUR ANDERSEN LLP

Denver, Colorado
March 27, 1997

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



THE BOARD OF DIRECTORS AND STOCKHOLDER
UNITED ARTISTS THEATRE CIRCUIT, INC.:

We have audited the accompanying consolidated balance sheet of United Artists Theatre Circuit, Inc. and subsidiaries (the "Company") as of December 31, 1995, and the related consolidated statements of operations, stockholder's equity and cash flow for each of the years in the two-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Artists Theatre Circuit, Inc. and subsidiaries as of December 31, 1995 and the results of their operations and their cash flow for each of the years in the two-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in notes 4 and 13 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in 1995.



                                     KPMG PEAT MARWICK LLP

Denver, Colorado
March 27, 1996

                     UNITED ARTISTS THEATRE CIRCUIT, INC.
                               AND SUBSIDIARIES

                          Consolidated Balance Sheets
                             (Amounts in Millions)


                                                                December 31,
                                                             ----------------
                                                               1996     1995
                                                             -------   ------
Cash and cash equivalents..................................  $   9.6     32.4
Receivables, net:
 Notes.....................................................      1.7      1.4
 Related party (note 10)...................................     15.3     11.2
 Other.....................................................     29.5     22.4
                                                             -------   ------
                                                                46.5     35.0
                                                             -------   ------

Prepaid expenses and concession inventory..................     15.4     20.3
Investments and related receivables........................     30.2     14.1
Property and equipment, at cost (note 13):
 Land......................................................     31.6     35.0
 Theatre buildings, equipment and other....................    395.1    370.3
                                                             -------   ------
                                                               426.7    405.3
 Less accumulated depreciation and amortization............   (119.8)   (99.0)
                                                             -------   ------
                                                               306.9    306.3
                                                             -------   ------
Intangible assets, net (notes 4 and 13)....................    127.5    165.8
Other assets, net (notes 4 and 10).........................     12.0     20.3
                                                             -------   ------

                                                             $ 548.1    594.2
                                                             =======   ======

Liabilities and Stockholder's Equity
------------------------------------
Accounts payable:
 Film rentals..............................................  $  28.0     30.1
 Other.....................................................     51.9     58.4
                                                             -------   ------
                                                                79.9     88.5
                                                             -------   ------
Accrued liabilities:
 Salaries and wages........................................      9.4      9.0
 Interest..................................................      5.0      6.8
 Other.....................................................     12.9     11.2
                                                             -------   ------
                                                                27.3     27.0
                                                             -------   ------

Other liabilities..........................................     24.4     21.4
Debt (note 6)..............................................    389.0    383.2
                                                             -------   ------
 Total liabilities.........................................    520.6    520.1

Minority interests in equity of consolidated subsidiaries..      7.0      7.0

Stockholder's Equity:
 Preferred stock (note 8)..................................    170.1    149.2
 Common stock (note 9).....................................        -        -
 Additional paid-in capital................................     52.8     73.7
 Accumulated deficit.......................................   (202.5)  (155.9)
 Cumulative foreign currency translation adjustment........     (0.5)    (0.1)
 Intercompany account......................................      0.6      0.2
                                                             -------   ------
                                                                20.5     67.1
                                                             -------   ------

                                                             $ 548.1    594.2
                                                             =======   ======


 See accompanying notes to consolidated financial statements.

                     UNITED ARTISTS THEATRE CIRCUIT, INC.
                               AND SUBSIDIARIES

                     Consolidated Statements of Operations
                             (Amounts in Millions)




                                                   Years Ended December 31,
                                                  ---------------------------
                                                    1996      1995     1994*
                                                  ---------  -------  -------
Revenue:
 Admissions.....................................    $466.5    457.1    447.6
 Concession sales...............................     185.1    178.2    166.7
 Other..........................................      25.9     13.3      8.8
                                                    ------    -----    -----
                                                     677.5    648.6    623.1
                                                    ------    -----    -----

Costs and expenses:
 Film rental and advertising expenses...........     257.2    248.6    239.6
 Direct concession costs........................      29.3     29.5     27.2
 Other operating expenses.......................     259.4    246.2    227.5
 Sale and leaseback rentals (note 2)............      11.6      0.5        -
 Affiliate lease rentals (note 10)..............      10.0     14.1     14.7
 General and administrative (notes 10 and 12)...      34.5     34.6     32.5
 Restructuring charge (note 11).................       1.9        -        -
 Depreciation and amortization (note 13)........      80.7     87.0     63.1
                                                    ------    -----    -----
                                                     684.6    660.5    604.6
                                                    ------    -----    -----
   Operating income (loss)......................      (7.1)   (11.9)    18.5

Other income (expense):
 Interest, net (note 6):
   Interest expense.............................     (36.1)   (39.0)   (31.6)
   Amortization of deferred loan costs..........      (2.2)    (2.1)    (1.4)
   Interest income..............................       1.4      1.9      0.1
                                                    ------    -----    -----
                                                     (36.9)   (39.2)   (32.9)
 Gain (loss) on disposition of assets, net......       1.3    (13.9)    (9.7)
 Share of earnings (losses) of affiliates, net..      (0.5)     0.7      0.2
 Minority interests in earnings of
   consolidated subsidiaries....................      (0.8)    (1.2)    (1.0)
 Other, net.....................................      (1.5)    (2.0)    (1.7)
                                                    ------    -----    -----
                                                     (38.4)   (55.6)   (45.1)
                                                    ------    -----    -----
   Loss before income tax expense...............     (45.5)   (67.5)   (26.6)
Income tax expense (note 14)....................      (1.1)    (1.4)    (1.3)
                                                    ------    -----    -----
   Net loss.....................................     (46.6)   (68.9)   (27.9)
Dividend on preferred stock (note 8)............     (20.9)   (18.3)   (16.1)
                                                    ------    -----    -----
   Net loss available to common stockholder.....    $(67.5)   (87.2)   (44.0)
                                                    ======    =====    =====

*Restated

 See accompanying notes to consolidated financial statements.

                              UNITED ARTISTS THEATRE CIRCUIT, INC.
                                        AND SUBSIDIARIES

                        Consolidated Statements of Stockholder's Equity
                                      (Amounts in Millions)

                                                                                              Cumulative
                                                                                               foreign
                                                                    Additional                 currency                   Total
                                            Preferred   Common       paid-in     Accumulated  translation Intercompany stockholder's
                                              stock      stock       capital        deficit    adjustment    account     equity
                                            ---------   ------      ----------   -----------  -----------  ------------ ------------
Balance at January 1, 1994*.................$  114.8      -          108.1          (59.1)          -          4.8         168.6
  Accretion of dividends on preferred stock.    16.1      -          (16.1)             -           -            -             -
  Net decrease in intercompany account......       -      -              -              -           -         (2.3)         (2.3)
  Net loss*.................................       -      -              -          (27.9)          -            -         (27.9)
                                            --------    ---         ------       --------     -------      -------      --------
Balance at December 31, 1994*...............   130.9      -           92.0          (87.0)          -          2.5         138.4
  Accretion of dividends on preferred stock.    18.3      -          (18.3)             -           -            -             -
  Net decrease in intercompany account......       -      -              -              -           -         (2.3)         (2.3)
  Foreign currency translation adjustment...       -      -              -              -        (0.1)           -          (0.1)
  Net loss..................................       -      -              -          (68.9)          -            -         (68.9)
                                            --------    ---         ------       --------     -------      -------      --------
Balance at December 31, 1995................   149.2      -           73.7         (155.9)       (0.1)         0.2          67.1
  Accretion of dividends on preferred stock.    20.9      -          (20.9)             -           -            -             -
  Net increase in intercompany account......       -      -              -              -           -          0.4           0.4
  Foreign currency translation adjustment...       -      -              -              -        (0.4)           -          (0.4)
  Net loss..................................       -      -              -          (46.6)          -            -         (46.6)
                                            --------    ---         ------       --------     -------      -------      --------
Balance at December 31, 1996................$  170.1      -           52.8         (202.5)       (0.5)         0.6          20.5
                                            ========    ===         ======       ========     =======      =======      ========



*Restated

 See accompanying notes to consolidated financial statements.

                     UNITED ARTISTS THEATRE CIRCUIT, INC.
                               AND SUBSIDIARIES

                     Consolidated Statements of Cash Flow
                             (Amounts in Millions)


                                                                     Years Ended December 31,
                                                                    ---------------------------
                                                                      1996      1995     1994*
                                                                    --------  --------  -------

Net cash provided by operating activities.........................  $  28.4      42.0     48.3
                                                                    -------    ------   ------

Cash flow from investing activities:
 Capital expenditures.............................................    (67.3)    (84.2)   (45.6)
 (Increase) decrease in construction in progress, net.............      1.5      (5.1)    (1.4)
 Increase in receivable from sale and leaseback escrow............    (19.5)        -        -
 Proceeds from disposition of assets..............................     20.5       7.7      2.9
 Proceeds from sale and leaseback transaction and escrow..........     22.9      40.4        -
 Cash paid for minority interest holding..........................        -     (10.3)       -
 Investments in and receivables from theatre joint ventures, net..    (14.3)     (2.3)       -
 Other, net.......................................................     (2.5)     (0.5)    (3.0)
                                                                    -------    ------   ------
  Net cash used in investing activities...........................    (58.7)    (54.3)   (47.1)
                                                                    -------    ------   ------

Cash flow from financing activities:
 Debt borrowings..................................................    129.8     187.5    108.4
 Debt repayments..................................................   (126.3)   (127.9)  (116.1)
 Increase (decrease) in intercompany account......................      0.4      (2.3)    (2.0)
 Increase (decrease) in cash overdraft............................      6.2     (14.1)    13.2
 Increase in related party receivables............................     (2.8)     (6.7)    (8.2)
 Other, net.......................................................      0.2      (4.5)    (0.1)
                                                                    -------    ------   ------
  Net cash provided by (used in) financing activities.............      7.5      32.0     (4.8)
                                                                    -------    ------   ------

 Net increase (decrease) in cash and cash equivalents.............    (22.8)     19.7     (3.6)
Cash and cash equivalents:
 Beginning of period..............................................     32.4      12.7     16.3
                                                                    -------    ------   ------
 End of period....................................................  $   9.6      32.4     12.7
                                                                    =======    ======   ======

Reconciliation of net loss to net cash provided by
  operating activities:
 Net loss.........................................................  $ (46.6)    (68.9)   (27.9)
 Effect of leases with escalating minimum annual
  rentals.........................................................      3.1       2.0      1.5
 Depreciation and amortization....................................     80.7      87.0     63.1
 (Gain) loss on disposition of assets, net........................     (1.3)     13.9      9.7
 Share of (earnings) losses of affiliates, net....................      0.5      (0.7)    (0.2)
 Minority interests in earnings of
 consolidated subsidiaries........................................      0.8       1.2      1.0
 (Increase) decrease in receivables, prepaid expenses
 and other assets, net............................................      0.6      (3.6)    (0.4)
 Increase (decrease) in accounts payable, accrued
 liabilities and other liabilities, net...........................     (9.4)     11.1      1.5
                                                                    -------    ------   ------

  Net cash provided by operating activities.......................  $  28.4      42.0     48.3
                                                                    =======    ======   ======



*Restated

 See accompanying notes to consolidated financial statements.

                     UNITED ARTISTS THEATRE CIRCUIT, INC.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1995 AND 1994

(1)  ORGANIZATION

     On May 12, 1992, United Artists Theatre Circuit, Inc. and substantially all of its then existing subsidiaries (the "Company") were acquired (the "Acquisition") by OSCAR I Corporation ("OSCAR I") from an indirect subsidiary of Tele-Communications, Inc. ("TCI"). OSCAR I is owned by an investment fund managed by affiliates of Merrill Lynch Capital Partners, Inc., ("MLCP") and certain institutional investors (collectively the "Non-Management Investors"), and certain members of the Company's management. The purchase price was approximately $543.8 million comprised of: (i) approximately $134.1 million of cash; (ii) $92.5 million of OSCAR I preferred stock, and (iii) the assumption of approximately $317.2 million of indebtedness and certain other obligations. Prior to the Acquisition, the Company was an indirect wholly owned subsidiary of United Artists Holdings Inc. ("UAHI"), which was a wholly-owned subsidiary of United Artists Entertainment Company ("UAE"). On December 2, 1991, UAE became a wholly-owned subsidiary of TCI pursuant to a merger agreement. Previously in 1986, TCI had acquired a controlling interest in UAE's predecessor.

     Simultaneously with the Acquisition, the Non-Management Investors formed OSCAR II Corporation, a Delaware corporation ("OSCAR II"), separately acquiring from an affiliate of TCI all of the outstanding capital stock of United Artists Realty Company ("UAR"), a Delaware corporation and its subsidiaries. UAR and its subsidiaries, United Artists Properties I Corp. ("Prop I") and United Artists Properties II Corp. ("Prop II") were the owners and lessors of certain operating theatre properties leased to and operated by the Company and its subsidiaries. Certain mortgage debt of UAR, Prop I and Prop II, which was secured by their theatre properties, remained outstanding after the acquisition by OSCAR II. On February 28, 1995, OSCAR II was merged into OSCAR I effected by a one-for-one share exchange.

(2)  SALE AND LEASEBACK TRANSACTIONS

     On December 13, 1995, the Company entered into a sale and leaseback transaction (the "Sale and Leaseback") whereby the buildings and land underlying ten of its operating theatres and four theatres under development were sold to, and leased back from, the 1995-A United Artists Pass Through Trust (the "Pass Through Trust"), an unaffiliated third party, for approximately $47.1 million. A portion of the sale proceeds were used to pay certain transaction expenses and repay the outstanding revolving bank debt of the Company and the remainder was held in short-term cash investments at December 31, 1995. The proceeds related to three of the theatres under development (approximately $14.2 million) were initially deposited into an escrow account and were paid to the Company during 1996 after construction of the theatres was completed. The proceeds related to one of the new theatres and a four screen addition to an existing theatre under development (approximately $7.8 million) were deposited into the same escrow account and are to be paid under the terms of the sale and leaseback to the Company in 1997 when construction is completed.

     The Sale and Leaseback requires the Company to lease the underlying theatres for a period of 21 years and one month, with the option to extend for up to an additional 10 years. The Company accounts for the lease as an operating lease. An agreement with the Pass Through Trust requires the maintenance of certain financial covenants by the Company.

                     UNITED ARTISTS THEATRE CIRCUIT, INC.
                               AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(2)  SALE AND LEASEBACK TRANSACTIONS (CONTINUED)

     On November 8, 1996, the Company entered into a sale and leaseback transaction whereby the buildings and land underlying three of its operating theatres and two theatres currently under development were sold to, and leased back from an unaffiliated third party for approximately $21.5 million. The sales proceeds relating to the three operating theatres (approximately $9.2 million) were used to pay certain transaction expenses and repay outstanding bank debt. The sales proceeds related to the two theatres under development (approximately $12.3 million) were deposited into an escrow account and are to be paid under the terms of the sale and leaseback to fund substantially all of the land and construction costs associated with the two theatres. The lease has a term of 20 years and nine months with options to extend for an additional 10 years.

(3)  RESTATEMENT

     During December 1995, the remaining 11 theatres owned by Prop II subsequent to the Sale and Leaseback were contributed to the Company, the Prop II master lease was terminated, the $12.5 million letters of credit established by the Company to guarantee the Prop II debt were canceled and the Company's revolving credit facility was increased by $12.5 million.
     The contribution of these theatres has been accounted for in a manner similar to a pooling of interests, and accordingly, the accompanying financial statements have been restated to include these theatres for all periods prior to 1996. Prop II's historical cost basis of these theatres at December 13, 1995 was approximately $20.3 million. Separate revenue and net income (loss) amounts for the Company and the 11 remaining Prop II theatres for the years ended December 31, 1995 and 1994 are presented in the following table (amounts in millions):

                                        Years Ended
                                        December 31,
                                   --------------------
                                      1995       1994
                                   ---------   --------

      Revenue:
         Company.................       $648.3   622.8
         Eleven Theatres.........          0.3     0.3
                                        ------   -----
         Combined................       $648.6   623.1
                                        ======   =====

      Net income (loss):
         Company.................       $(70.9)  (29.9)
         Eleven Theatres.........          2.0     2.0
                                        ------   -----
         Combined................       $(68.9)  (27.9)
                                        ======   =====

     In addition to the contribution of the remaining theatres, the equipment in the 17 Prop II theatres included in the Sale and Leaseback was transferred to the Company at Prop II's historical cost basis (approximately $6.1 million).

(4)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)  Principles of Consolidation
              ---------------------------
              The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

         (b)  Nature of Operations
              --------------------
              The Company is principally engaged in the operation of motion picture theatres.

                     UNITED ARTISTS THEATRE CIRCUIT, INC.
                               AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(4)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      (c)  Cash and Cash Equivalents
           -------------------------
           The Company considers investments with initial maturities of three months or less to be cash equivalents. Transactions effected through intercompany accounts are considered to be constructive cash receipts and payments.

      (d)  Investments
           -----------
           Investments in which the Company's ownership is 20% to 50% are accounted for using the equity method. Under this method, the investment, originally recorded at cost, is adjusted to recognize dividends received and the Company's share of net earnings or losses of the investee as they occur. Investments in which the Company's ownership is less than 20% are accounted for using the cost method. Under this method, the investments are recorded at cost and any dividends received are recorded as income.

           During the years ended December 31, 1996, 1995 and 1994, approximately $0.6 million, $1.4 million and $3.0 million, respectively, of dividends were received from the Company's 50% owned Hong Kong investment.

      (e)  Property and Equipment
           ----------------------
           Property and equipment are stated at cost, including acquisition costs allocated to tangible assets required. Construction costs, including applicable direct overhead, are capitalized. Repairs and maintenance are charged to operations.

           Depreciation is calculated using the straight-line method over the estimated useful lives of the assets which range from 3 to 40 years. Leasehold improvements are amortized over the terms of the leases, including certain renewal periods or, in the case of certain improvements, the estimated useful lives of the assets, if shorter. Costs associated with new theatre construction are depreciated once such theatres are placed in service.

      (f)  Intangible Assets
           -----------------
           Intangible assets consist of theatre lease acquisition costs and non-compete agreements. Amortization of theatre lease acquisition costs and non-compete agreements is calculated on a straight-line basis over the terms of the underlying leases including certain renewal periods (weighted average life of approximately 17 years) and non-compete agreements (primarily 5 years). Intangible assets and related accumulated amortization are summarized as follows (amounts in millions):

                                                December 31,
                                              -----------------
                                                1996     1995
                                              --------  -------
           Theatre lease acquisition costs..  $ 169.7    182.9
           Non-compete agreements...........    103.0    103.9
                                              -------   ------
                                                272.7    286.8
           Accumulated amortization.........   (145.2)  (121.0)
                                              -------   ------
                                              $ 127.5    165.8
                                              =======   ======

      (g)  Other Assets
           ------------
           Other assets primarily consist of deferred acquisition and loan costs. Amortization of the deferred acquisition costs is calculated on a straight line basis over five years. Amortization of the deferred loan costs is calculated on a straight-line basis over the terms of the underlying loan agreements (average life of approximately seven years) and is included as a component of interest expense. Other assets and related accumulated amortization are summarized as follows (amounts in millions):

                     UNITED ARTISTS THEATRE CIRCUIT, INC.
                               AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(4)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

                                     December 31,
                                    ---------------
                                     1996     1995
                                    -------  ------

      Deferred acquisition costs..  $ 18.4    18.4
      Deferred loan costs.........    14.9    14.9
      Other.......................     8.4     7.6
                                    ------   -----
                                      41.7    40.9
      Accumulated amortization....   (29.7)  (20.6)
                                    ------   -----
                                    $ 12.0    20.3
                                    ======   =====

      (h)  Operating Costs and Expenses
           ----------------------------
           Film rental and advertising expenses include film rental and co-op and directory advertising costs. Film advertising costs are expensed as incurred. Direct concession costs include direct concession product costs and concession promotional expenses. Concession promotional expenses are expensed as incurred. Other operating expenses include joint facility costs such as employee costs, theatre rental and utilities which are common to both ticket sales and concession operations. As such, other operating expenses are reported as a combined amount as the allocation of such costs to exhibition and concession activities would be arbitrary and not meaningful. Rental expense for operating leases which provide for escalating minimum annual rentals during the term of the lease are accounted for on a straight-line basis over the terms of the underlying leases.

      (i)  Estimates
           ---------
           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (j)  Accounting Changes
           ------------------
           As discussed in note 13, in the fourth quarter of 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" prior to its required adoption date.

      (k)  Reclassification
           ----------------
           Certain prior year amounts have been reclassified for comparability with the 1996 presentation.

(5)   SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

      Cash payments for interest for the years ended December 31, 1996, 1995 and 1994, were $37.3 million, $35.0 million and $28.2 million, respectively.

      Cash payments by certain less than 80% owned entities for income taxes for the years ended December 31, 1996, 1995 and 1994, were $1.2 million, $0.7 million and $0.9 million, respectively.

                     UNITED ARTISTS THEATRE CIRCUIT, INC.
                               AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(5)   SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION, CONTINUED

      The Company accrued $20.9 million, $18.3 million and $16.1 million of dividends during the years ended December 31, 1996, 1995 and 1994, respectively, on its preferred stock (see note 8).

      During 1996 and 1995, the Company incurred $1.4 million and $2.4 million of capital lease obligations relating to new equipment.

      During 1995, Prop II transferred equipment with a net historical basis of $6.1 million to the Company (see note 3).

(6)   DEBT

      Debt is summarized as follows (amounts in millions):

                                      December 31,
                                     -------------
                                      1996   1995
                                     ------  -----

       Bank Credit Facility (a)....  $255.6  250.0
       Senior Secured Notes (b)....   125.0  125.0
       Other (c)...................     8.4    8.2
                                     ------  -----
                                     $389.0  383.2
                                     ======  =====

       (a) On May 1, 1995, the Company restated its existing bank credit facility to principally provide for additional term and revolving loan commitments and to extend the final maturity of the facility. The restated bank credit facility (the "Bank Credit Facility") currently provides for term loans aggregating $250.0 million (the "Term Loans"), a reducing revolving loan with commitments aggregating $87.5 million (the "Revolving Facility") and standby letters of credit aggregating $12.5 million (the "Standby Letters of Credit"). Principal on the Term Loans is payable in escalating semi-annual installments commencing December 31, 1996, with a final installment due March 31, 2002. The aggregate commitments available for borrowing under the Revolving Facility decline $8.75 million at December 31, 1997 and 1998, $13.125 million at December 31, 1999 and 2000 and $21.875 million at December 31, 2001 and March 31, 2002. Borrowings under the Bank Credit Facility provide for interest to be accrued at varying rates depending on the ratio of indebtedness to annualized operating cash flow, as defined. Interest is payable at varying dates depending on the type of rate selected by the Company, but no less frequently than once each quarter. The Bank Credit Facility contains certain provisions that require the maintenance of certain financial ratios and place limitations on additional indebtedness, disposition of assets, capital expenditures and payment of dividends. The Bank Credit Facility is secured by the stock of the Company and substantially all of the Company's subsidiaries, and is guaranteed by OSCAR I and substantially all of the Company's subsidiaries. In addition, in conjunction with the merger of OSCAR II into OSCAR I, the stock of UAR was pledged as additional security. During 1996, the Company repaid $7.6 million on the Term Loans in conjunction with certain asset dispositions. This repayment will be applied pro rata against the remaining semi-annual Term Loan principal installments.

                     UNITED ARTISTS THEATRE CIRCUIT, INC.
                               AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(6)      DEBT, CONTINUED

         (b) The senior secured notes (the "Senior Secured Notes") are due May 1, 2002 and require repayments prior to maturity of $31.25 million on May 1, 2000 and on May 1, 2001. The Senior Secured Notes accrue interest at 11 1/2% per annum, which is payable semi-annually. The Senior Secured Notes place limitations on, among other things, additional indebtedness, disposition of assets and payment of dividends. The Senior Secured Notes are secured on a pari-passu
                                                                   ----------
              basis with the Bank Credit Facility by the stock of the Company and substantially all of the Company's subsidiaries, and are guaranteed on a pari-passu basis with the Bank Credit Facility by
                              ----------
              OSCAR I and substantially all of the Company's subsidiaries. In addition, in conjunction with the merger of OSCAR II into OSCAR I, the stock of UAR was pledged as additional security on a pari-
                                                                       -----
              passu basis with the Bank Credit Facility.
              -----
         (c) Other debt at December 31, 1996, consists of various term loans, mortgage notes, capital leases and other borrowings. This other debt carries interest rates ranging from 7% to 12%. Principal and interest are payable at various dates through March 1, 2006.

         At December 31, 1996, the Company was party to interest rate cap agreements on $125.0 million of floating rate debt which provide for a LIBOR interest rate cap ranging between 6 1/2% and 7 1/2% and expire at various dates through 1998. The Company is subject to credit risk exposure from non-performance of the counterparties to the interest rate cap agreements. As the Company has historically received payments relating to its interest rate cap agreements, it does not anticipate such non-performance in the future. The Company amortizes the cost of its interest rate cap agreements to interest expense over the life of the underlying agreement. Amounts received from the counterparties to the interest rate cap agreements are recorded as a reduction of interest expense.

         At December 31, 1996, the Company had approximately $69.5 million of unused revolving loan commitments pursuant to the Bank Credit Facility, $3.3 million of which has been used for the issuance of letters of credit. The Company pays commitment fees of 1/2% per annum on the average unused revolver commitments.

         Annual maturities of debt for each of the next five years and thereafter are as follows (amounts in millions):

                   1997..................  $ 25.1
                   1998..................    32.3
                   1999..................    52.1
                   2000..................    85.3
                   2001..................    85.3
                   Thereafter............   108.9
                                           ------
                                           $389.0
                                           ======

(7)      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         Cash and Cash Equivalents
         -------------------------
         The carrying amount of cash and cash equivalents approximates fair value because of its short maturity.

                     UNITED ARTISTS THEATRE CIRCUIT, INC.
                               AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(7)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

     Financial Instruments
     ---------------------
     The carrying amount and estimated fair value of the Company's financial instruments at December 31, 1996 are summarized as follows (amounts in millions):

                                                Carrying    Estimated
                                                 Amount     Fair Value
                                                --------    ----------
         Bank Credit Facility and Other Debt..    $264.0       264.0
                                                  ======       =====
         Senior Secured Notes.................    $125.0       131.3
                                                  ======       =====
         Interest Rate Cap Agreements.........    $  0.1         0.1
                                                  ======       =====

     BANK CREDIT FACILITY AND OTHER DEBT:  The carrying amount of the
     Company's borrowings under the Bank Credit Facility and other debt approximates fair value because the interest rates on the majority of this debt floats with market interest rates.

     SENIOR SECURED NOTES: The fair value of the Company's Senior Secured Notes is estimated based upon quoted market prices at December 31, 1996.

     INTEREST RATE CAP AGREEMENTS: The fair value of the Company's interest rate cap agreements is estimated based upon dealer quotes for similar agreements at December 31, 1996.

(8)  PREFERRED STOCK

     Concurrent with the Acquisition, the Company issued 92,500 shares of preferred stock with a liquidation value of $92.5 million to OSCAR I. The preferred stock is redeemable at any time at the option of the Company at its stated liquidation value plus accrued and unpaid dividends. Dividends accrue at a rate of 8% through December 31, 1995, 9% through December 31, 1996 and 14% thereafter, and are payable in cash or in kind through December 31, 1996. Cash dividends are required for periods subsequent to December 31, 1996, provided that no provisions exist in any senior debt facility which restricts such cash payments. Currently, such restrictions exist. Due to the perpetual nature of the preferred stock and the escalating terms of the required dividend rates, for financial reporting purposes, dividends have been accrued at a 14% per annum rate for all periods since issuance. At December 31, 1996, the actual redemption value in accordance with the terms of the preferred stock was approximately $133.5 million, or approximately $36.6 million less than the carrying amount at December 31, 1996.

(9)  COMMON STOCK

     The Company is authorized to issue 1,000 shares of its $1.00 par value common stock. At December 31, 1996 and 1995, the Company had 100 shares of common stock outstanding, all of which were held by OSCAR I.

     In connection with the Acquisition, OSCAR I established three separate stock option plans for the benefit of the Company's employees: the Incentive Stock Option Plan (the "Incentive Plan"), the Performance Stock Option Plan (the "Performance Plan"), and the Premium Stock Option Plan (the "Premium Plan" and collectively, the "Option Plans"). The options covered under the Incentive Plan vest in equal amounts each year through the fifth anniversary of the date of grant, while options covered under the Performance and Premium Plans vest based on certain calculations of OSCAR I's value or the investment returns received by the Class A common stock shareholders. Each option granted under either the Incentive or Performance Plans may be exercised for one Class B share at an exercise price equal to the estimated market value of the Class B share at the date of grant provided that such options have been vested under the terms of the respective plan. Each option granted under the Premium Plan may be exercised for one Class B share at an exercise price, which increases from $30 to $233, provided that such options have vested under the terms of the Premium Plan. All options granted expire 10 years after the date of grant.

     The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," and related Interpretations in accounting for OSCAR I's stock option plans. No compensation cost has been recognized by the Company for any of OSCAR I's stock option plans. The Company's compensation expense would not have been materially different had the Company recorded compensation expense for these three stock option plans in accordance with SFAS No. 123, "Accounting for Stock Based Compensation," and accordingly, the pro forma net loss disclosure as if SFAS No. 123 had been applied are not presented.

     A summary of OSCAR I's Incentive Plan as of December 31, 1996, 1995 and 1994, and changes during those years is presented below:

                                         1996                     1995                       1994
                                  ---------------------   -----------------------   --------------------------
                                          Weighted Avg.             Weighted Avg.               Weighted Avg.
                                            Exercise                  Exercise                     Exercise
                                   Shares    Price         Shares      Price          Shares         Price
                                  --------  --------      ----------  --------     ------------  -------------
Outstanding at January 1          594,720     $10.05       593,970     $10.04        594,620          $10.00
 Granted                            6,600     $10.79         3,000     $10.79         31,600          $10.79
 Exercised                              -          -             -          -              -               -
 Forfeited                        (57,000)    $10.00        (2,250)    $10.00        (32,250)         $10.00
                                  -------     ------       -------   --------       --------       ---------
Outstanding at December 31        544,320     $10.06       594,720     $10.05        593,970          $10.04
                                  =======     ======       =======   ========       ========       =========

The following table summarizes information about the Incentive Plan at December 31, 1996:

                                 Options Outstanding           Options Exercisable
                          --------------------------------     -------------------
                                           Weighted Avg.
                            Number           Remaining               Number
  Exercise Price          Outstanding     Contractual Life         Exercisable
------------------        -----------     ----------------         -----------
  $10.00                   503,120              5.5                  402,496
  $10.79                    41,200              7.9                   13,240
                           -------                                 ---------
                           544,320              5.7                  415,736
                           =======                                 =========

     A summary of OSCAR I's Performance Plan as of December 31, 1996, 1995 and 1994, and changes during those years is presented below:

                                              1996                     1995                       1994
                                       ---------------------  ------------------------   -----------------------
                                              Weighted Avg.              Weighted Avg.            Weighted Avg.
                                                 Exercise                  Exercise                 Exercise
                                        Shares    Price        Shares        Price        Shares       Price
                                       --------  --------     --------     --------      --------  -------------
         Outstanding at January 1      573,450     $10.04     572,825     $10.04         573,700     $10.00
           Granted                       5,900     $10.79       2,500     $10.79          27,875     $10.79
           Exercised                         -          -           -          -               -          -
           Forfeited                   (50,375)    $10.00      (1,875)    $10.00         (28,750)    $10.00
                                       -------     ------     -------     ------         -------     ------
         Outstanding at December 31    528,975     $10.05     573,450     $10.04         572,825     $10.04
                                       =======     ======     =======     ======         =======     ======

         Options Exercisable at
             December 31                  0                      0                          0
                                       =======                =======                    =======

     As of December 31, 1996, the 528,975 Performance Plan options had an exercise prices between $10.00 and $10.79 and a weighted average remaining contractual life of 5.7 years.

     A summary of OSCAR I's Premium Plan as of December 31, 1996, 1995 and 1994, and changes during those years is presented below:

                                              1996                     1995                       1994
                                       ---------------------  ------------------------   -----------------------
                                              Weighted Avg.              Weighted Avg.            Weighted Avg.
                                                 Exercise                  Exercise                 Exercise
                                        Shares    Price        Shares        Price        Shares       Price
                                       --------  --------     --------     --------      --------  -------------
         Outstanding at January 1      287,791     $48.25     287,479       $35.25        287,917       $30.00
           Granted                       2,800     $48.25       1,250       $35.25         13,937       $30.00
           Exercised                         -          -           -            -              -            -
           Forfeited                   (25,188)    $48.25        (938)      $35.25        (14,375)      $30.00
                                       -------     ------     -------       ------        -------       ------
         Outstanding at December 31    265,403     $48.25     287,791       $35.25        287,479       $30.00
                                       =======     ======     =======       ======        =======       ======

         Options Exercisable at
             December 31                  0                      0                           0
                                       =======                =======                     =======

     As of December 31, 1996, the 265,403 Premium Plan options had an exercise price of $48.25 and a weighted average remaining contractual life of 5.7 years.

                     UNITED ARTISTS THEATRE CIRCUIT, INC.
                               AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(10) RELATED PARTY TRANSACTIONS

     The Company leases certain of its theatres from UAR, Prop I and Prop II (through December 13, 1995) in accordance with three master leases. The master leases provide for basic monthly rentals and may require additional rentals, based on the revenue of the underlying theatre. The lease arrangements with Prop I and Prop II were entered into in conjunction with the placement of mortgage debt financing in 1988 and 1989, respectively.
     As part of these financings, UAE provided for $12.0 million of residual value guarantees on each of these mortgage debt issues and guarantees covering certain contingent liabilities. In conjunction with the Acquisition, the Company issued $25.0 million of Standby Letters of Credit as part of its Bank Credit Facility in order to release UAE from certain of its obligations under the guarantees. In conjunction with the Sale and Leaseback, the Prop II mortgage debt was prepaid, the Prop II master lease was terminated and $12.5 million in Standby Letters of Credit issued by the Company were canceled.

     In order to fund the cost of additions and/or renovations to the theatres leased by the Company from UAR or Prop I, the Company has periodically made advances to UAR. Interest on the advances accrues at the prime rate and amounted to $1.1 million, $1.4 million and $0.3 million for the years ended December 31, 1996, 1995 and 1994, respectively.

     During November 1996, the Company exchanged a fee-owned theatre property with Prop I in return for a fee-owned theatre property and a $1.5 million note. The note bears interest at the prime rate plus 1 1/2% and is due upon demand.

     In conjunction with the Acquisition, the Company entered into a management agreement with UAR. Such management agreement provides for a fee to be paid to the Company in return for certain accounting and management services. These fees are recorded as a reduction of general and administrative expenses in the accompanying consolidated financial statements and approximated $0.6 million, $0.9 million and $0.9 million for the years ended December 31, 1996, 1995 and 1994, respectively.

     Included in other assets are fees of Merrill Lynch & Co., as placement agents for the Sale and Leaseback of $0.8 million and of Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as placement agents for the Senior Secured Notes, of $3.0 million. Also included in assets acquired in the Acquisition is $6.7 million of fees paid to MLCP relating to structuring the Acquisition.

(11) RESTRUCTURING CHARGE

     At the end of 1996, the Company initiated a corporate restructuring plan intended to provide a higher level of focus on the Company's domestic theatrical business at a lower annual cost. This corporate restructuring was completed in January 1997. In conjunction with this corporate restructuring plan, the Company recorded a $1.9 million restructuring charge in 1996 for severance and other related expenses.

                     UNITED ARTISTS THEATRE CIRCUIT, INC.
                               AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(12)     EMPLOYEE BENEFIT PLANS

         The UATC 401(k) Savings Plan (the "Savings Plan") provides that employees may contribute up to 10% of their compensation, subject to IRS limitations. Employee contributions are invested in various investment funds based upon elections made by the employee. Prior to January 1, 1997, the Company matched 100% of each employee's contributions up to 10% of an employee's compensation. As part of the corporate restructuring plan (see note 11), effective January 1, 1997, the Savings Plan was amended to provide for a Company match of 100% of each employee's contribution up to 3% of their compensation. Employees vest in the Company's matching contributions 20% per year for every year of service.

         Effective January 1, 1993, the Company established the UATC Supplemental 401(k) Savings Plan (the "Supplemental Plan") for certain employees who are highly compensated as defined by the IRS and whose elective contributions to the Savings Plan exceed the IRS limitations. Through December 31, 1996, such employees were allowed to contribute to the Supplemental Plan; provided that the aggregate contributions to the Savings Plan and Supplemental Plan did not exceed 10% of their compensation. As part of the corporate restructuring plan (see note
         11), effective January 1, 1997, the Company suspended the Supplemental Plan. The Company matched 100% of the employee's contributions through the date of suspension of the Supplemental Plan. Employees vest ratably in the Company's matching contributions over 5 years from the date of participation in the Supplemental Plan.

         Contributions to the various employee benefit plans for the years ended December 31, 1996, 1995 and 1994 were $2.3 million, $2.1 million and $2.1 million, respectively.

(13)     PROVISION FOR IMPAIRMENT

         The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," during 1995 prior to the required adoption date. Upon adoption of SFAS No. 121 in 1995, a non-cash charge of $21.0 million was recorded by the Company. This initial charge resulted from the Company grouping assets at a lower level than under its previous accounting policy for evaluating and measuring impairment. During 1996, the Company recorded a non-cash charge for the impairment of its long-lived assets of $8.7 million. These non-cash charges relate to the difference between the historical book value of the individual theatres (in some cases groups of theatres) and the undiscounted cash flow expected to be received from the operation or future sale of the individual theatres (or groups of theatres).

(14)     INCOME TAXES

         The Company and each of its 80% or more owned subsidiaries are included in OSCAR I's consolidated Federal income tax return. Pursuant to a tax sharing agreement with OSCAR I, the Company and each of its 80% or more owned consolidated subsidiaries are allocated a portion of OSCAR I's current Federal income tax expense (benefit). Such allocations are determined as if the Company and each of its 80% or more owned consolidated subsidiaries were separate tax paying entities within the consolidated group. For the years ended December 31, 1996, 1995 and 1994, the Company and each of its 80% or more owned consolidated subsidiaries were allocated no current Federal income tax expense (benefit) pursuant to such tax sharing agreement as a result of the group's overall net loss position.

                     UNITED ARTISTS THEATRE CIRCUIT, INC.
                               AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(14)     INCOME TAXES, CONTINUED

         Consolidated subsidiaries in which the Company owns less than 80% file separate Federal income tax returns. The current and deferred federal and state income taxes of such subsidiaries are calculated on a separate return basis and are included in the accompanying consolidated financial statements of the Company.

         The current state income tax expense of the Company and Federal income tax expense of the Company's less than 80%-owned consolidated subsidiaries and deferred state and Federal income tax expense are as follows (amounts in millions):

                                         Years Ended December 31,
                                        -------------------------
                                          1996     1995    1994*
                                        --------  ------  -------
              Current income taxes:
               State expense..........     $ 0.1     0.4     0.4
               Federal expense........       1.0     1.0     0.9
                                           -----    ----  ------
                                             1.1     1.4     1.3

              Deferred income taxes:
               State expense..........         -       -       -
               Federal expense........         -       -       -
                                           -----    ----  ------
                                           $ 1.1     1.4     1.3
                                           =====    ====  ======

         Income tax expense differed from the amount computed by applying the U.S. Federal income tax rate (35% for all periods) to loss before income tax expense as a result of the following (amounts in millions):

                                        Years Ended December 31,
                                       -------------------------
                                         1996     1995    1994*
                                       --------  ------  -------
             Expected tax benefit........ $(15.9)  (23.6)  (9.3)
             Change in valuation
              allowance..................   13.3    24.8   10.5
             State tax, net of federal
              benefit....................      -     0.3    0.3
             Adjustment of net operating
              less carryforward..........    0.7       -      -
             Other.......................    3.0    (0.1)  (0.2)
                                          ------   -----   ----
                                          $  1.1     1.4    1.3
                                          ======   =====   ====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows (amounts in millions):

                                                                  1996    1995
                                                                  ----    ----
             Deferred tax assets:
              Net operating loss carryforwards...............   $ 65.6    52.0
              Intangible and other assets....................      3.9     2.5
              Accrued liabilities............................      2.8     2.5
              Other..........................................      1.1     2.5
                                                                ------   -----
                                                                  73.4    59.5
              Less:  valuation allowance.....................    (65.4)  (52.1)
                                                                ------   -----
               Net deferred tax assets.......................      8.0     7.4
                                                                ------   -----
             Deferred tax liabilities:
              Property and equipment.........................      6.7     5.8
              Other..........................................      1.3     1.6
                                                                ------   -----
               Net deferred tax liabilities..................      8.0     7.4
                                                                ------   -----
             Net.............................................   $    -       -
                                                                ======   =====

         *Restated

                     UNITED ARTISTS THEATRE CIRCUIT, INC.
                               AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(14)     INCOME TAXES, CONTINUED

         At December 31, 1996, the Company had a net operating loss carryforward for Federal income tax purposes of approximately $175.0 million which will begin to expire in 2007.

         The Federal income tax return of OSCAR I is presently under examination by the Internal Revenue Service for 1992. In the opinion of management, any additional tax liability not previously provided for resulting from this examination, should not have a material adverse effect on the consolidated financial position of the Company.

(15)     COMMITMENTS AND CONTINGENCIES

         As discussed in note 10, in conjunction with the Acquisition, at December 31, 1996 the Company had issued $12.5 million of Standby Letters of Credit related to certain guarantees of indebtedness of Prop
         I. Should Prop I default on such indebtedness, the Company may be liable for up to $12.5 million under the Standby Letters of Credit.

         The Company conducts a significant portion of its theatre and corporate operations in leased premises. These leases have noncancelable terms expiring at various dates after December 31, 1996. Many leases have renewal options. Most of the leases provide for contingent rentals based on the revenue results of the underlying theatre and require the payment of taxes, insurance, and other costs applicable to the property. Also, certain leases contain escalating minimum rental provisions which have been accounted for on a straight-line basis over the initial term of the leases.

         Rent expense for theatre and corporate operations is summarized as follows (amounts in millions):

                                                     Years Ended December 31,
                                                    1996       1995       1994*
                                                    ----       ----       -----

         Minimum rental.........................   $82.5        69.6      66.3
         Contingent rental......................     3.5         3.5       3.7
         Effect of leases with escalating
          minimum annual rentals................     3.1         2.0       1.5
         Rent tax...............................     0.6         0.7       0.7
                                                   -----        ----      ----
                                                   $89.7        75.8      72.2
                                                   =====        ====      ====

     *Restated

     Approximately $11.6 million and $0.5 million of the minimum rentals reflected in the preceding table for the years ended December 31, 1996 and 1995, respectively, were incurred pursuant to the sale and leaseback transactions (see note 2).

     Approximately $9.9 million, $13.8 million and $14.6 million of the minimum rentals reflected in the preceding table for the years ended December 31, 1996, 1995 and 1994, respectively, were incurred pursuant to operating leases between the Company and UAR, Prop I and Prop II. Additionally, $0.1 million, $0.3 million and $0.1 million of the contingent rentals reflected in the preceding table for the years ended December 31, 1996, 1995 and 1994, respectively, were incurred pursuant to such leases.

                     UNITED ARTISTS THEATRE CIRCUIT, INC.
                               AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(15)     COMMITMENTS AND CONTINGENCIES, CONTINUED

         Future minimum lease payments under noncancelable operating leases for the five years after December 31, 1996 are summarized as follows (amounts in millions):

                                        Third Party              Affiliate
                                          Leases                  Leases
                                        -----------              ---------
         1997..........................   $73.2                    $9.8
         1998..........................    71.8                     9.8
         1999..........................    71.1                     9.8
         2000..........................    67.6                     9.8
         2001..........................    63.9                     9.8

         Included in the future minimum lease payments table above are lease payments relating to theatres which the Company intends to dispose of. To the extent the Company is successful in disposing of these theatres, the future minimum lease payments will be decreased.

         It is expected that in the normal course of business, desirable leases that expire will be renewed or replaced by other leases.

         At December 31, 1996, the Company had entered into theatre construction and equipment commitments aggregating approximately $106.0 million for 23 theatres which the Company intends to open during the next two years. Such amount relates only to projects in which the Company had executed a definitive lease agreement and all significant lease contingencies have been satisfied. Of the committed amount, approximately $20.1 million will be reimbursed to the Company or paid directly from proceeds of the sale and leaseback transactions currently held in escrow (see note 2). The lease agreements have terms of between 15 and 20 years and, upon the opening of the theatres, require future minimum lease payments over the terms of the leases averaging $18.5 million per annum.

         The Company is named as a defendant, together with a number of other companies engaged in the business of motion picture distribution and exhibition, in certain actions which charge violations of antitrust laws with respect to the distribution and exhibition of motion pictures in certain market areas.

         In addition, there are other pending legal proceedings by or against the Company involving alleged breaches of contracts, torts, violations of antitrust laws, and miscellaneous other causes of action. In addition, there are various claims against the Company relating to certain of the leases held by the Company. Although it is not possible to predict the outcome of such legal proceedings, in the opinion of management, such legal proceedings will not have a material adverse effect on the Company's financial position, liquidity or results of operations.

         The federal Americans With Disabilities Act of 1990 (the "ADA"), and certain state statutes among other things, require that places of public accommodation, including theatres (both existing and newly constructed) be accessible to and that assistive listening devices be available for use by certain patrons with disabilities. With respect to access to theatres, the ADA may require that certain modifications be made to existing theatres in order to make such theatres accessible to certain theatre patrons and employees who are disabled. The ADA requires that theatres be constructed in such a manner that persons with disabilities have full use of the theatre and its facilities and reasonable access to work stations. The ADA provides for a private right of action and for reimbursement of plaintiff's attorneys' fees and expenses under certain circumstances. The Company has established a program to review and evaluate the Company's theatres and to make any changes which may be required by the ADA. Although the Company's review and evaluation is on-going, management believes that the cost of complying with the ADA will not materially adversely affect the Company's financial position, liquidity or results of operations.

                     UNITED ARTISTS THEATRE CIRCUIT, INC.
                               AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(16)  SUBSEQUENT EVENT

      In March 1997, the Company signed an agreement to sell its Hong Kong investment to its partners for $17.5 million, which will result in an $11.0 million gain for financial reporting purposes upon the consummation of the transaction.

                                                                      APPENDIX I


                           GLOSSARY OF CERTAIN TERMS

   The following is a glossary of certain terms used in this Prospectus. The definitions of terms used in this glossary that are also used in the Agreement, the Indenture, the Lease, the Trust Agreement and the Participation Agreement are qualified in their entirety by reference to the definitions of such terms contained therein.

   "Additional Rent" means, generally, all amounts payable under the Lease other than the basic semiannual rental payments.

   "Agreement" means the Pass Through Trust Agreement between United Artists and the Trustee, pursuant to which the Pass Through Trust will be formed.

   "Bankruptcy Code" means the United States Bankruptcy Code of 1978, as amended.

   "Base Indenture" means the trust indenture between the Owner Trustee and the Indenture Trustee pursuant to which the Mortgage Note to be held in the Pass Through Trust will be issued.

   "Building Improvements" shall have the meaning specified in "Structure of the Transaction."

   "Business Day" means any day other than Saturday or Sunday or other day on which banking institutions in the States of New York, Denver, Colorado, or the States in which the principal offices of the Trustee, Owner Trustee or Indenture Trustee are located, are authorized or required by law to close.

   "Cede" means Cede & Co., as nominee of DTC.

   "Certificate" means any of the Pass Through Certificates issued under the Agreement.

   "Certificate Account" means one or more non-interest bearing accounts established and maintained by the Trustee for the benefit of Certificateholders for the deposit of payments representing Scheduled Payments on the Mortgage Note.

   "Certificate Owner" means any person acquiring a beneficial interest in any Certificate.

   "Certificated Certificates" means Certificates issued in fully registered, certificated form to Certificate Owners or their nominees, rather than to DTC or its nominee.

   "Certificateholder" means the registered holder of any Certificate.

   "Code" means the United States Internal Revenue Code of 1986, as amended.

   "Commission" means the Securities and Exchange Commission.

   "Company" means United Artists Theatre Circuit, Inc.

   "DTC" means The Depository Trust Company.

  "DTC Participants" means those participants for whom DTC holds securities on deposit.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Estate for Years" shall have the meaning specified under "Structure of the Transaction."

  "Event of Default" shall have the meaning specified under "Description of the Certificates--Events of Default and Certain Rights Upon an Event of Default."

  "Event of Loss" means, for any Property, any casualty or condemnation requiring United Artists to make a purchase offer as described in "Description of the Lease--Condemnation and Casualty."

  "Excepted Payments" means rights of the Owner Trustee and the Owner Participant relating to indemnification by United Artists of the Owner Trustee or the Owner Participant for certain matters, insurance proceeds payable to the Owner Trustee or to the Owner Participant under certain insurance maintained by or for the benefit of the Owner Trustees or the Owner Participant, and certain reimbursement payments made by United Artists to the Owner Trustee.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" shall have the meaning specified in Appendix II.

  "Indebtedness" shall have the meaning specified in Appendix II.

  "Indenture" means the Indenture, as supplemented by each Supplemental Indenture, as such Indenture may be modified, supplemented or amended from time to time.

  "Indenture Default" means each of the events designated as an event of default in the Indenture. See "Description of the Mortgage Note--Indenture Defaults, Notice and Waiver."

  "Indenture Estate" means (i) the assignment of certain rights of the Owner Trustee's rights as lessor under the Lease, including the right to receive base rentals and certain other payments from United Artists (excluding Excepted Payments), (ii) a first mortgage lien on the Building Improvements and Estate for Years related to each property acquired by the Owner Trustee, (iii) the assignment of the Owner Trustee's rights under the Option and (iv) a first mortgage lien on the Remainderman Trustee's remainder interest in the Land.

  "Indenture Trustee" means collectively, Fleet National Bank of Connecticut, a national banking association, in its capacity as an Indenture Trustee under the Indenture, and its successors and assigns thereunder, and Alan B. Coffey, in his capacity as an Indenture Trustee under the Indenture, and his successors and assigns thereunder.

  "Indirect Participants" means those persons that clear through or maintain a custodial relationship with a DTC Participant either directly or indirectly.

  "Initial Scheduled Principal Distribution Date" means the date when the first scheduled payment of principal on the Mortgage Note is to be received by the Trustee, as specified on the front cover page of this Memorandum.

  "Land" means each of the separate parcels of land upon which a Theatre subject to the lien of a Supplemental Indenture is located.

  "Lease" means the Lease between United Artists and the Owner Trustee, pursuant to which United Artists will lease the Theatres and the Land, as such Lease may from time to time be modified, supplemented or amended.

  "Lease Default" means any event that with the passage of time or the giving of notice, or both, would become a Lease Event of Default.

  "Lease Event of Default" means each of the events designated as an event of default in the Lease. For a description of the events constituting Lease Events of Default, see "Description of the Lease--Events of Default."

  "Major Repair Event" shall have the meaning specified in "Description of the Lease--Obsolescence Termination."

  "Major Requirement Event" shall have the meaning specified in "Description of the Lease--Obsolescence Termination."

  "Make-Whole Premium" shall have the meaning specified in "Description of the Mortgage Note--Redemption."

  "Mortgage Note" means the Mortgage Note (including any Mortgage Note issued in exchange, replacement or substitution therefor) issued pursuant to the Indenture.

  "Operative Documents" means the Lease, the Base Indenture, the Supplemental Indentures, the Participation Agreement, the Option Agreement, the Tripartite Agreement, the Trust Agreement, the Mortgage Note, the Certificates and certain related instruments and documents contemplated by the foregoing documents.

  "Option" shall have the meaning specified in "Structure of the Transaction."

  "Owner Participant" means the institutional investor for whose benefit the Owner Trustee owns the Properties leased to United Artists pursuant to the Lease, and its permitted successors and assigns.

  "Owner Trustee" means collectively, Wilmington Trust Company, a Delaware banking corporation, in its capacity as Owner Trustee under the Trust Agreement, and its successors and assigns thereunder, and William J. Wade, in his capacity as additional trustee under the Trust Agreement in certain jurisdictions, and his successors and assigns thereunder.

  "Participation Agreement" means the Participation Agreement among United Artists, the Owner Trustee, the Owner Participant, the Remainderman Participant, the Remainderman Trustee, the Indenture Trustee and the Trustee.

  "Pass Through Trust" means the 1995-A United Artists Theatre Circuit Pass Through Trust, to be formed pursuant to the Agreement.

  "Person" shall have the meaning described in Appendix II.

  "Pool Balance" means, as of any date of determination, the aggregate unpaid principal amount of the Mortgage Note that constitutes Trust Property on such date plus the amount of the principal payments on the Mortgage Note held by the Trustee and not yet distributed. The Pool Balance as of a Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on such Mortgage Note and the distribution thereof being made on that date.

  "Pool Factor" means, as of any date of determination, the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance by (ii) the aggregate original principal amount of the Mortgage Note.

  "Property" shall have the meaning specified in "Structure of the Transaction."

  "Regular Distribution Date" means January 1 and July 1 of each year, commencing July 1, 1996.

  "Remainderman Participant" means Northway Mall Associates LLC, a Delaware limited liability company, which will own the remainder interest in the Land, and its permitted successors and assigns.

  "Remainderman Trust Agreement" means the Remainderman Trust Agreement between the Remainderman Participant and the Remainderman Trustee, as supplemented and amended.

  "Remainderman Trustee" means Wilmington Trust Company.

  "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder excluding those events for which the 30-day notice requirement is waived, a withdrawal from an employee benefit plan described in Section 4063 of ERISA, or a cessation of operations described in
Section 4062(e) of ERISA.

  "Rules" means the rules, regulations and procedures creating and effecting DTC and its operations.

  "Scheduled Payments" means each payment of principal of and/or interest on the Mortgage Note scheduled to be received by the Trustee on a Regular Distribution Date.

  "Special Distribution Date" means the date on which a Special Payment will be distributed, which date will be the 1st day of a month.

  "Special Payment" mean any payments of principal, Make-Whole Premium, if any, and interest received by the Trustee on account of redemption, if any, of the Mortgage Note, payments received by the Trustee following a default in respect of the Mortgage Note (including payments received by the Trustee on account of the redemption or purchase by the Owner Trustee of the Mortgage Note or payments received on account of the sale of the Mortgage Note by the Trustee) and any Scheduled Payments not paid within five days of a Regular Distribution Date.

  "Special Payments Account" means one or more non-interest bearing accounts established and maintained by the Trustee pursuant to the Agreement for the benefit of Certificateholders for the deposit of payments representing Special Payments and certain other amounts.

  "Subsidiary" shall have the meaning specified in Appendix II.

  "Supplemental Indenture" means, with respect to each Property, the mortgage, leasehold mortgage deed of trust, assignment of leases and rents, security agreement, financing statement and first supplemental indenture to the Base Indenture.

  "Theatre" means the buildings, structures, alterations, modifications and other additions to and changes in such buildings and site improvements located on the Land.

  "Trust Agreement" means the Trust Agreement between the Owner Participant and the Owner Trustee, as supplemented and amended.

  "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

  "Trust Property" means all money, instruments, including the Mortgage Note, and other property held as the property of the Pass Through Trust, including all distributions thereon and proceeds thereof.

  "Trustee" means Fleet National Bank of Connecticut, and its successors and assigns under the Agreement.

                                                                     APPENDIX II

                        DESCRIPTION OF CERTAIN COVENANTS


  Pursuant to the Participation Agreement, United Artists has agreed to comply with the following financial covenants; provided, however, that the covenants described under "Limitation on Indebtedness," "Limitation on Restricted Payments," "Limitation on Transactions with Affiliates," "Limitation on Guarantees," "Restrictions on Preferred Stock of Subsidiaries and Subsidiary Distributions," "Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries," and "Restriction on Transfer of Assets" will not be applicable in the event, and only for so long as, the Certificates are rated Investment Grade by both Moody's and S&P.

  Limitation on Indebtedness. (a) Except as provided in paragraph (b) below, United Artists will not, and will not permit any of its Subsidiaries to, create, incur, assume or guarantee, or in any other manner become directly or indirectly liable for the payment of, any Indebtedness (including any Acquired Indebtedness, but excluding Permitted Indebtedness) unless, in the case of Indebtedness of United Artists and Acquired Indebtedness, at the time of such event and after giving effect thereto on a pro forma basis United Artists' Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such event, taken as one period calculated on the assumption that such Indebtedness had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related acquisition (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation, would have been
(x) for the period beginning on the Closing Date and ending December 31, 1997, at least equal to 1.35:1 and (y) thereafter, 1.40:1.

  (b) Notwithstanding paragraph (a) above, United Artists may issue the Exchange Debentures if and only if (I) such Indebtedness is issued upon the exchange of either OSCAR I Exchangeable Preferred Stock or Company Exchangeable Preferred Stock and (II) at the time of such event and after giving effect thereto on a pro forma basis, United Artists' Funded Debt Ratio (as determined in accordance with the Bank Credit Agreement in effect on May 12, 1992) would have been less than or equal to 4.0 to 1.0.

  Limitation on Restricted Payments. (a) United Artists will not, and will not permit any of its Subsidiaries to, directly or indirectly:

     (i) declare or pay any dividend on, or make any distribution in respect of, any shares of United Artists' Capital Stock (excluding dividends or distributions payable in shares of its Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock));

     (ii) purchase, redeem or acquire or retire for value, any Capital Stock of United Artists or any Affiliate thereof (other than any wholly-owned Subsidiary of United Artists and Existing Majority-owned Subsidiaries) or any options, warrants or other rights to acquire such Capital Stock; or

     (iii) make any Investment (other than any Permitted Investment) in any Person;

(such payments or any other actions described in (i) through (iii) are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any

                                                                           AII-1
such Restricted Payment, if other than cash, as determined by the Board of Directors of United Artists, whose determination shall be conclusive and evidenced by a board resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) United Artists could incur $1.00 of additional Indebtedness under the provisions of "Limitation on Indebtedness" (other than Permitted Indebtedness and the Exchange Debentures) and (3) the aggregate amount of all Restricted Payments, including any Restricted Payments permitted by clauses (iii), (iv), (vi) and (vii) of paragraph (b) hereof (but excluding clauses (i), (ii), (v), (viii), (ix) and (x) thereof), declared or made after May 12, 1992, plus any payment, purchase, redemption, acquisition or retirement made to any Person (other than United Artists or any Subsidiary) pursuant to paragraph (b) of "Restrictions on Preferred Stock of Subsidiaries and Subsidiary Distributions" shall not exceed the sum of:

     (A) 50% of the aggregate cumulative Consolidated Adjusted Net Income of United Artists accrued on a cumulative basis during the period beginning on May 12, 1992 and ending on the last day of United Artists' last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjustment Net Income shall be a loss, minus 100% of such loss);

     (B) the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by United Artists' Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10,000,000, such Fair Market Value shall be confirmed by an independent appraisal obtained by United Artists) received after May 12, 1992 by United Artists as capital contributions by OSCAR I;

     (C) the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by United Artists' Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10,000,000, such Fair Market Value shall be confirmed by an independent appraisal obtained by United Artists) received after May 12, 1992 by United Artists from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of United Artists (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock of United Artists;

     (D) the aggregate net cash proceeds received after May 12, 1992 by United Artists (other than from any of its Subsidiaries) upon the exercise of options, warrants or rights to purchase shares of Capital Stock of United Artists (other than Redeemable Capital Stock); and

     (E) the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by United Artists' Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10,000,000, such Fair Market Value shall be confirmed by an independent appraisal obtained by United Artists) received after May 12, 1992 by United Artists from debt securities that have been converted into or exchanged for Capital Stock of United Artists (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by United Artists at the time of such conversion or exchange.

  (b)  Notwithstanding the foregoing and, in the case of clauses (iii), (vi),
(vii), (viii) and (ix) below, so long as no Default or Event of Default has occurred and is continuing, the foregoing provisions shall not prohibit:

     (i) dividends paid within 60 days after the date of declaration if at the date of declaration, such payment would be permitted by the provisions of the foregoing paragraph and such payment shall be

                                                                           AII-2
deemed to have been paid on such date of declaration for purposes of calculation required by the provisions of the foregoing paragraph;

     (ii) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of United Artists in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary) of, other shares of Capital Stock (other than Redeemable Capital Stock) of United Artists; provided that the net proceeds from the Capital Stock are excluded from clause 3 of paragraph (a) of "Limitation on Restricted Payments";

     (iii) the cancellation or repurchase of stock or stock options of OSCAR I pursuant to the terms of the Management Agreements in the aggregate amount of $2,000,000 in any fiscal year and $10,000,000 for all such repurchases and loans, advances, dividends or distributions to OSCAR I in an amount to permit such cancellation or repurchase;

     (iv) loans, advances, dividends or distributions by United Artists to OSCAR I not to exceed an amount necessary to permit OSCAR I to pay its expenses incurred in the ordinary course of business but in any event not in an amount in excess of $2,000,000 in any fiscal year;

     (v) payments by United Artists to OSCAR I pursuant to the Tax Sharing Agreement;

     (vi) at any time after the fifth anniversary of the first date on which United Artists could have issued Exchange Debentures pursuant to paragraph (b) under "Limitation on Indebtedness", cash dividends on United Artists Exchangeable Preferred Stock or advances, loans or dividends to pay cash dividends on the OSCAR I Exchangeable Preferred Stock (but not both), provided that United Artists could incur $1.00 of additional Indebtedness under the provisions of "Limitation on Indebtedness" (other than Permitted Indebtedness and the Exchange Debentures) and the aggregate amount of all such dividends does not exceed the amount of cash dividends required under OSCAR I Exchangeable Preferred Stock;

     (vii) loans, advances, dividends or distributions to pay any interest incurred on notes incurred by OSCAR I pursuant to the Management Agreements, provided that United Artists could incur additional Indebtedness equal to the amount of such interest under the provisions of "Limitation on Indebtedness" (other than Permitted Indebtedness and the Exchange Debentures);

     (viii) the assumption by United Artists of the guarantees listed in clauses
(ii) and (vi) of the definition of "UAR Financing Agreements" to the extent that the liability under such guarantees does not exceed $25,000,000 in the aggregate at any one time and letters of credit issued to support any such guarantees;

     (ix) the issuance of the Exchange Debentures in exchange for either OSCAR I Exchangeable Preferred Stock or Company Exchangeable Preferred Stock if such issuance would be permitted by the provisions of "Limitation on Indebtedness" and, if such issuance is in exchange for the OSCAR I Exchangeable Preferred Stock, the dividend or distribution of such Exchange Debentures by United Artists to OSCAR I to facilitate such issuance; or

     (x) the set-off or any similar transaction with respect to indemnification obligations under the Purchase Agreement against any Exchange Debentures or OSCAR I Preferred Stock.

                                                                           AII-3

  Limitation on Transactions with Affiliates. (a) United Artists will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of United Artists (other than a wholly-owned Subsidiary of United Artists) unless (i) such transaction or series of transactions is or are on terms that are no less favorable to United Artists or such Subsidiary, as the case may be, than would be available at the time of such transaction or transactions in a comparable transaction in arm's-length dealings with an unaffiliated third party, (ii) United Artists delivers an officer's certificate to the Trustee certifying that such transaction or transactions complies with clause (i) above, (iii) with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $10,000,000 (other than any transaction or series of transactions with any Affiliate of United Artists conducted in the ordinary course of business), United Artists shall have obtained a written opinion of an independent investment banking firm or independent appraiser that such transaction or transactions are fair to United Artists or such Subsidiary, as the case may be, from a financial point of view and (iv) with respect to a transaction or series of transactions involving UAR or any of its subsidiaries, United Artists shall have obtained a written opinion of an independent appraiser that such transaction or transactions are fair to United Artists or such Subsidiary, as the case may be, from a financial point of view; provided, however, that the foregoing restriction shall not apply to (i) the payment of fees to Merrill Lynch or any of its Affiliates for consulting, investment banking or financial advisory services rendered by such Person to United Artists or any of its Subsidiaries, (ii) the payment of reasonable and customary regular fees to directors of United Artists or any of its Subsidiaries who are not employees of United Artists or any Affiliate, (iii) any payments made pursuant to the Tax Sharing Agreement, (iv) any UAR Lease or any Subsequent UAR Lease (as such terms are defined in the 11 1/2% Notes Indenture) (subject to the provisions under "Restrictions on Arrangements with UAR" contained in the 11 1/2% Notes Indenture), (v) any Restricted Payment permitted by "Limitation on Restricted Payments", including any Restricted Payments permitted under clauses (i) through (x) of the last paragraph of such covenant, (vi) any management fees or similar fees paid by UAR or its subsidiaries to United Artists or any Subsidiary, (vii) any transaction or series of transactions arising out of any agreement existing on May 12, 1992,
(viii) any Affiliate Subordinated Indebtedness incurred in accordance with the Participation Agreement, (ix) any Excess Rent Note which qualifies as "Permitted Indebtedness" under the definition thereof or (x) any UAR Deficiency Note or UAR Indebtedness, in each case in accordance with the Participation Agreement.

  (b) United Artists will not, and will not permit its Subsidiaries to, amend, modify or in any way alter the terms of the Intercompany Agreement or the Tax Sharing Agreement in a manner adverse to United Artists other than (i) by adding new Subsidiaries and (ii) with respect to the Tax Sharing Agreement, amendments or modifications necessary to reflect changes in applicable law or the interpretation thereof.

  Limitation on Guarantees. United Artists will not permit any Subsidiary to, directly or indirectly, guarantee or secure the payment of any Indebtedness of United Artists unless (i) such Subsidiary simultaneously executes and delivers supplemental leases providing for the guarantee of payment of United Artists' payment obligations under the Lease on an unsubordinated basis and (ii) any such guarantee of United Artists' payment obligations under the Lease by any Subsidiary shall provide that such Subsidiary waives and will not in any manner whatsoever claim, or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against United Artists, any other Subsidiary, OSCAR I or its other subsidiaries as a result of any payment by such Subsidiary under its guarantee of United Artists' payment obligations under the Lease.

  Notwithstanding the foregoing, any such guarantee by a Subsidiary of United Artists' payment obligations under the Lease shall provide by its term that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of United Artists, of all of the Capital Stock of such Subsidiary, or all or substantially all of the assets of such Subsidiary, pursuant to a transaction which is in compliance with the Participation Agreement.

                                                                           AII-4

  Restrictions on Preferred Stock of Subsidiaries and Subsidiary Distributions.
(a) United Artists will not permit any Subsidiary to issue any Preferred Stock (other than to United Artists or a wholly owned Subsidiary of United Artists), or permit any Person (other than United Artists or a wholly owned Subsidiary of United Artists), to own or hold an interest in any Preferred Stock of any such Subsidiary.

  (b) United Artists will not, and will not permit any Subsidiary to, declare or pay dividends or distributions on any Capital Stock of any such Subsidiary to any Person (other than to United Artists and its wholly owned Subsidiaries) or purchase, redeem or otherwise acquire or retire for value, any Capital Stock of any such Subsidiary held by such Person, except for, so long as no Default or Event of Default shall have occurred and be continuing, (i) the payment of pro rata dividends or distributions to all holders of such Capital Stock, (ii) the pro rata purchase, redemption or other acquisition or retirement for value of such Capital Stock or (iii) the purchase or acquisition for value of Capital Stock of any Existing Majority-owned Subsidiary from any Person, provided that United Artists or such Subsidiary purchases or otherwise acquires such number of shares of Capital Stock of such Subsidiary which, together with shares previously owned by United Artists or such Subsidiary as the case may be, would aggregate at least 80% of the issued and outstanding Capital Stock of such Subsidiary. Notwithstanding the foregoing, nothing contained in this covenant shall prohibit United Artists or any Subsidiary from making any purchase, redemption or other acquisition or retirement for value of Capital Stock of any Subsidiary or the payment of dividends or distributions on Capital Stock of any Subsidiary in the aggregate up to the amount of Restricted Payments that United Artists could make at any time pursuant to "Limitations on Restricted Payments", provided that any amount so paid to any Person (other than United Artists and its wholly owned Subsidiaries) or the amount of any such purchase, redemption or other acquisition shall be used in determining the aggregate amount of all Restricted Payments made pursuant to such covenant.

  Restriction on Transfer of Assets. United Artists will not, and will not permit any of its Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of any of their respective assets or property to OSCAR I or any of its subsidiaries (other than United Artists) or any Subsidiary of United Artists except for (i) sales, conveyances, transfers, leases or other dispositions made in the ordinary course of business (as determined by the Board of Directors of United Artists, whose determination shall be conclusive and evidenced by a board resolution) by means of an intercompany loan evidenced by an intercompany note pursuant to the Intercompany Agreement, the principal amount of which shall be equal to the Fair Market Value of such assets or property (as determined by the Board of Directors of United Artists, whose determination shall be conclusive and evidenced by a board resolution), and otherwise in compliance with the Participation Agreement and (ii) dividends or distributions to OSCAR I as permitted under the provisions of "Limitations on Restricted Payments."

  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. United Artists will not, and will not permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind, on the ability of any Subsidiary to (a) pay dividends or make any other distribution on its Capital Stock, (b) pay any Indebtedness owed to United Artists or any other Subsidiary, (c) make loans or advances to United Artists or any other Subsidiary, or (d) transfer any of its property or assets to United Artists or any other Subsidiary except, in the case of the foregoing clauses (a) through (d), (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on May 12, 1992 or on the Closing Date; (ii) any encumbrance or restriction existing under the 11 1/2% Notes Indenture or the Bank Credit Agreement as in effect on May 12, 1992; (iii) any encumbrance or restriction, with respect to a Subsidiary that is not a Subsidiary of United Artists on the Closing Date, in existence at the time such Person becomes a Subsidiary or created on the date it becomes a Subsidiary; and
(iv) any encumbrance or restriction existing under any agreement that extends, refinances, renews or replaces any of the agreements containing any of the restrictions in the foregoing clauses (i) through (iii), provided that the terms and conditions of any such restrictions are not materially less favorable to the holders of the Certificates than those under or pursuant to the agreement evidencing the Indebtedness extended, refinanced, renewed or replaced.

                                                                           AII-5

MERGER AND SALE OF ASSETS

  United Artists shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons or permit its subsidiaries to enter into any such transaction or transactions unless at the time and after giving effect thereto (i) either (a) United Artists shall be the continuing corporation, or (b) the Person (if other than United Artists) formed by such consolidation or into which United Artists is merged or the Person which acquires by conveyance, transfers, lease or disposition the properties and assets of United Artists, substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the obligations of United Artists under the Lease and Related Documents; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; (iii) except in the case of the consolidation or merger of any Subsidiary with or into United Artists, immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of United Artists (or the Surviving Entity if United Artists is not the continuing corporation) is at least equal to the Consolidated Net Worth of United Artists immediately before such transaction; and (iv) immediately before and immediately after giving effect to such transaction on a pro forma basis, (A) no Default or Event of Default shall have occurred and be continuing and (B) except in the case of the consolidation or merger of any Subsidiary with or into United Artists, United Artists (or the Surviving Entity if United Artists is not the continuing corporation) could incur $1.00 of additional Indebtedness under the provisions of "Limitation on Indebtedness" (other than Permitted Indebtedness and the Exchange Debentures); provided that clauses (iii) and (iv)(B) shall not apply with respect to any transaction if United Artists has been informed by each of Moody's and S&P that, on a pro forma basis after giving effect to such transaction, it would rate the Certificates as Investment Grade.

  In connection with any consolidation, merger, transfer or lease contemplated hereby, United Artists shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, transfer of lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for relating to such transaction have been complied with.

  Upon any consolidation or merger or any transfer of all or substantially all of the assets of United Artists in accordance with the foregoing, the successor corporation formed by such a consolidation or into which United Artists is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, United Artists under the Lease and the related documents with the same effect as if such successor corporation had been named as United Artists therein.

  In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which United Artists is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, United Artists, and United Artists would be discharged from all obligations and covenants under the Lease and the related documents.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" means Indebtedness of a Person (x) existing at the time such Person becomes a Subsidiary or (y) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition.

                                                                           AII-6

  "Acquisition" means the acquisition by OSCAR I of all the issued and outstanding shares of Capital Stock of United Artists, UAB and UAB II pursuant to the Purchase Agreement.

  "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Affiliate Subordinated Indebtedness" means Indebtedness of United Artists or any Subsidiary Guarantor to OSCAR I, UAR or any subsidiary of UAR (other than any Excess Rent Notes and any Exchange Debentures), provided that (i) such Indebtedness provides that no cash interest shall be payable on such Affiliate Subordinated Indebtedness unless at the time of any such interest payment, (a) assuming that the portion of the Affiliate Subordinated Indebtedness on which interest will be paid was incurred on the first day of the four full fiscal quarters immediately preceding such interest payment date, United Artists could incur the aggregate principal amount outstanding under such portion of Affiliate Subordinated Indebtedness under "Limitations on Indebtedness") (other than Permitted Indebtedness and Exchange Debentures), and (b) after giving effect thereto no Default or Event of Default has occurred and is continuing, (ii) no mandatory principal payments may be made on the notes prior to the final Stated Maturity of the Certificates, provided the foregoing shall not restrict voluntary prepayments of the Indebtedness outstanding thereunder in accordance with the terms of the Participation Agreement, (iii) such note may not be pledged to any Person and (iv) any Person which provides the funds to OSCAR I , UAR or any subsidiary thereof to enable any such Affiliate Subordinated Indebtedness shall acknowledge the terms and provisions of such Affiliate Subordinated Indebtedness.

  "Attributable Debt" means, when used in connection with any Sale-and-Leaseback Transaction, the greater of (a) the Fair Market Value of the property subject to such transaction (as determined by the Board of Directors of United Artists) and
(b) the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such transaction (including my period for which such lease has been extended).

  "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

  "Bank Credit Agreement" means the Credit Agreement, dated as of May 12, 1992, among United Artists, Bank of America National Trust and Savings Association, as administrative agent, Bank of America National Trust and Savings Association, Barclays Bank PLC, Continental Bank N.A. and the First National Bank of Boston, collectively as co-agents, and the other banks party thereto, as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time, including on May 1, 1995 and including successive amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or other modifications thereof, whether or not such amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplement or other modification is with none, all or some of the lenders under such agreement on May 12, 1992 or with any bank, financial institution, any other Person or any trustee on behalf of any such Persons.

                                                                           AII-7

  "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States Federal and State law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

  "Capital Lease Obligation" of any Person means any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease of a real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

  "Capital Stock" of any Person means any and all shares, interests, participations, or other equivalents (however designated) of such Person's capital stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Participation Agreement.

  "Cash Equivalent" means (A) any security, maturing not more than six months after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (B) any certificate of deposit, time deposit, Eurodollar time deposit or bankers' acceptance, maturing not more than six months after the date of acquisition, issued by any lender who was an original signatory to the Bank Credit Agreement or a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $100,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or any successor rating agency, or "A-1" (or higher) according to S&P or any successor rating agency, (C) commercial paper, maturing not more than three months after the date of acquisition, issued by any lender who was an original signatory to the Bank Credit Agreement or a corporation (other than an Affiliate or Subsidiary of United Artists or OSCAR I) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or any successor rating agency, or "A-1" (or higher) according to S&P or any successor rating agency, and (D) any security, on the date of acquisition by any Person, that is listed for trading on any national securities exchange, trades of which are reported on the National Association of Securities Dealers Automated Quotations system or that has a stated maturity on or before the first anniversary of the date of such acquisition.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Collateral" means, collectively, all of the property and assets that are from time to time subject to the Collateral Documents.

  "Collateral Agent" means Bankers Trust Company or any successor collateral agent under the Collateral Documents.

  "Collateral Documents" means, collectively, the documents governing the Collateral in favor of the Secured Parties.

  "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Participation Agreement such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

                                                                           AII-8

  "Company" means United Artists Theatre Circuit, Inc., a corporation incorporated under the laws of the State of Maryland or any successor thereof.

  "Company Exchangeable Preferred Stock" means the Series A Cumulative Redeemable Exchangeable Preferred Stock of United Artists issued on May 12, 1992 and any additional shares of such exchangeable preferred stock issued after such date in the form of stock dividends, with terms in effect on May 12, 1992.

  "Consolidated Adjusted Net Income (Loss)" of any Person means, for any period, the consolidated net income (or loss) of United Artists and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding (i) all extraordinary gains or losses (less all fees and expenses relating thereto),
(ii) the portion of net income (or loss) of United Artists and its consolidated Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by United Artists or one of its consolidated Subsidiaries, (iii) net income (or loss) of any Person combined with United Artists or any of its Subsidiaries in a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) net gains or losses (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, (vi) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders, (vii) in the case of United Artists, any depreciation and amortization to the date of determination resulting from (a) any write-up in the book value of any assets due to the Acquisition, (b) any goodwill and other intangibles due to the Acquisition and (c) any expenses incurred in connection with the Acquisition and the financing thereof and (viii) fifty percent of the non-cash Consolidated Interest Expense attributable to any outstanding Exchange Debentures.

  "Consolidated Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of (a) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Tax Expense and Consolidated Operating Rental Expense plus, without duplication, all depreciation, amortization and all other non-cash charges (excluding any such noncash charge constituting an extraordinary item of loss or any non-cash charge which requires an accrual of or a reserve for cash charges for any future period), in each case, for such period, of United Artists and its Subsidiaries on a consolidated basis, to (b) the sum of Consolidated Interest Expense and Consolidated Operating Rental Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any outstanding Exchange Debentures and any amortization or write-off of deferred financing costs) and the aggregate amount of cash dividends paid in such period in respect of Preferred Stock; provided that (A) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) with respect to any Indebtedness which bears, at the option of United Artists, a fixed or floating rate of interest, United Artists shall apply, at its option, either the fixed or floating rate for purposes of calculating the Consolidated Fixed Charge Coverage Ratio.

  "Consolidated Interest Expense" of any Person means, without duplication, for any period, as applied to any Person, the sum of (a) the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net cost under interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) accrued interest, plus (b) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its

                                                                           AII-9
consolidated Subsidiaries during such period, in each case as determined in accordance with the GAAP consistently applied.

  "Consolidated Operating Rental Expense" of any Person means, for any period, the aggregate amount of fixed base rental expense (including non-cash rental expense recorded in accordance with GAAP) with respect to any lease of any property (whether real, personal or mixed), other than Capitalized Lease Obligations, deducted in computing net income of such Person during such Period.

  "Consolidated Net Income (Loss)" of any Person means, for any period, the consolidated net income (or loss) of United Artists and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding (i) all extraordinary gains or losses (less all fees and expenses relating thereto),
(ii) the portion of net income (or loss) of United Artists and its consolidated Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by United Artists or one of its consolidated Subsidiaries, (iii) net income (or loss) of any Person combined with United Artists or any of its Subsidiaries in a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) net gains or losses (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, (vi) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders and (vii) in the case of United Artists, any depreciation and amortization to the date of determination resulting from (a) any writeup in the book value of any assets due to the Acquisition, (b) any goodwill and other intangibles due to the Acquisition and (c) any expenses incurred in connection with the Acquisition and the financing thereof.

  "Consolidated Net Worth" of any Person means, with respect to United Artists, the consolidated stockholders' equity (excluding any Redeemable Capital Stock) of such Person and its Subsidiaries, as determined in accordance with GAAP consistently applied.

  "Consolidated Tax Expense" of any Person means for any period, as applied to any Person, the provision for federal, state, local and foreign income taxes of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "11 1/2% Notes" means the notes issued under the 11'% Notes Indenture.

  "11 1/2% Notes Indenture" means the Indenture, dated as of May 12, 1992, among United Artists, OSCAR I, as guarantor, and The Bank of New York, as Trustee.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Excess Rent Notes" means the notes in the form attached as an exhibit to the 11 1/2% Notes Indenture evidencing the loan from UAR to United Artists.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                                                                          AII-10

  "Exchange Debentures" means Indebtedness of United Artists which may be issued, at the option of OSCAR I or United Artists, in exchange for either (i) shares of outstanding Company Exchangeable Preferred Stock or (ii) shares of outstanding OSCAR I Exchangeable Preferred Stock, pursuant to the terms thereof in effect on May 12, 1992; provided that the aggregate principal amount of such Indebtedness shall not exceed $92,500,000 plus (A) the liquidation value of any OSCAR I Exchangeable Preferred Stock issued after May 12, 1992 in the form of stock dividends pursuant to the terms thereof in effect on May 12, 1992 and (B) any accrued and unpaid dividends thereon.

  "Existing Majority-owned Subsidiary" means any of those subsidiaries listed on
Schedule I to the 11 1/2% Notes Indenture.

  "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

  "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on May 12, 1992.

  "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness contained in this Section guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement
(i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property (other than in connection with the UAR Leases or the subsequent UAR Leases), or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services to be acquired by such debtor irrespective of whether such property is received or such services are rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

  "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding,
(ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (iv) every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or an Affiliate of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger consolidation with respect to which such Person or an Affiliate of such Person was a party, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses
(i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or in property (including, without

                                                                          AII-11
limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,
(vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, (ix) all obligations under interest rate contracts of such Person, and (x) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (ix) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock.

  "Intercompany Agreement" means the agreement in the form attached as an exhibit to the 11 1/2% Notes Indenture.

  "Investments" means, with respect to any Person, directly or indirectly, any advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

  "Investment Grade" means a rating of the Certificates by both S&P and Moody's, each such rating being in one of such agency's four highest generic rating categories that signifies investment grade; provided, in each case, such ratings are publicly available.

  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

  "Management Agreements" means any agreement providing for the purchase or disposition of Capital Stock of United Artists or OSCAR I by future, present or past officers, employees or directors of OSCAR I or United Artists and its Subsidiaries.

  "Material Subsidiary" means, at any particular time, any Subsidiary of United Artists that, together with the Subsidiaries of such Subsidiary, (a) accounted for more than 10% of the consolidated revenues of United Artists and its Subsidiaries for the most recently completed fiscal year of United Artists or
(b) was the owner of more than 10% of the consolidated assets of United Artists and its Subsidiaries as at the end of such fiscal year, all as shown on the consolidated financial statements of United Artists and its Subsidiaries for such fiscal year.

  "Maturity" when used with respect to any Certificate means the date on which the principal of such Certificate becomes due and payable as therein provided or as provided in the Participation Agreement, whether at Stated Maturity, the "Offer Date" or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change in Control, call for redemption or otherwise.

  "Merrill Lynch" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, together with its successors.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

                                                                          AII-12

  "Net Cash Proceeds" means, with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations, including Asset Sale Notes, when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to such Person or any Subsidiary thereof) net of (a) the reasonable direct costs relating to such Asset Sale, (b) sale, use or other transaction taxes but not actual or estimated income taxes payable on any gain from the Asset Sale paid or payable as a result thereof (except such reasonable estimate of income taxes on the gain from the Asset Sale as United Artists actually expects to pay in respect of the year in which the Asset Sale occurs) and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Asset Sale.

  "OSCAR I" means OSCAR I Corporation, a corporation incorporated under the laws of the State of Delaware, together with any successors thereto.

  "OSCAR I Exchangeable Preferred Stock" means the Series A Cumulative Redeemable Exchangeable Preferred Stock issued by OSCAR I to an Affiliate of TCI pursuant to the Purchase Agreement and any additional shares of such Exchangeable Preferred Stock issued after May 12, 1992 in the form of stock dividends, with terms in effect on May 12, 1992.

  "OSCAR II" means OSCAR II Corporation, a corporation incorporated under the laws of the State of Delaware, together with its successors.

  "Permitted Holders" means Merrill Lynch, any Affiliate or subsidiary of Merrill Lynch and any general or limited partnership of which any of Merrill Lynch or any Affiliate or subsidiary of Merrill Lynch is a general partner.

  "Permitted Indebtedness" means the following:

     (i) Indebtedness of United Artists under the Bank Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the sum of $325,000,000 less principal payments made by United Artists on any term Indebtedness facility under the Bank Credit Agreement (other than principal payments made in connection with or pursuant to refinancing of the Bank Credit Agreement permitted under the terms of the Participation Agreement) and less any amount by which any revolving credit facility commitment or letter of credit commitment thereunder has been permanently reduced to the extent that any repayments required to be made in connection with such permanent reduction have been made (and such commitment may not be required to be recommitted);

     (ii) Indebtedness of United Artists or any of its Subsidiaries pursuant to the 11 1/2% Notes and the guarantees thereof existing on the Closing Date;

     (iii) Indebtedness of United Artists or any of its Subsidiaries outstanding on the Closing Date;

     (iv) obligations pursuant to interest rate contracts;

     (v) Indebtedness of Capital Lease Obligations of United Artists or any Subsidiary not to exceed $10,000,000 outstanding at any one time in the aggregate, other than pursuant to a Sale-and-Leaseback Transaction;

     (vi) (a) Indebtedness of United Artists or any Subsidiary arising out of any Sale-and-Leaseback Transaction (x) in effect on May 12, 1992 or (y) by United Artists or any

                                                                          AII-13

     Subsidiary to any one or the other of them, provided that such Sale-and-Leaseback Transaction is upon commercially reasonable terms to the seller or transferor of such property or assets (as determined by the Board of Directors of such seller or transferor whose determination shall be conclusive) and in accordance with the terms of the Participation Agreement and (b) Indebtedness of United Artists or any Subsidiary arising out of any Sale-and-Leaseback Transaction (in addition to the Indebtedness permitted by clause (a) above), provided that the aggregate principal amount of all such Indebtedness shall not exceed $5,000,000 outstanding at any one time;

          (vii) Purchase Money Mortgages, the principal amount of which shall not exceed $10,000,000 outstanding at any one time in the aggregate;

          (viii) Indebtedness of United Artists or any Subsidiary, the principal amount of which shall not exceed $10,000,000 outstanding at any one time in the aggregate, in respect of trade letters of credit and standby letters of credit incurred in the ordinary course of business;

          (ix) Indebtedness of United Artists or any wholly owned Subsidiary to any one or the other of them, provided that the obligations of each obligor of such Indebtedness shall be subject to the terms of the Intercompany Agreement; and Indebtedness of United Artists or any wholly owned Subsidiary to any Existing Majority-Owned Subsidiary or Indebtedness of any Existing Majority-owned Subsidiary to United Artists or any wholly owned Subsidiary, provided that such Indebtedness is incurred in the ordinary course of business consistent with past practices and the obligations of each obligor of such Indebtedness shall be subject to the terms of the Intercompany Agreement;

          (x) Indebtedness not to exceed the aggregate principal amount of $5,000,000 represented by the obligations of United Artists to repurchase under certain circumstances shares, or cancel options to purchase shares, of OSCAR I's or United Artists' Common Stock held by present, former or future officers, directors or employees of United Artists or OSCAR I or their respective Subsidiaries as set forth in the Management Agreements;

          (xi) Indebtedness of any Subsidiary made in accordance with the provisions of "Certain Covenants Limitations on Issuances on Guarantees";

          (xii) Indebtedness of United Artists (other than the Exchange Debentures), in addition to that described in clauses (i) through (xi) of this definition "Permitted Indebtedness", not to exceed $25,000,000 outstanding at any one time in the aggregate;

          (xiii) additional Exchange Debentures issued as payment of interest on Exchange Debentures, when outstanding pursuant to the terms of the 11 1/2% Notes Indenture;

          (xiv) any renewals, extensions, substitutions, refinancings or replacements of any Indebtedness described in clauses (ii) and (iii) of this definition of "Permitted Indebtedness", including any successive extensions, renewals, substitutions, refinancings or replacements so long as the aggregate amount of Indebtedness represented thereby is not increased by such renewal, extension, substitution, refinancing or replacement and such renewal, extension, substitution, refinancing or replacement does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness, provided that this clause (xiv) shall not include the Exchange Debentures;

          (xv) Excess Rent Notes, provided that, at the time of incurrence, the aggregate principal amount of any Excess Rent Note shall not exceed an amount equal to the excess, if any, of (x) the aggregate amount of payments made by United Artists and its Subsidiaries to UAR and its subsidiaries

                                                                          AII-14
     from May 12, 1992 to the date of incurrence of such Excess Rent Note over
     (y)(i) the aggregate amount of principal and interest paid under the UAR Financing Agreements and other expenses paid in the ordinary course of business in connection with the properties held under the UAR Leases and any Subsequent UAR Lease during such period plus (ii) the aggregate principal amount of other Excess Rent Notes outstanding at the date of incurrence; and

          (xvi)  Affiliate Subordinated Indebtedness.

     "Permitted Investment" means (a) any investment in any wholly owned Subsidiary or any investment in any Existing Majority-owned Subsidiary made in accordance with "Restrictions on Preferred Stock of Subsidiaries and Subsidiary Distributions"; (b) Temporary Cash Investments; (c) intercompany notes to the extent permitted under clause (ix) of the definition of "Permitted Indebtedness"; (d) loans, advances or investments in existence on May 12, 1992 and listed on a schedule attached to the 11 1/2% Notes Indenture; (e) loans, advances or investments in the aggregate amount of $10,000,000 at any one time outstanding; (f) any UAR Deficiency Note permitted under paragraph (c) under "Certain Covenants-Restrictions on Arrangements with UAR" in the 11 1/2% Notes Indenture; (g) any Asset Sale Note permitted under "Certain Covenants-Disposition of Proceeds of Asset Sales" in the 11 1/2% Notes Indenture; (h) UAR Indebtedness; and (i) any investment in the 11 1/2% Notes or any guarantees thereof.

     "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the date of the Participation Agreement, and including, without limitation, all classes and series of preferred or preference stock.

     "Prop II" means United Artists Properties II Corp., a corporation incorporated under the laws of the State of Colorado, together with its successors.

     "Purchase Agreement" means the Stock Purchase Agreement, dated as of February 18, 1992, among TCI, UAE, United Artists Holdings, Inc., a corporation incorporated under the laws of the State of Delaware, United Artists Theatre Holding Company, a corporation incorporated under the laws of the State of Delaware, United Artists, OSCAR I and OSCAR II, as in effect on May 12, 1992.

     "Purchase Money Mortgages" means Indebtedness of United Artists or any Subsidiary (i) issued to finance or refinance the purchase or construction of any assets of United Artists or any Subsidiary or (ii) secured by a Lien or any assets of United Artists or any Subsidiary where the lender's sole recourse is to the assets so encumbered, in either case (a) to the extent the purchase or construction prices for such assets are or should be included in "addition to property, plant or equipment" in accordance with GAAP, (b) if the purchase or construction of such assets is not part of any acquisition of a Person or business unit, and (c) if the Lien securing such Indebtedness is created within 90 days of such purchase or construction.

     "Redeemable Capital Stock" mean any Capital Stock (other than any Company Exchangeable Preferred Stock held by OSCAR I) that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Certificate or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

                                                                          AII-15

     "Sale-and-Leaseback Transaction" means any transaction or series of related transactions pursuant to which United Artists or any of its Subsidiaries sell or transfer any real or tangible property or asset in connection with the leasing, or the resale against installment payments, or as part of an arrangement involving the leasing or the resale against installment payments, of such property or asset to the seller or transferor.

     "Secured Parties" means (i) holders of the 11 1/2% Notes, (ii) the lenders under the Bank Credit Agreement, such lenders which are parties to any interest rate contracts with United Artists and (iii) any other Person which is entitled to the benefits of the Collateral Documents as permitted by the Collateral Documents.

     "Securities Act" means the Securities Act of 1933, as amended.

     "S&P" means Standard & Poor's Ratings Group and its successors.

     "Stated Maturity" when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

     "Subsidiary" means any person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by United Artists or by one or more other Subsidiaries, or by United Artists and one or more other Subsidiaries.

     "Tax Sharing Agreement" means the tax sharing agreement, dated as of May 12, 1992, as amended through the date of the Participation Agreement, between United Artists and OSCAR I, as the same may be amended.

     "TCI" means Tele-Communications, Inc., a corporation incorporated under the laws of the State of Delaware.

     "Temporary Cash Investment" means (A) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (B) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, any lender who was an original signatory to the Bank Credit Agreement or a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or any successor rating agency, or "A-1" (or higher) according to S&P or any successor rating agency, (C) commercial paper, maturing not more than one year after the date of acquisition, issued by any lender who was an original signatory to the Bank Credit Agreement or a corporation (other than an Affiliate or Subsidiary of United Artists or OSCAR I) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or any successor rating agency, or "A-1" (or higher) according to S&P or any successor rating agency, and (D) any money market deposit accounts issued or offered by any lender who was an original signatory to the Bank Credit Agreement or a domestic commercial bank having capital and surplus in excess of $500,000,000.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, as in force at the date of the Participation Agreement.

                                                                          AII-16

     "UAB" means UAB, Inc., a corporation incorporated under the laws of the State of Delaware, together with its successors.

     "UAB II" means UAB II, Inc., a corporation incorporated under the laws of the State of Colorado, together with its successors.

     "UAE" means United Artists Entertainment Company, a corporation incorporated under the laws of the State of Delaware, together with its successors.

     "UAP I" means United Artists Properties I Corp., a corporation incorporated under the laws of the State of Colorado, together with its successors.

     "UAR" means United Artists Realty Company, a corporation incorporated under the laws of the State of Delaware, together with its successors.

     "UAR Financing Agreements" means (i) Indenture of Mortgage and Deed of Trust, dated as of October 1, 1988, from Prop I to the Connecticut Bank and Trust Company, N.A. (formerly the Connecticut Bank and Trust Association, N.A.) and its successors and assigns ("Connecticut Bank") and Lease Amato, (ii) Guaranty, dated as of October 1, 1988, from UAE (formerly United Artists Communications, Inc.) to Connecticut Bank and Lease Amato, (iii) Note Purchase Agreements, each dated October 1, 1988, between Prop I and noteholders listed therein; (iv) Assignment of Lease Agreement, dated as of October 1, 1988, from Prop I to Connecticut Bank and Lease Amato; (v) Indenture of Mortgage and Deed of Trust, dated as of March 1, 1989, from Prop II to Connecticut Bank and the other trustees named therein; (vi) Guaranty, dated as of March 1, 1989 from UAE to Connecticut Bank and Lease Amato; (vii) Note Purchase Agreements, each dated March 1, 1989, between Prop II and noteholders listed therein; (viii) Assignment of Lease Agreement, dated as of March 1, 1989, from Prop II to Connecticut Bank and Lease Amato; (ix) two Promissory Notes, each dated October 4, 1988, from UAR to Commonwealth Theatres, Inc.; and (x) five Promissory Notes, each dated June 30, 1989, from UAR to Sameric Construction Company of Camden, Inc.; including, with respect to (i) through (x), any amendments, renewals, extensions, substitutions, refinancings, replacements, restructurings, supplements or other modifications thereof.

     "UAR Indebtedness" means a loan made by United Artists to Prop II (guaranteed by UAR) in an amount not to exceed $50,000,000 in exchange for a note issued by Prop II to United Artists; provided that United Artists shall be prohibited from making such loan unless (a) UAR or its wholly-owned subsidiaries use the proceeds from such loan solely toward the repayment in full of the Indebtedness described under clauses (v), (vi) and (viii) of the definition of "UAR Financing Agreements" (including any amendments, renewals, extensions, substitutions, refinancings, replacements, restructurings, supplements or other modifications thereof) and all of the properties so secured by such repaid Indebtedness (the "Prop II Properties") shall be released from any Liens with respect thereto; (b) such loan is made on the later of April 1, 1996 and the final maturity of the Indebtedness described in clause (a) above; (c) at the time such UAR Indebtedness is issued and after giving effect thereto on a pro forma basis, there exists no Default or Event of Default; (d) at the time such UAR Indebtedness is issued and after giving effect thereto on a pro forma basis, United Artists' Funded Debt Ratio (as determined in accordance with the Bank Credit Agreement in effect on May 12, 1992) would have been less than 3.0 to 1.0; (e) United Artists shall receive first priority perfected security interests and mortgages on the Prop II Properties to secure the note issued in exchange for UAR Indebtedness and such note shall be in the form attached to the 11 1/2% Notes Indenture, as described below; and (f) any such note and the mortgage therefor shall be subject to a first priority perfected security interest in favor of the Collateral Agent on behalf of the Secured Parties and shall be subject to the Collateral Documents. A note issued in exchange for UAR Indebtedness shall provide, among other things, that (i) so long as the note is outstanding, (a) UAR and Prop II will not, and will not permit their respective subsidiaries to, directly or indirectly, declare or pay any dividend

                                                                          AII-17
on, or make any distribution in respect of, any shares of UAR's or Prop II's Capital Stock or purchase, redeem or acquire or retire for value, any such Capital Stock or any options, warrants or other rights to acquire such Capital Stock, except any dividend or distribution to OSCAR II by UAR for the payment of expenses and taxes attributable to assets and operations of UAR and its subsidiaries or attributable to OSCAR II on a stand-alone basis, (b) Prop II and UAR will comply with certain additional covenants, (ii) the note will mature no later than December 31, 1998, (iii) the note will bear interest at a market rate of interest (as determined on the date of incurrence of such UAR Indebtedness) payable in cash or in kind, and (iv) the principal amount of the note will become immediately due and payable upon, among other events, certain bankruptcy events concerning UAR or Prop I and upon any acceleration of the maturity of any Indebtedness of UAR or Prop II in the aggregate principal amount in excess of $5,000,000.

     "UAR Leases" means (i) the Lease Agreement, dated as of October 1, 1988, between Prop I and United Artists, as amended or otherwise modified by (a) the First Amendment thereto, dated as of May 1, 1990, (b) the Second Amendment thereof, dated as of September 1, 1990 and (c) the Assignment of Lease Agreement, dated as of October 1, 1988, from Prop I to The Connecticut Bank,
(ii) the Lease Agreement, dated as of March 1, 1989, between Prop II and United Artists, as modified by the Assignment of Lease Agreement, dated as of March 1, 1989, from Prop II to Connecticut Bank and Lease Amato and (iii) Master Lease Agreement and Master Sublease Agreement, each dated as of May 12, 1992, between UAR and United Artists, in each case (i) through (iii), as such agreements are amended, supplemented or otherwise modified from time to time.

     "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                                                                          AII-18

-------------------------------------------------------------------------------

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

===============================================================================


                            UNITED ARTISTS THEATRE
                                 CIRCUIT, INC.



                      1995-A PASS THROUGH TRUST 9.3% PASS
                         THROUGH CERTIFICATES, SERIES
                                    1995-A


                                 ------------

                                  PROSPECTUS

                                 ------------




                                 July 15, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 2-418 of the General Corporation Law of the State of Maryland sets forth provisions pursuant to which directors, officers, employees and agents of UATC may be indemnified against any liabilities which they may incur in their capacity as such.

Pursuant to Section 2-418 of the General Corporation Law, a Maryland corporation is required to indemnify an officer or director who is a party to a proceeding by reason of his or her service in such capacity for reasonable expenses incurred in connection with the proceeding only if the officer or director is successful in the defense of the proceeding, whether on the merits or otherwise. Under Section 2-418, a Maryland corporation is permitted to indemnify an officer or a director unless it is established that (i) the act or omission of the officer or director was material to the matters giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the officer or director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceedings, the officer or director had reasonable cause to believe that the act or omission was unlawful. However, if the proceeding is one by in the right of the corporation, indemnification may not be made in respect of any proceeding in which the officer or director shall have been adjudged liable on the merits.

Whether an officer or a director has met the required standard of conduct must be determined by a majority vote of a quorum of the Board of Directors not parties to the proceeding or, in the absence of such a quorum, by a committee of directors not interested in the proceeding, or by special legal counsel selected by the Board of Directors or a committee of directors, or by the shareholders of the corporation. The termination of a proceeding by judgment, order or settlement does not create a presumption that the officer or director shall have been adjudged to be liable to the corporation. The termination of a proceeding by conviction, or a plea of nolo contendere or its equivalent, or any entry of any order of probation prior to judgment creates a rebuttable presumption that the officer or director did not meet the required standard of conduct.

UATC's By-laws provide that UATC shall indemnify officers and directors, including the advancing of reasonable expenses, to the full extent permitted by Maryland law, upon a finding by the Board of Directors, or pursuant to another procedure prescribed by Maryland law, that the requisite standard of conduct set forth in Section 2-418 has been met.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)    Exhibits

EXHIBIT
NUMBER              DESCRIPTION
------              -----------

3.1 - Placement Agreement, dated December 8, 1995, between United Artists Theatre Circuit, Inc., Fleet National Bank of Connecticut, as trustee, Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated.(1)


EXHIBIT
NUMBER              DESCRIPTION
------              -----------
4.1  -  Agreement of Purchase and Sale dated as of November 30, 1995 by and between United Artists Properties II Corp. and United Artists Theatre
        Circuit, Inc., and Theatre Investors, Inc.(1)

4.2 - Trust Indenture and Security Agreement dated as of December 13, 1995, between Wilmington Trust Company, William J. Wade and Fleet National
        Bank of Connecticut, and Alan B. Coffey.(1)

4.3 - Pass Through Certificates, Series 1995-A Registration Rights Agreement, dated as of December 13, 1995 among United Artists Theatre Circuit,
        Inc., Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce,
        Fenner & Smith Incorporated.(1)

4.4  -  Participation Agreement, dated as of December 13, 1995, among United
        Artists Theatre Circuit, Inc., Wilmington Trust Company, William J.
        Wade, Theatre Investors, Inc., Northway Mall Associates, LLC, Wilmington
        Trust Company, William J. Wade, Fleet National Bank of Connecticut, Alan
        B. Coffey and Fleet National Bank of Connecticut.(1)

4.5  -  Pass Through Trust Agreement, dated as of December 13, 1995, between
        United Artists Theatre Circuit, Inc. and Fleet National Bank of
        Connecticut.(1)

4.6  -  Lease Agreement, dated as of December 13, 1995, between Wilmington Trust
        Company and William J. Wade and United Artists Theatre Circuit, Inc.(1)

5.1  -  Opinion of Sherman & Howard, L.L.C., dated January 30, 1996.(1)

5.2  -  Opinion of Shipman & Goodwin, dated January 29, 1996.(1)

8.1  -  Opinion of Sherman & Howard, L.L.C., dated April 9, 1996.(1)

12.1 -  Computation of ratio of earnings to fixed charges.

23.1 -  Consent of Arthur Andersen LLP.

23.2 -  Consent of KPMG Peat Marwick LLP.

23.3 -  Consents of Sherman & Howard, L.L.C. (included in Items 5.1 and 8.1).(1)

23.4 -  Consent of Shipman & Goodwin (included in Item 5.2).(1)

25.1 -  Statement of Eligibility and Qualification on Form T-1 of Fleet National
        Bank of Connecticut, as trustee, under the Indenture filed as Exhibit
        4.2 to this Registration Statement on Form S-2 separately bound.(1)

______________
(1)Previously filed, incorporated herein by reference


(b)  Financial Statement Schedules
     None

ITEM 22.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on July 15, 1997.



              SIGNATURE                            TITLE
              ---------                            -----

          /S/ Kurt C. Hall             Chief Operating Officer, Executive
          ----------------             Vice President; Chief Financial
              Kurt C. Hall             Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


    SIGNATURE                             TITLE                             DATE
    ---------                             -----                             ----
 /S/ Kurt C. Hall               Chief Operating Officer, Executive     July 15, 1997
------------------------------   Vice President; Chief Financial
     Kurt C. Hall                Officer

 /S/ James J. Burke, Jr.        Director                               July 15, 1997
------------------------------
     James J. Burke, Jr.

 /S/ Albert J. Fitzgibbons III  Director                               July 15, 1997
------------------------------
     Albert J. Fitzgibbons III

 /S/ Robert F. End              Director                               July 15, 1997
------------------------------
     Robert F. End

 /S/ Scott M. Shaw              Director                               July 15, 1997
------------------------------
     Scott M. Shaw

                                Director                               July 15, 1997
------------------------------
    John W. Boyle
